    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1996.

                                                     REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                           NATIONAL CITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                           6712                          34-1111088
 (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
               OF                 CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

                             1900 East Ninth Street
                             Cleveland, Ohio 44114
                                 (216) 575-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                             DAVID L. ZOELLER, ESQ.
              Senior Vice President, General Counsel and Secretary
                           National City Corporation
                             1900 East Ninth Street
                             Cleveland, Ohio 44114
                                 (216) 575-2978
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

                                   COPIES TO:

                              ROBERT H. STEVENSON
                             Senior Vice President
                              and General Counsel
                         Integra Financial Corporation
                                 Four PPG Place
                           Pittsburgh, PA 15722-5408
                            WILLIAM R. NEWLIN, Esq.
                  Buchanan Ingersoll Professional Corporation
                               One Oxford Centre
                          301 Grant Street, 20th Floor
                           Pittsburgh, PA 15219-1110

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: MARCH 15, 1996

     As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Integra Financial Corporation with the Registrant, pursuant to an Agreement and Plan of Merger dated as of August 27, 1995, described in the enclosed Prospectus and Joint Proxy Statement, have been satisfied or waived.
                               ------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
    SECURITIES TO BE        AMOUNT TO BE    AGGREGATE PRICE      AGGREGATE        REGISTRATION
       REGISTERED          REGISTERED(1)      PER UNIT(2)    OFFERING PRICE(2)       FEE(3)
-------------------------
Common Stock, par value
  of $4.00 per share.....     67,910,968         $33.00      $2,241,061,944.00    $342,781.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such assumed number is based upon the maximum number of shares of common stock of Integra Financial Corporation that may be outstanding immediately prior to the Merger.

(2) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(1) on the basis of the average of the high and low prices of a share of common stock of Integra Financial Corporation on the New York Stock Exchange on March 11, 1996 divided by 2.00 the number of shares of the Registrant's common stock to be exchanged for each share of common stock of Integra Financial Corporation in the proposed Merger to which this Registration Statement relates.

(3) In accordance with Rule 457(b), the total registration fee of $772,780 has been reduced by $429,999.17, which amount has previously been paid with respect to the Merger pursuant to Section 14(g) of the Securities Act of 1934, as amended.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           NATIONAL CITY CORPORATION

  CROSS REFERENCE SHEET PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933 AND ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION IN THE PROSPECTUS AND
    JOINT PROXY STATEMENT OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                         LOCATION OR CAPTION IN PROSPECTUS
                    ITEM OF FORM S-4                         AND JOINT PROXY STATEMENT
      ---------------------------------------------  ------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.......  Facing Page of Registration Statement;
                                                     Cross Reference Sheet; Outside Front Cover
                                                     Page of Prospectus and Joint Proxy
                                                     Statement
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus...................................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Inside
                                                     Front Cover Page of Prospectus and Joint
                                                     Proxy Statement; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information................  Summary
  4.  Terms of Transaction.........................  Summary; Merger; Certain Regulatory
                                                     Considerations; Description of National
                                                     City Capital Stock; Description of Integra
                                                     Capital Stock; General Comparison of
                                                     National City and Integra Capital Stock
  5.  Pro Forma Financial Information..............  Pro Forma Combined Consolidated Financial
                                                     Information (Unaudited)
  6.  Material Contacts with the Company Being
      Acquired.....................................  Summary; Merger
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      Be Underwriters..............................  Not Applicable
  8.  Interests of Named Experts and Counsel.......  Selection of Independent Auditors-National
                                                     City; Selection of Independent
                                                     Auditors-Integra; Experts; Legal Opinions
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..................................  Not Applicable
 10.  Information with Respect to S-3
      Registrants..................................  Information about National City;
                                                     Incorporation of Certain Documents by
                                                     Reference
 11.  Incorporation of Certain Information by
      Reference....................................  Incorporation of Certain Documents by
                                                     Reference
 12.  Information with Respect to S-2 or S-3
      Registrants..................................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference....................................  Incorporation of Certain Documents by
                                                     Reference
 14.  Information with Respect to Registrants Other
      Than S-3 or S-2 Registrants..................  Not Applicable
 15.  Information with Respect to S-3 Companies....  Information about Integra; Incorporation of Certain Documents by Reference
 16.  Information with Respect to S-2 or S-3
      Companies....................................  Not Applicable
 17.  Information with Respect to Companies Other
      Than S-3 or S-2 Companies....................  Not Applicable
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited...........  Summary; The Annual Meetings
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited, or in
      an Exchange Offer............................  Not Applicable

                                      LOGO

                               ------------------


                                                                  March 15, 1996


Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of National City Corporation, which will be held at National City Bank, Indiana, One National City Center, Fourth Floor, Indianapolis, Indiana 46255, on Monday, April 22, 1996, commencing at 9:30 a.m., EASTERN STANDARD TIME ("Local Time").

     The primary business of the meeting will be the election of directors for the coming year, the amendment of the National City Corporation 1993 Stock Option Plan, the adoption of the Agreement and Plan of Merger dated as of August 27, 1995, providing for the merger of Integra Financial Corporation into National City Corporation (the "Merger"), the approval of the selection of Ernst & Young LLP as independent auditors for 1996, and to transact such other business as may properly come before the meeting.

     The formal Notice of Annual Meeting and Proxy Statement containing further information pertinent to the business of the meeting are set forth on the following pages. Our Annual Report, including financial statements, for the year 1995 was delivered to you previously. We shall report to you at the meeting on the business and affairs of National City Corporation.

     Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person, but, in any event, please sign and date the enclosed proxy and return it in the accompanying envelope. If you wish to communicate directly with National City Corporation, the mailing address of the executive offices of the Corporation is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114.

Sincerely,

/s/ David A. Daberko

DAVID A. DABERKO
Chairman and Chief Executive Officer

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of
NATIONAL CITY CORPORATION

     The Annual Meeting of Stockholders of National City Corporation will be held at National City Bank, Indiana, One National City Center, Fourth Floor, Indianapolis, Indiana 46255, on Monday, April 22, 1996, at 9:30 a.m., EASTERN STANDARD TIME ("Local Time"), for the purpose of considering and voting upon the following matters:

        1. The election of directors;

        2. The amendment of the National City Corporation 1993 Stock Option
           Plan;

        3. The adoption of the Agreement and Plan of Merger dated as of August 27, 1995, by and between National City Corporation and Integra Financial Corporation;


        4. The approval of the selection of independent auditors for 1996; and


        5. The transaction of such other business as may properly come before the meeting.


     Stockholders of record on February 29, 1996, are entitled to receive notice of and to vote at the meeting. A list of the stockholders will be available at the meeting and for the 10 days preceding the meeting at the offices of National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114 and at the offices of National City Bank, Indiana, One National City Center, Suite 400E, Indianapolis, Indiana 46255.


     All shareholders who are entitled to vote, even if they now plan to attend the meeting, are requested to execute the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice to National City. If you attend the meeting and vote in person, your vote will supersede your proxy.

     Please mark, date, and sign the enclosed proxy and return it in the accompanying envelope.

By Order of the Board of Directors

/s/ David L. Zoeller

DAVID L. ZOELLER
Secretary


March 15, 1996

                                   William F. Roemer
                                   Chairman and
                                   Chief Executive Officer

                                   INTEGRA FINANCIAL CORPORATION
                                   Four PPG Place
LOGO                               Pittsburgh, PA 15222-5408
                                   (412) 644-7676


March 15, 1996


Dear Shareholder:


     You are cordially invited to attend the Special Meeting of the Shareholders of Integra Financial Corporation ("Integra") to be held in the Wintergarden at One PPG Place, Pittsburgh, Pennsylvania at 9:30 a.m. Eastern Daylight Savings Time on Wednesday, April 24, 1996.



     The purpose of the meeting is to vote on approval of the Agreement and Plan of Merger providing for the merger of Integra with and into National City Corporation ("National City").


     The Agreement and Plan of Merger provides that at the effective time of the merger each share of Integra common stock outstanding will be converted into two
(2) shares of National City common stock. The Agreement and Plan of Merger must be approved by the holders of a majority of the shares of Integra common stock voting at the meeting. National City stockholders will consider and vote on approval and adoption of the Agreement and Plan of Merger at their separate meeting to be held on April 22, 1996.

     National City is a registered bank holding company that conducts a general commercial and retail banking business in Ohio, Indiana and Kentucky. At December 31, 1995, National City had total consolidated assets of approximately $36.2 billion and total consolidated deposits of approximately $25.2 billion, and consolidated stockholders' equity of approximately $2.9 billion.

     The Board of Directors of Integra believes that the merger is in the best interests of Integra and its shareholders and recommends that you vote FOR the approval and adoption of the Agreement and Plan of Merger. The enclosed Prospectus and Joint Proxy Statement explains the proposed merger in detail. Please carefully review and consider all of this information.

     It is especially important that your shares be represented and voted at the meeting. Please complete, sign, date and promptly return the enclosed proxy card even if you currently plan to attend the meeting. You may revoke your proxy at any time before it is voted by giving written notice to Integra. If you attend the meeting and vote in person, your vote will supersede your proxy.

                                            Sincerely,




                                            /s/ William F. Roemer
                                            William F. Roemer

                                            Chairman and
                                            Chief Executive Officer
LOGO

                         INTEGRA FINANCIAL CORPORATION
                                 FOUR PPG PLACE
                      PITTSBURGH, PENNSYLVANIA 15222-5408

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


     A Special Meeting of the Shareholders of Integra Financial Corporation ("Integra") will be held in the Wintergarden at One PPG Place, Pittsburgh, Pennsylvania, at 9:30 a.m. Eastern Daylight Savings Time on Wednesday, April 24, 1996 for the following purpose:



     To vote on approval and adoption of the Agreement and Plan of Merger dated as of August 27, 1995 between Integra and National City Corporation ("National City"), providing for the merger of Integra with and into National City. Upon consummation of the merger, each outstanding share of Integra common stock will be converted into two shares of National City common stock. The Agreement and Plan of Merger is included as Appendix A to the enclosed Prospectus and Joint Proxy Statement.



     Only holders of record of Integra common stock at the close of business on February 29, 1996 are entitled to notice of and to vote at the meeting. Each share of Integra common stock will entitle the holder thereof to one vote at the meeting.


     All shareholders who are entitled to vote, even if they now plan to attend the meeting, are requested to execute the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice to Integra. If you attend the meeting and vote in person, your vote will supersede your proxy.

                                          By Order of the Board of Directors,


                                          /s/ Kenneth C. Thiess

                                          Kenneth C. Thiess

                                          Secretary

March 15, 1996

                      PROSPECTUS AND JOINT PROXY STATEMENT

                                      LOGO


                       67,910,968 Shares of Common Stock


     This Prospectus and Joint Proxy Statement relates to the proposed merger of INTEGRA FINANCIAL CORPORATION, a Pennsylvania corporation ("Integra"), with and into NATIONAL CITY CORPORATION, a Delaware corporation ("National City"). If the proposed merger is consummated, the outstanding shares of common stock, par value $1.00 per share, of Integra ("Integra Common"), will be converted into shares of common stock, par value $4.00 per share, of National City ("National City Common") at a rate of 2.00 shares of National City Common for each share of Integra Common. The transaction is subject to various conditions, including approval by the stockholders of National City and the shareholders of Integra at their separate meetings, described herein, and approval by applicable regulatory authorities, which regulatory approvals have been obtained.


     National City Common is traded on the New York Stock Exchange ("NYSE"). The closing price of National City Common on the NYSE on February 29, 1996 was $34.75.


     All information concerning National City contained in this Prospectus and Joint Proxy Statement has been furnished by National City, and all information concerning Integra has been furnished by Integra. National City has represented and warranted to Integra, and Integra has represented and warranted to National City, that the particular information so furnished is true and complete. See "EXPERTS" with respect to the financial statements of National City and Integra.
                            ------------------------

     THE SHARES OF NATIONAL CITY COMMON TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF NATIONAL CITY COMMON TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
                            ------------------------

                             JOINT PROXY STATEMENT

                                 Annual Meeting
                               of Stockholders of
                           NATIONAL CITY CORPORATION
                          to be held on April 22, 1996
                                Special Meeting
                               of Shareholders of
                         INTEGRA FINANCIAL CORPORATION
                          to be held on April 24, 1996

     THIS PROSPECTUS SERVES AS THE JOINT PROXY STATEMENT OF NATIONAL CITY CORPORATION AND INTEGRA FINANCIAL CORPORATION IN CONNECTION WITH THE SOLICITATION OF PROXIES TO BE USED AT THEIR RESPECTIVE MEETINGS TO BE HELD FOR THE PURPOSES DESCRIBED HEREIN.

--------------------------------------------------------------------------------


  The date of this Prospectus and Joint Proxy Statement is March 15, 1996, and is first being mailed to National City stockholders and Integra shareholders, together with notices and forms of proxy, on or about March 15, 1996.

                             AVAILABLE INFORMATION

     Each of National City and Integra is subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected or copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at its New York Regional Office, R.R. Donnelly Building, 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning National City and Integra may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus and Joint Proxy Statement does not contain all of the information set forth in the registration statement on Form S-4 and the exhibits thereto filed by National City under the Securities Act of 1933, as amended (the "1933 Act"), with the Commission relating to the shares of National City Common offered hereby (the "Registration Statement"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information with respect to National City, Integra and the securities offered hereby. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     National City hereby incorporates in this Prospectus and Joint Proxy Statement by reference its Annual Report on Form 10-K for the year ended December 31, 1995, the description of National City Common set forth in the Restated Certificate of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to Registration Statement No. 33-49823), and the description of National City's 8% Cumulative Convertible Preferred Stock, without par value, set forth in the Certificate of Stock Designation dated April 18, 1991 (filed as Exhibit 4.4 to its Annual Report on Form 10-K for the year ended December 31,
1991), each as filed with the Commission pursuant to the Exchange Act. Integra hereby incorporates in this Prospectus and Joint Proxy Statement by reference its Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Commission pursuant to the Exchange Act.

     All documents filed by National City and Integra pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and Joint Proxy Statement and prior to the respective Annual Meeting of Stockholders of National City and the Special Meeting of Shareholders of Integra shall be deemed to be incorporated by reference in this Prospectus and Joint Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Joint Proxy Statement to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Joint Proxy Statement.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONAL CITY OR INTEGRA. THIS PROSPECTUS AND JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND JOINT PROXY STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICA-

TION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NATIONAL CITY OR INTEGRA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     THIS PROSPECTUS AND JOINT PROXY STATEMENT INCORPORATES DOCUMENTS OF NATIONAL CITY AND INTEGRA BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE NATIONAL CITY DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO ANY SUCH DOCUMENTS) ARE AVAILABLE TO ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS AND JOINT PROXY STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO NATIONAL CITY CORPORATION, 1900 EAST NINTH STREET, CLEVELAND, OHIO 44114, ATTENTION: THOMAS A. RICHLOVSKY, SENIOR VICE PRESIDENT AND TREASURER, TELEPHONE NUMBER (216) 575-2126, AND WILL BE FURNISHED WITHOUT CHARGE. THE INTEGRA DOCUMENTS (OTHER THAN THE EXHIBITS TO ANY SUCH DOCUMENTS) ARE AVAILABLE TO ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS AND JOINT PROXY STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO INTEGRA FINANCIAL CORPORATION, CORPORATE SECRETARY'S OFFICE, FOUR PPG PLACE, PITTSBURGH, PA 15222-5408, TELEPHONE NUMBER (412) 644-8797, AND WILL BE FURNISHED WITHOUT CHARGE. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY NATIONAL CITY DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 15, 1996. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY INTEGRA DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 17, 1996.

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................     2
SUMMARY..............................................................................     7
     Parties to the Merger...........................................................     7
     Reasons for the Merger..........................................................     7
     Terms of the Merger.............................................................     7
     Conditions; Termination; Amendments.............................................     8
     Regulatory Approvals............................................................     8
     The Meetings....................................................................     8
     Votes Required..................................................................     9
     Recommendation of the Boards of Directors.......................................     9
     Opinions of Financial Advisors..................................................    10
     Interests of Certain Parties....................................................    10
     Appraisal and Dissenters' Rights................................................    10
     Certain Federal Income Tax Consequences and Accounting Treatment................    11
     The Options.....................................................................    11
     Comparative Rights of Holders of Shares of Integra Common After the Merger......    12
     Market and Market Prices........................................................    12
     Selected Financial Data.........................................................    13
     Comparative Per Share Data......................................................    15
THE MEETINGS.........................................................................    16
VOTING...............................................................................    16
     National City...................................................................    16
     Integra.........................................................................    16
     Record Dates and Voting Rights..................................................    16
     Voting and Revocation of Proxies................................................    17
1. ELECTION OF DIRECTORS -- NATIONAL CITY............................................    17
     Board of Directors and Its Committees...........................................    17
     Compensation of Directors.......................................................    18
     Nominees for Election as Directors..............................................    19
     Vote by Stockholders............................................................    19
     Beneficial Ownership............................................................    23
REMUNERATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT -- NATIONAL
  CITY...............................................................................    25
     Executive Compensation..........................................................    25
REPORT OF COMPENSATION AND ORGANIZATION COMMITTEE....................................    28
     Compensation Philosophy.........................................................    28
     Executive Compensation Principles...............................................    28
     Executive Compensation Programs.................................................    29
     Peer Group Banks................................................................    30
     Summary.........................................................................    30
     Director Equity Ownership.......................................................    30
REVIEW OF COMPANY PERFORMANCE........................................................    31
THE COMPENSATION AND ORGANIZATION COMMITTEE'S REVIEW OF CEO COMPENSATION.............    31
     Compensation and Organization Committee.........................................    32
STOCKHOLDER RETURN PERFORMANCE.......................................................    32
DESCRIPTION OF NATIONAL CITY'S BENEFIT PLANS.........................................    33

                                                                                       PAGE
                                                                                       ----
2. PROPOSAL RESPECTING AMENDING THE NATIONAL CITY CORPORATION 1993
   STOCK OPTION PLAN.................................................................    39
     Summary of Current Plan.........................................................    39
     Eligibility.....................................................................    39
     Terms of Option Grants..........................................................    39
     Appreciation Rights.............................................................    40
     Proposed Amendment..............................................................    40
     Federal Tax Consequences........................................................    41
     Benefits Under the Amendment....................................................    41
     General.........................................................................    42
     Approval by Stockholders........................................................    42
3. SELECTION OF INDEPENDENT AUDITORS -- NATIONAL CITY................................    42
4. MERGER............................................................................    43
     Background of and Reasons for the Merger -- Integra.............................    43
     Background of and Reasons for the Merger -- National City.......................    44
     Opinions of Financial Advisors..................................................    45
     Terms of the Merger.............................................................    54
     Conversion of Shares of Integra Common..........................................    54
     Assumption of Employee and Director Stock Options...............................    56
     Conditions to the Merger........................................................    56
     Regulatory Approvals............................................................    57
     Waiver; Amendment; Termination..................................................    58
     Effective Time..................................................................    59
     Conduct of National City's Business Pending the Merger..........................    59
     Conduct of Integra's Business Pending the Merger................................    60
     Employee Matters................................................................    61
     Indemnification and Insurance...................................................    61
     Interests of Certain Persons in the Merger......................................    62
     Management After the Merger.....................................................    63
     Certain Federal Income Tax Consequences.........................................    63
     Accounting Treatment............................................................    64
     Resales by Affiliates...........................................................    65
     Appraisal and Dissenters' Rights................................................    65
     The Options.....................................................................    65
     National City Option Agreement..................................................    65
     Integra Option Agreement........................................................    70
PRO FORMA COMBINED CONSOLIDATED FINANCIAL
  INFORMATION (UNAUDITED)............................................................    74
CERTAIN REGULATORY CONSIDERATIONS....................................................    80
     General.........................................................................    80
     Payment of Dividends............................................................    80
     Certain Transactions by Bank Holding Companies with their Affiliates............    81
     Capital.........................................................................    81
     Holding Company Support of Subsidiary Banks.....................................    82
     FDIC Insurance Assessments......................................................    82
DESCRIPTION OF NATIONAL CITY CAPITAL STOCK...........................................    83
     Common Stock....................................................................    83
     Preferred Stock.................................................................    83

                                                                                       PAGE
                                                                                       ----

DESCRIPTION OF INTEGRA CAPITAL STOCK.................................................    84
     General.........................................................................    84
     Integra Preferred Stock.........................................................    84
     Integra Common Stock............................................................    84
GENERAL COMPARISON OF NATIONAL CITY AND INTEGRA CAPITAL STOCK........................    86
     General.........................................................................    86
     Directors.......................................................................    86
     Limitation of Director Liability in Certain Circumstances.......................    87
     Indemnification and Insurance...................................................    87
     Antitakeover Statutes...........................................................    89
     Pennsylvania Business Combination Statute.......................................    89
     Pennsylvania Control Transaction Statute........................................    89
     Consideration of Factors; General Powers........................................    89
     Issuance of Preferred Stock.....................................................    90
     Cumulative Voting...............................................................    91
     Action Without a Meeting........................................................    91
     Special Meetings................................................................    91
     Voting, Appraisal Rights and Corporate Reorganizations..........................    91
     By-laws.........................................................................    92
     Preemptive Rights...............................................................    92
     Dividends.......................................................................    92
INFORMATION ABOUT NATIONAL CITY......................................................    92
INFORMATION ABOUT INTEGRA............................................................    93
EXPERTS..............................................................................    93
LEGAL OPINIONS.......................................................................    94
NATIONAL CITY STOCKHOLDER PROPOSALS..................................................    94
TRANSACTIONS WITH MANAGEMENT.........................................................    94
GENERAL..............................................................................    94
APPENDIX A -- AGREEMENT AND PLAN OF MERGER...........................................   A-1
APPENDIX B -- OPINION OF MORGAN STANLEY & CO. INCORPORATED...........................   B-1
APPENDIX C -- OPINION OF MERRILL LYNCH & CO..........................................   C-1
APPENDIX D -- NATIONAL CITY OPTION AGREEMENT.........................................   D-1
APPENDIX E -- INTEGRA OPTION AGREEMENT...............................................   E-1
APPENDIX F -- NATIONAL CITY CORPORATION AMENDED AND RESTATED 1993 STOCK OPTION
  PLAN...............................................................................   F-1

                                    SUMMARY

     The following is a summary of certain information with respect to matters to be considered at the Annual Meeting of Stockholders of National City and at the Special Meeting of Shareholders of Integra and is not intended to be a complete statement of all material facts regarding the matters to be considered at those meetings. It is qualified in its entirety by reference to more detailed information contained elsewhere in this Prospectus and Joint Proxy Statement (hereinafter sometimes referred to as this or the "Proxy Statement") or incorporated by reference in this Proxy Statement, the accompanying appendices and the documents referred to herein.

PARTIES TO THE MERGER

     Integra. Integra is a regional, multibank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). At December 31, 1995, Integra had consolidated total assets of $14.3 billion and consolidated total deposits of $10.4 billion. Integra is the third largest bank holding company in western Pennsylvania and the fifth largest in Pennsylvania. Integra Bank carries on a general retail and commercial banking business through 263 offices throughout 23 counties in western Pennsylvania. Other major affiliates include Integra Investment Company with assets of $360.4 million, Integra Mortgage Company with a $3.7 billion portfolio of loans serviced for others, Integra Trust Company with assets at a market value of $9.3 billion on December 31, 1995 and Altegra Credit Company, an indirect, non-conforming mortgage and home equity lender. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY -- Selected Financial Data"; "SUMMARY -- Comparative Per Share Data"; "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)" and "INFORMATION ABOUT INTEGRA". The principal office of Integra is located at Four PPG Place, Pittsburgh, 15222-5401, and its telephone number is (412) 644-7669.

     National City. National City is a registered multi-bank holding company under the BHCA and is a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"), and is incorporated under the laws of the State of Delaware. As of December 31, 1995, National City owned substantially all of the outstanding stock of 17 commercial banks and 1 Federal Savings Bank in Ohio, Kentucky and Indiana and through these financial institutions, operated 645 offices. National City subsidiaries provide financial services that meet a wide range of customer needs, including commercial and retail banking, trust and investment services, item processing, mortgage servicing and credit card processing. At December 31, 1995, National City, its affiliate banks and other subsidiaries had consolidated total assets of $36.2 billion and consolidated total deposits of $25.2 billion. See "SUMMARY -- Selected Financial Data"; "SUMMARY -- Comparative Per Share Data"; "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)" and "INFORMATION ABOUT NATIONAL CITY"." The principal office of National City is located at 1900 East Ninth Street, Cleveland, Ohio 44114, and its telephone number is (216) 575-2000.

REASONS FOR THE MERGER

     National City's acquisition strategy includes the expansion into major, contiguous markets where a significant presence can be established. Western Pennsylvania is a logical extension of National City's current midwest markets and the acquisition of Integra will provide National City with a meaningful presence in western Pennsylvania together with an expansion of National City's customer base and assets. After exploring various other strategic alternatives, including the possibility of remaining independent, Integra believes that a sale of the company to a larger financial institution offers the greatest potential for achieving long term value for Integra shareholders. See "MERGER -- Background of and Reasons for the Merger -- Integra" and "-- Background of and Reasons for the Merger -- National City."

TERMS OF THE MERGER

     Pursuant to the Agreement and Plan of Merger dated as of August 27, 1995 (the "Agreement"), Integra will merge into National City (the "Merger"). Upon consummation of the Merger, the surviving entity will be known as National City Corporation. At the Effective Time, each outstanding share of Integra Common

(except shares held by Integra, National City or any of their direct or indirect wholly owned subsidiaries (other than shares of Integra Common held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity or acquired in satisfaction of debts previously contracted)) will be converted into the right to receive 2.00 shares of National City Common (the "Exchange Rate"). No fractional shares of National City Common will be issued in the Merger. A copy of the Agreement is attached hereto as Appendix A.


     The closing price of National City Common on the NYSE on February 29, 1996 was $34.75 (which is the equivalent of $69.50 for 2.00 shares of National City Common).


     Following the Merger, the directors and officers of National City at the Effective Time will continue as the directors and officers of National City. Promptly after the Effective Time, (a) the Board of Directors of National City shall increase its size to such number as is necessary to create four vacancies, and it is anticipated that William F. Roemer, James S. Broadhurst, Robert A. Paul, and Michael A. Schuler, who now serve as directors of Integra, will become directors of National City. See "MERGER -- Management after the Merger."


CONDITIONS; TERMINATION; AMENDMENTS


     Consummation of the Merger is subject to satisfaction of a number of conditions, including (a) approval by the stockholders of National City and approval by the shareholders of Integra of the Agreement, (b) approval by certain federal and state banking authorities, (c) authorization for listing on the NYSE of the National City Common issuable in the Merger, (d) the issuance by the Commission of an order declaring the Registration Statement effective, (e) the receipt by National City and Integra of a letter from Ernst & Young LLP, National City's independent auditors, to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with the Agreement, (f) the receipt by National City and Integra of the opinion of Buchanan Ingersoll Professional Corporation, counsel to Integra ("Buchanan Ingersoll"), substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (g) the non-existence of a restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States preventing the consummation of the Merger. Substantially all of the conditions to consummation of the Merger (other than required stockholder, shareholder or regulatory approvals) may be waived, in whole or in part, by the party for whose benefit they have been created, without the approval of the stockholders or shareholders, as the case may be, of that party. In addition, the Agreement may be terminated under certain circumstances, and such termination would not require stockholder or shareholder approval. The Agreement may be amended or supplemented upon the written agreement of National City and Integra at any time, provided that no amendment may be made after any stockholder or shareholder approval, as applicable, of the Agreement which changes the form or amount of the merger consideration without further stockholder or shareholder approval, as applicable. See "MERGER -- Conditions to the Merger" and "MERGER -- Waiver; Amendment; Termination."


CURRENT DEVELOPMENTS



     National City has had an active capital management program in the form of dividend increases and substantial stock repurchases. National City has no plans to make tainted share repurchases in connection with its capital management program given the constraints associated with the pooling-of-interests method of accounting. Management has suspended share repurchases and will request that the Board rescind the outstanding share repurchase authorization. Further, National City has not agreed directly or indirectly nor does it plan to retire or reacquire all or part of the stock to be issued to effect the Merger. (See "MERGER-Accounting Treatment")


REGULATORY APPROVALS

     In order for the Merger to be consummated, approvals must be obtained from the Board of Governors of the Federal Reserve System (the "FRB") and the Pennsylvania Department of Banking (the "Pennsylvania

Department"). The Pennsylvania Department approved the Merger on January 5, 1996. The FRB approved the Merger on January 22, 1996 (the "Fed Approval Date"). In accordance with the terms of the FRB approval, the Merger may not be consummated until the 15th day after FRB approval is received. See "MERGER -- Regulatory Approvals."


THE MEETINGS


     National City. The Annual Meeting of Stockholders of National City will be held on April 22, 1996, at National City Bank, Indiana, One National City Center, Fourth Floor, Indianapolis, Indiana 46255, commencing at 9:30 a.m., Indianapolis Time ("Eastern Standard Time"). The Board of Directors of National City has fixed the close of business on February 29, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders of National City. The purpose of the Annual Meeting of Stockholders of National City is (a) to elect directors of National City, (b) to approve the amendment to the National City Corporation 1993 Stock Option Plan,
(c) to consider and vote on a proposal to adopt the Agreement, (d) to approve the selection of Ernst & Young LLP as independent auditors, and (e) to transact such other business as may properly come before the meeting.



     Integra. The Special Meeting of Shareholders of Integra will be held on April 24, 1996, at the Wintergarden at One PPG Place, Pittsburgh, PA, commencing at 9:30 a.m., Eastern Daylight Savings Time. The Board of Directors of Integra has fixed the close of business on February 29, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting of Shareholders of Integra. The purpose of the Special Meeting of Shareholders of Integra is to consider and vote on a proposal to approve the Agreement.



     For additional information with respect to the Meetings, see "THE MEETINGS"; "ELECTION OF DIRECTORS -- NATIONAL CITY"; "REMUNERATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT -- NATIONAL CITY"; and "SELECTION OF INDEPENDENT AUDITORS -- NATIONAL CITY;" AND "MERGER."


VOTES REQUIRED


     The proposal to adopt the Agreement to be considered at the Annual Meeting of Stockholders of National City must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of National City Common entitled to vote at the Annual Meeting of Stockholders of National City. The adoption of the Agreement by the stockholders of National City is required under the Delaware General Corporation Law (the "DGCL") and such adoption is included in the Agreement as a condition to the parties' obligations to close. As of December 31, 1995, the directors and executive officers of National City and their affiliates are entitled to vote approximately 3.40% of the outstanding shares of National City Common entitled to vote at the Annual Meeting of Stockholders of National City. See "THE MEETINGS -- Record Dates and Voting Rights," and "ELECTION OF DIRECTORS -- National City -- Beneficial Ownership."



     The proposal to approve the Agreement to be considered at the Special Meeting of Shareholders of Integra must be adopted by the affirmative vote of holders of a majority of votes cast by all shareholders entitled to vote. The approval of the Agreement by the shareholders of Integra is required under
Section 1924 of the Pennsylvania Business Corporation Law ("BCL") and is included in the Agreement as a condition to the parties' obligations to close. As of December 31, 1995, the directors and executive officers of Integra and their affiliates are entitled to vote approximately 3.69% of the outstanding shares of Integra Common eligible to vote at the Special Meeting of Shareholders of Integra. See "THE MEETINGS -- Record Dates and Voting Rights."


     National City and Integra have been advised that their respective directors and executive officers intend to vote their shares (including shares held in a fiduciary capacity) in favor of the Agreement. The Agreement provides that, absent certain circumstances (none of which has occurred), the respective Boards of Directors of National City and Integra shall recommend that their stockholders or shareholders, as the case may be, vote in favor of and approve the Merger and adopt or approve, as applicable, the Agreement at their respective Meetings.

RECOMMENDATION OF THE BOARDS OF DIRECTORS

     The Boards of Directors of National City and Integra (a) have unanimously approved the Agreement, (b) believe that the proposed Merger is in the best interests of their respective corporations and stockholders or shareholders, as the case may be, and (c) unanimously recommend that their stockholders or shareholders, as the case may be, vote FOR the adoption or approval, as applicable, of the Agreement. See "MERGER -- Background of and Reasons for the Merger -- Integra" and "MERGER -- Background of and Reasons for the Merger -- National City."

OPINIONS OF FINANCIAL ADVISORS

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Integra's financial advisor, has rendered its opinions that, as of August 26, 1995 and the date of this Prospectus and Joint Proxy Statement, the Exchange Rate is fair, from a financial point of view, to the shareholders of Integra. Merrill Lynch & Co. ("Merrill Lynch"), National City's financial advisor, has rendered its opinions, dated August 27, 1995 and the date of this Prospectus and Joint Proxy Statement, that as of such dates the Exchange Rate was fair to National City from a financial point of view. Copies of the opinions of Morgan Stanley and Merrill Lynch dated the date of this Prospectus and Joint Proxy Statement, which are attached hereto as Appendices B and C, respectively, describe the assumptions made, matters considered and limits of the reviews undertaken by Morgan Stanley and Merrill Lynch in rendering their respective opinions, and should be read in their entirety. Integra and National City have agreed to pay fees to Morgan Stanley and Merrill Lynch, respectively, a portion of which are contingent upon consummation of the Merger. For a further description of the opinions of Morgan Stanley and Merrill Lynch and the fees payable to them, see "THE
MERGER -- Opinions of Financial Advisors."


INTERESTS OF CERTAIN PARTIES



     Messrs. Roemer, Carroll, Skillington and Echement are parties to Employment Agreements (as hereinafter defined) with Integra which provide that upon a change in control of Integra, either the employee or Integra may terminate the employee's employment, at which time the employee is entitled to up to three year's Annual Compensation (as hereinafter defined). The Merger constitutes a change in control for purposes of the Employment Agreements. Messrs. Roemer, Carroll and Echement have each elected to terminate their employment pursuant to their respective Employment Agreements following the consummation of the Merger. Accordingly Mr. Roemer will receive approximately $2,645,000 in cash and benefits, Mr. Carroll approximately $2,030,000 in cash and benefits, and Mr. Echement approximately $1,204,000 in cash and benefits under the terms of their respective Employment Agreements. Mr. Roemer will also receive an annual consulting fee of $225,000 until he attains the age of 65. Mr. Roemer is currently 62 years of age. Mr. Skillington who currently intends to remain with the organization after the Merger, would be entitled to approximately $1,360,000 if he were to leave while still being entitled to payment under his Employment Agreement.



     Messrs. Roemer, Carroll and Echement are also entitled to receive their full, accrued benefits under the Integra Supplemental Executive Retirement Plan at or after age 55 as if it were their normal retirement age. Accordingly, Mr. Roemer will receive approximately an annual benefit of $374,338, Mr. Carroll $286,607 and Mr. Echement $84,650 pursuant to the Integra Supplemental Executive Retirement Plan. Mr. Skillington's services will be retained by National City after the Merger.



     Under certain of Integra's stock options, the date on which the options held by directors and executive officers of Integra become exercisable is accelerated upon a Change of Control of Integra. Upon consummation of the Merger and pursuant to the acceleration provisions of such Integra stock options, Mr. Roemer will have options to purchase 20,000 shares become exercisable, Mr. Carroll will have options to purchase 12,000 shares become exercisable, Mr. Echement will have options to purchase 8,000 shares become exercisable and Mr. Skillington will have options to purchase 10,000 shares become exercisable.

APPRAISAL AND DISSENTERS' RIGHTS

     Neither holders of National City Common nor holders of Integra Common will be entitled to any statutory appraisal and dissenters' rights in connection with the Merger. See "MERGER -- Appraisal and Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES AND ACCOUNTING TREATMENT

     The Merger is structured to qualify as a tax-free reorganization under
Section 368 of the Code. The Agreement provides as a condition to the parties' obligations to consummate the Merger that National City and Integra shall have received the opinion of Buchanan Ingersoll substantially to the effect, among other things, that for United States federal income tax purposes no gain or loss will be recognized by the shareholders of Integra who exchange their shares of Integra Common solely for shares of National City Common pursuant to the Merger. See "MERGER -- Certain Federal Income Tax Consequences."

     The Merger, if completed as proposed, will qualify as a pooling-of-interests for accounting and financial purposes. The Agreement provides as a condition to the parties' obligations to consummate the Merger that National City and Integra shall have received a letter from Ernst & Young LLP, dated the day of the Effective Time, to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with the Agreement. See "MERGER -- Accounting Treatment."

THE OPTIONS

     National City Option. As a condition to National City's entering into the Agreement, and in consideration therefor, Integra and National City entered into a Stock Option Agreement dated as of August 27, 1995 (the "National City Option Agreement"). The National City Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire Integra. See "MERGER -- The Option." A copy of the National City Option Agreement is attached hereto as Appendix D.

     Pursuant to the National City Option Agreement, Integra granted National City an option (the "National City Option") to purchase up to 6,501,300 fully paid and nonassessable shares of Integra Common at a price of $51.875 per share. In the event that any additional shares of Integra Common are issued or otherwise become outstanding after the date of the National City Option Agreement (other than pursuant to the Integra Stock Option Plans as provided for under the Agreement), the number of shares of Integra Common subject to the National City Option will be increased so that, after such issuance, it equals 19.9% of the number of shares of Integra Common then issued and outstanding without giving effect to any shares subject or issued pursuant to the National City Option. National City may exercise the National City Option only upon the occurrence of certain events (none of which has occurred) and upon obtaining any regulatory approvals necessary for the acquisition of shares of Integra subject to the National City Option. In lieu of exercising the National City Option, National City can require Integra to repurchase for a formula price the National City Option and any shares of Integra Common purchased upon exercise of the National City Option and owned by National City at that time. See "MERGER -- The National City Option."

     In addition to other Exercise Termination Events (as such term is defined in "MERGER -- The National City Option"), the National City Option Agreement provides that the National City Option shall terminate upon the termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (as such term is defined in "MERGER -- The National City Option"). The Agreement may be terminated at any time prior to the Effective Time by either National City or Integra if the Merger is not approved at either the Annual Meeting of Stockholders of National City or the Special Meeting of Shareholders of Integra (provided that the terminating party is not otherwise in material breach of its obligations under the Agreement). Accordingly, if no Initial Triggering Event has occurred, in the event that either the National City stockholders do not adopt the Agreement at the Annual Meeting of Stockholders of National City or the Integra shareholders do not approve the Agreement at the Special Meeting of Shareholders of Integra, and either National City or Integra terminates the Agreement as a result thereof, the National City Option shall terminate. See "MERGER -- The National City Option."

     Integra Option. As a condition to Integra's entering into the Agreement and the Plan of Merger, and in consideration therefor, Integra and National City entered into a Stock Option Agreement dated as of August 27, 1995 (the "Integra Option Agreement"). The Integra Option Agreement is intended to provide assurance to Integra shareholders that they will receive National City Common in exchange for their Integra Common at the consummation of the Merger by making the acquisition of National City by a third party prior to the consummation of the Merger more expensive. See "MERGER -- The Integra Option." A copy of the Integra Option Agreement is attached hereto as Appendix E.

     Pursuant to the Integra Option Agreement, National City granted Integra an option (the "Integra Option") to purchase up to 12,098,600 fully paid and nonassessable shares of National City Common at a price of $31.625 per share. In the event that any additional shares of National City Common are issued or otherwise become outstanding after the date of the Integra Option Agreement (other than pursuant to the National City Stock Option Plans as provided for under the Agreement), the number of shares of National City Common subject to the Integra Option will be increased so that, after such issuance, it equals 8.2% of the number of shares of National City Common then issued and outstanding without giving effect to any shares subject or issued pursuant to the Integra Option. Integra may exercise the Integra Option only upon the occurrence of certain events (none of which has occurred) and upon obtaining any regulatory approvals necessary for the acquisition of shares of National City subject to the Integra Option. In lieu of exercising the Integra Option, Integra can require National City to repurchase for a formula price the Integra Option and any shares of National City Common purchased upon exercise of the Integra Option and owned by Integra at that time. See "MERGER -- The Integra Option."

     In addition to other Exercise Termination Events (as such term is defined in "MERGER -- The Integra Option"), the Integra Option Agreement provides that the Integra Option shall terminate upon the termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (as such term is defined in "MERGER -- The Integra Option"). The Agreement may be terminated at any time prior to the Effective Time by either Integra or National City if the Merger is not approved at either the Annual Meeting of Stockholders of National City or the Special Meeting of Shareholders of Integra (provided that the terminating party is not otherwise in material breach of its obligations under the Agreement). Accordingly, if no Initial Triggering Event has occurred, in the event that either the National City stockholders do not adopt the Agreement at the Annual Meeting of Stockholders of National City or the Integra shareholders do not approve the Agreement at the Special Meeting of Shareholders of Integra, and either Integra or National City terminates the Agreement as a result thereof, the Integra Option shall terminate. See "MERGER -- The Integra Option."

COMPARATIVE RIGHTS OF HOLDERS OF SHARES OF INTEGRA COMMON AFTER THE MERGER

     The rights of holders of shares of Integra Common currently are governed by the BCL, Integra's Articles of Incorporation ("Integra's Articles"), and Integra's Bylaws ("Integra's Bylaws"). At the Effective Time, Integra's shareholders will become National City stockholders, and their rights will be governed by the DGCL, National City's Restated Certificate of Incorporation, as amended ("National City's Certificate"), and National City's First Restatement of By-Laws dated April 27, 1987 (as amended through October 24, 1994) ("National City's By-Laws"). See "GENERAL COMPARISON OF NATIONAL CITY AND INTEGRA CAPITAL STOCK."

MARKET AND MARKET PRICES

     National City Common and Integra Common are traded on the NYSE. Receipt of authorization for listing on the NYSE of the shares of National City Common issuable in connection with the Merger is a condition to consummation of the Merger. See "MERGER -- Conditions to the Merger." The information set forth in the table below presents (a) the closing prices for National City Common and Integra Common on the NYSE on August 25, 1995, the last trading day preceding the public announcement of the Merger, and on February 29, 1996, (b) the high and low sale prices for National City Common and Integra Common on such dates, and (c) the Integra equivalent per share price as of August 25, 1995 and February 29, 1996, calculated by multiplying the closing price of National City Common on the NYSE on such dates by the Exchange Rate.


                                    NATIONAL                         EQUIVALENT
                                      CITY           INTEGRA           VALUE
                                     COMMON           COMMON         PER SHARE
                                  ------------     ------------     ------------
August 25, 1995
     Closing Price............       $31.63           $51.88           $63.25
     High.....................        31.63            52.00
     Low......................        31.25            51.75
February 29, 1996
     Closing Price............       $34.75           $68.13           $69.50
     High.....................        34.75            68.50
     Low......................        34.13            67.50



     No assurance can be given as to what the market price of National City Common will be if and when the Merger is consummated or when the shares of National City Common are actually issued in the Merger. If the Merger had been consummated on February 29, 1996, the estimated total value of the Merger would have been $2,303,660,969.


SELECTED FINANCIAL DATA

     The following table presents selected consolidated financial data for (a) National City on a historical basis, (b) Integra on a historical basis, and (c) National City and Integra on an unaudited pro forma basis. The pro forma data in the table assumes that the acquisition of Integra is accounted for as a pooling-of-interests. See "MERGER -- Accounting Treatment." This table should be read in conjunction with the financial statements and other financial information of National City and Integra, respectively, incorporated herein by reference and the pro forma combined consolidated financial information giving effect to the Merger included elsewhere in this Proxy Statement. See "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)." The pro forma data presented below is not necessarily indicative of the results which actually would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.

                                                                  YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------
                                              1995           1994           1993           1992           1991
                                           ----------     ----------     ----------     ----------     ----------
NATIONAL CITY CORPORATION:
Earnings (In thousands, except per
  share data)
    Net interest income................    $1,321,085     $1,236,809     $1,200,054     $1,152,745     $1,131,269
    Provision for loan losses..........        97,482         79,356         93,089        129,361        251,076
    Net income.........................       465,109        429,434        403,997        346,923        236,805
    Earnings per common share:
      Primary..........................          3.03           2.70           2.41           2.09           1.46
      Fully diluted....................          2.95           2.64           2.37           2.06           1.45
    Cash dividends declared per common
      share............................          1.30           1.18           1.06            .94            .94
Average Balances (In millions)
    Assets.............................        33,797         30,614         28,834         28,635         29,343
    Earning assets.....................        30,233         27,261         25,745         25,681         26,279
    Deposits...........................        24,472         22,835         21,646         21,967         22,474
    Other borrowings...................         4,939          3,954          3,712          3,537          3,903
    Corporate long term debt...........           992            712            452            329            318
    Stockholders' equity...............         2,739          2,619          2,606          2,362          2,156

                                                                  YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------
                                              1995           1994           1993           1992           1991
                                           ----------     ----------     ----------     ----------     ----------
INTEGRA FINANCIAL CORPORATION:
Earnings (In thousands, except per
  share data)
    Net interest income................       507,260        528,819        542,299        507,791        433,029
    Provision for loan losses..........        16,000         30,000         50,000         96,390         71,837
    Income before cumulative effect of
      accounting changes...............       128,390        169,033        152,820         60,503         62,339
    Net income.........................       128,390        169,033        212,820         60,503         62,339
    Earnings per common share before
      cumulative effect of accounting
      changes..........................          3.88           5.01           4.50           1.81           2.23
    Cash dividends declared per common
      share............................          1.95           1.70           1.37            .98           1.11
Average Balances (In millions)
    Assets.............................        14,283         13,597         13,561         12,703         11,410
    Earning assets.....................        13,616         12,964         12,897         12,115         10,851
    Deposits...........................        10,243          9,997         10,204         10,255          9,704
    Other borrowings...................         1,610          1,665          1,621          1,127            776
    Corporate long term debt...........         1,204            816            708            434            129
    Shareholders' equity...............         1,010            941            831            728            608
PRO FORMA NATIONAL CITY CORPORATION:
Earnings (In thousands, except per
  share data)
    Net interest income................    $1,828,345     $1,765,628     $1,742,353     $1,660,536     $1,564,298
    Provision for loan losses..........       113,482        109,356        143,089        225,751        322,913
    Income before cumulative effect of
      accounting changes...............       591,460        598,467        556,817        407,426        299,144
    Net income.........................       591,460        598,467        616,817        407,426        299,144
    Earnings per common share before
    cumulative effect of accounting
    changes
      Primary..........................          2.68           2.64           2.36           2.04           1.37
      Fully diluted....................          2.64           2.60           2.33           2.02           1.37
    Average common shares outstanding
      Primary..........................       215,097        220,824        228,794        222,072        207,770
      Fully diluted....................       224,005        229,846        238,314        232,078        216,320
Average Balances (In millions)
    Assets.............................        48,102         44,211         42,395         41,338         40,753
    Earning assets.....................        43,849         40,225         38,642         37,796         37,130
    Deposits...........................        34,715         32,832         31,850         32,222         32,178
    Other borrowings...................         6,549          5,619          5,333          4,664          4,679
    Corporate long term debt...........         2,196          1,528          1,160            763            447
    Stockholders' equity...............         3,701          3,560          3,437          3,090          2,764

COMPARATIVE PER SHARE DATA

     Based upon the Exchange Rate of 2.00 shares of National City Common for each share of Integra Common outstanding immediately prior to the Merger, the following table sets forth per common share book value, cash dividends declared and net income of (a) National City on a historical basis, (b) National City pro forma adjusted to give effect to the Merger as if the Merger had been effected for the period presented, (c) Integra on a historical basis, and (d) Integra pro forma equivalent of one share of Integra Common, adjusted for all applicable stock splits. The following information should be read in conjunction with the historical financial statements of National City and Integra incorporated by reference in this Proxy Statement and the pro forma combined consolidated financial information giving effect to the Merger included elsewhere in the Proxy Statement. See "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)." The data presented below are not necessarily indicative of the results which actually would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.

                                                 1995       1994       1993       1992       1991
                                                ------     ------     ------     ------     ------
NATIONAL CITY COMMON STOCK
Earnings per common share before cumulative
  effect of accounting changes
  Historical
     Primary..................................  $ 3.03     $ 2.70     $ 2.41     $ 2.09     $ 1.46
     Fully diluted............................    2.95       2.64       2.37       2.06       1.45
  Pro forma combined
     Primary..................................    2.68       2.64       2.36       2.04       1.37
     Fully diluted............................    2.64       2.60       2.33       2.02       1.37
Cash dividends declared per share(2)
  Historical..................................    1.30       1.18       1.06        .94        .94
Book value per share at period-end(1)
  Historical..................................   18.80
  Pro forma combined(4).......................   18.23
INTEGRA FINANCIAL COMMON STOCK
Earnings per common share before cumulative
  effect of accounting changes
  Historical -- primary.......................    3.88       5.01       4.50       1.81       2.23
  Pro forma equivalent(3) -- primary..........    5.36       5.28       4.72       4.08       2.74
Cash dividends declared per share(2)
  Historical..................................    1.95       1.70       1.37        .98       1.11
  Pro forma equivalent(3).....................    2.60       2.36       2.12       1.88       1.88
Book value per share at period-end(1)
  Historical..................................   34.68
  Pro forma equivalent(3)(4)..................   36.46

---------------

(1) Included for specified periods only in accordance with SEC rules.

(2) No assurance can be given that equivalent dividends will be declared in the future. The amount of future dividends payable by National City will depend upon the earnings and financial condition of National City and other factors, including applicable regulations and policies.

(3) The equivalent pro forma combined per share data for Integra Common represents, in the case of book value and earnings per common share, the pro forma per share data for National City Common multiplied by the Exchange Rate and, in the case of dividends declared, the historical per share data for National City Common multiplied by the Exchange Rate.

(4) Pro forma combined book value includes the conversion of the 8% Cumulative Convertible Preferred Stock as discussed in Note B to the Pro Forma Combined Consolidated Financial Information. Pro forma combined book value before the conversion of the Cumulative Convertible Preferred Stock would have been $18.12.

                                  THE MEETINGS

     This Prospectus and Joint Proxy Statement is being furnished to the stockholders of National City and the shareholders of Integra in connection with the solicitation of proxies by the Boards of Directors of National City and Integra for use at their respective Annual Meeting of Stockholders and Special Meeting of Shareholders and at any adjournment or adjournments thereof. The Annual Meeting of Stockholders of National City will be held on April 22, 1996, at National City Bank, Indiana, One National City Center, Fourth Floor, Indianapolis, Indiana, commencing at 9:30 a.m., Eastern Standard Time. The Special Meeting of Shareholders of Integra will be held on April 24, 1996, in the Wintergarden at One PPG Place, Pittsburgh, Pennsylvania, commencing at 9:30 a.m., Eastern Daylight Savings Time.


                                     VOTING



NATIONAL CITY



     A quorum is required for the transaction of business by stockholders at the meeting. The holders of not less than a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy shall constitute a quorum. The election of directors requires the plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The approval of the amendment to the Option Plan and the approval of the selection of Ernst and Young LLP as independent auditors for 1996 require the affirmative vote of the holders of the majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The proposal to adopt the Agreement requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote. Shares represented by proxies which are marked "abstain" on any of the proposals will be counted for the purposes of determining the number of shares represented by proxy at the meeting and not in support of the proposal. Such proxies will thus have the effect as if the shares represented thereby were voted against those proposals marked "abstain" (except for the election of directors which is by a plurality of the votes). Shares not voted on proxies returned by brokers will be treated as not represented at the meeting and will therefor have no impact on the adoption of all the proposals set forth in this proxy except for the adoption of the Agreement. Any action or inaction other than a vote for the adoption of the Agreement or the returning of the proxy signed but not marked is the equivalent to a no vote.



INTEGRA



     A quorum is required for the transaction of business by shareholders at the Integra Special Meeting of Shareholders. The presence in person or by proxy of at least a majority of the shares of Integra Common outstanding and entitled to vote at the meeting constitutes a quorum. Under Pennsylvania law, abstentions do not count as votes cast and, therefore, have no effect on the vote required on any matter at the meeting since the affirmative vote of at least a majority of the votes cast (not counting abstentions) is required for approval of a matter. Given the nature of the matters being considered at the Integra Special Meeting of Shareholders, there should not be any broker nonvotes, although like abstentions, broker nonvotes have no impact on the vote.


RECORD DATES AND VOTING RIGHTS


     National City. The Board of Directors of National City has fixed the close of business on February 29, 1996 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders of National City. On the record date, National City had 146,182,690 shares of National City Common outstanding, each of which is entitled to one vote on all matters to be acted upon at the meeting. The affirmative vote of the holders of a majority of the outstanding shares of National City Common entitled to vote at the Annual Meeting of Stockholders of National City is required to adopt the Agreement and to satisfy the NYSE listing requirements to which National City is subject.



     Integra. The Board of Directors of Integra has fixed the close of business on February 29, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting of Shareholders of Integra. As of the record date, Integra had outstanding and entitled to vote 33,146,201 shares of Integra Common, each of which is entitled to one vote on all matters to be acted upon at the meeting. The affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote is required to approve the Agreement under the BCL.

VOTING AND REVOCATION OF PROXIES


     Proxies for use at the Annual Meeting of the Stockholders of National City and the Special Meeting of the Shareholders of Integra accompany this Proxy Statement. A stockholder or shareholder may use his or her proxy if he or she is unable to attend the meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by providing notice of such revocation to the Secretary of National City or of Integra, as the case may be, or by submitting a proxy having a later date, or by such person appearing at the meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein by the stockholder or shareholder. If no specifications are made, shares of Integra Common represented by proxy will be voted FOR the approval of the Agreement and FOR approval of the proposal to adjourn the meeting, to permit the solicitation of additional votes and shares of National City Common represented by proxy will be voted FOR the election of directors, FOR the approval of the amendments to the National City Corporation 1993 Stock Option Plan, FOR the adoption of the Agreement, FOR the approval of the selection of Ernst & Young LLP as independent auditors of 1996, FOR approval of the proposal to vote and act upon such other business as may properly come before the meeting. A specification to vote against or to abstain from approval or adoption, as applicable, of the Agreement will constitute a withdrawal of authority of those proxies to vote for an adjournment of the National City Annual Meeting or the Integra Special Meeting, as applicable, for the purpose of soliciting additional proxies.


     Each of National City and Integra will bear its own cost of solicitation of proxies from its stockholders and shareholders, respectively. In addition to using the mails, proxies may be solicited by personal interview, telephone and wire. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward their proxy soliciting material to their principals and to obtain authorizations for the executions of proxies. Officers and regular employees of National City or its subsidiaries and of Integra or its subsidiaries, acting on behalf of National City or Integra, as the case may be, may solicit proxies personally or by telephone or wire. National City and Integra have separately retained Morrow and Co., Inc. to assist in such solicitations. The fees of Morrow and Co., Inc. are estimated to be $7,500 for National City and $7,000 for Integra, and Morrow and Co., Inc. will be reimbursed by the parties for its reasonable out-of-pocket costs and expenses. Neither National City nor Integra expects to pay any other compensation for the solicitation of proxies, but may, upon request, pay the standard charges and expenses of banks, brokerage houses, and other institutions, nominees and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to any of National City's or Integra's subsidiaries acting through their nominees or acting as fiduciaries.

     Neither the Board of Directors of National City nor the Board of Directors of Integra is aware of any matter other than the matters set forth in this Proxy Statement that may be presented for action at the respective meetings, but if other matters do properly come before the respective meetings or any adjournments thereof then it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment pursuant to the discretionary authority granted by the proxy.

1. ELECTION OF DIRECTORS -- NATIONAL CITY

BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of National City has responsibility for establishing broad corporate policies and overall performance of National City. However, it is not involved in the day to day operating details of National City's business. Members of the Board are kept informed of National City's business through various documents and reports provided by the Chairman and other officers of National City and by participating in Board and committee meetings. Each director has access to all books, records and reports of National City, and members of management are available at all times to answer their questions.

     In 1995, the Board of Directors of National City held 6 meetings. Average attendance by directors at those meetings was 88% and, except for Messrs. Lemieux and Weiss, all directors attended 75% or more of the meetings of the Board and the Board Committees they were scheduled to attend. Except for Messrs. Biggar, Evans and Weiss, all of the persons nominated and elected as directors of National City at National City's 1995 Annual Meeting of Stockholders attended that Annual Meeting.

     The Board of Directors of National City has established several permanent committees comprising directors who are appointed to those committees annually. The principal committees are the Audit Committee, the Compensation and Organization Committee, the Executive Committee, the Nominating Committee and the Public Policy Committee, each of which is described below. The members of each of those Committees are identified in the biographical material of the nominees for election of Directors beginning at page 20.



     The Audit Committee. The Audit Committee is required to meet at least semiannually and met three times during 1995. The Audit Committee is composed of directors who are independent of the management of National City and are free of any relationship that would interfere with their exercise of independent judgment as committee members. The responsibility for effective auditing of National City and any subsidiary is carried out by the Audit Committee through the general auditor and the independent auditors. The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders, and the investment community relating to corporate accounting and reporting practices of National City, effectiveness of its internal control structure and procedures for financial reporting, and compliance with designated laws and regulations. In so doing, the Audit Committee maintains free and open communications between the directors, the independent auditors, the general auditor and the management of National City.


     The Compensation and Organization Committee. The Compensation and Organization Committee meets on the call of the Chairman of the Board of Directors and met five times during 1995. The Compensation and Organization Committee considers all matters relating to compensation policy and compensation of senior officers of National City and its subsidiaries and makes recommendations to the Board of Directors on matters relating to succession and organization of senior executive management. Under the terms of each of National City's Amended and Restated 1973 Stock Option Plan, as amended, 1984 Stock Option Plan, as amended, the 1989 Stock Option Plan, and the 1993 Stock Option Plan the Compensation and Organization Committee is authorized to grant stock option rights and stock appreciation rights to officers and employees of National City and its subsidiaries. The Compensation and Organization Committee also determines participants and establishes the peer group for the Long Term Incentive Compensation Plan and sets the awards granted pursuant to the Short Term Incentive Plan. The Compensation and Organization Committee also determines those employees who are eligible to receive awards of restricted stock under the National City Corporation Amended and Second Restated 1991 Restricted Stock Plan.

     The Executive Committee. The Executive Committee meets on the call of the Chairman of the Board of Directors and met twice during 1995. The Executive Committee is empowered to exercise all powers and perform all duties of the Board of Directors as permitted by applicable law when the Board is not in session.


     The Nominating Committee. The Nominating Committee meets on the call of the Chairman of the Board of Directors and did not meet during 1995. The Committee confers, advises and recommends with respect to nominations to fill vacancies on the Board of Directors. Stockholders may submit the name of a possible nominee to the Chairman, and he will arrange for that person to be given consideration by the Committee. Further, stockholders may make nominations from the floor at the Annual Meeting of Stockholders.


     The Public Policy Committee. The Public Policy Committee meets on the call of the Chairman of the Committee and met twice during 1995. The Public Policy Committee has responsibility to oversee the various policies and programs of National City as they relate to its relationships with employees, regulatory agencies, governments, charitable organizations and the general public.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors of National City who are not officers of National City, or any of its subsidiaries, receive a yearly retainer, payable in quarterly installments, and a fee for each meeting of the Board, and of each committee thereof, which they attend. The yearly retainer is $20,000*. The fee for attendance at any Board meeting or any committee meeting is $1,000. Each of the non-officer Chairpersons of committees of the Board of Directors of National City receives an additional annual retainer of $2,500 paid in

---------------

* Each individual director who is not an officer of National City or any of its subsidiaries and is a member of the board of directors of a subsidiary receives compensation from the subsidiary for his responsibilities at that subsidiary.

quarterly installments. Under a plan for the deferred payment of director's fees, a director may elect to have the payment of fees deferred until later years.

     In addition, currently each non-officer incumbent member of the Board on the date when the National City Corporation Amended and Second Restated 1991 Restricted Stock Plan became effective was, and each individual who is first elected or appointed as a member of the Board thereafter will be, awarded 1,000 shares of National City Common subject to transfer restrictions. Furthermore, each year in which an individual is re-elected or re-appointed as a member of the Board, such individual is to be awarded an additional 200 shares of National City Common the transfer of which also is restricted. The restrictions on such shares of National City Common do not expire until the earlier of the individual director's death, disability or a date nine months after the date of the award.

NOMINEES FOR ELECTION AS DIRECTORS

     Directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and have qualified. It is intended that shares represented by the proxies, unless contrary instructions are given, will be voted for the election of the nominees listed below as directors, whose number is equal to the total authorized number of directors. Although management does not expect that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, the shares will be voted for substitute nominees, if any.


     The fifteen nominees for election to the Board of Directors are identified on pages 20 through 22. All of the nominees are presently directors of National City. All of the incumbent members of the Board of Directors except Bernadine P. Healy, M.D. and W. Bruce Lunsford were elected at the last Annual Meeting. The following material contains biographical information concerning each of the nominees, including their recent employment, positions with National City, other directorships, age and the number of shares of National City Common beneficially owned, all as of January 31, 1996. Unless otherwise indicated, the nominee has sole voting and investment power with respect to National City's securities shown to be owned by him. Options that are exercisable within 60 days of January 31, 1996 are separately noted (See Beneficial Ownership at page 23).


VOTE BY STOCKHOLDERS

     The election of directors requires the plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

                  SANDRA HARDEN AUSTIN, President, Physician Services, Caremark International, a provider of health care products and services, since 1994. Executive Vice President and Chief Operating Officer of University of Chicago Hospitals from 1990 to 1993. Chairperson of the Public Policy Committee and Member of the Nominating Committee. Age 48. Shares of National City Common owned: 2,438.

                  CHARLES H. BOWMAN, Chairman and Chief Executive Officer of BP America Inc., a diversified petroleum and natural resources company, since 1994, Managing Director of BP Australia Limited from 1990 to 1994. Director of National City since 1994, Member of the Public Policy and Executive Committees. Age 60. Shares of National City Common owned: 1,200.

                  EDWARD B. BRANDON, Retired as Chairman of the Board of National City in 1995. Chairman of the Board and Chief Executive Officer of National City from 1987 to 1995. Director of Premier Industrial Corp., RPM, Inc. and The Standard Products Company. Director of National City since 1986; Member of the Executive and Nominating Committees. Age 64. Shares of National City Common owned: 92,121; options exercisable within 60 days: 449,858.

                  JOHN G. BREEN, Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company, a manufacturer of coatings, since 1980. Director of The Sherwin-Williams Company, The Mead Corporation, Parker-Hannifin Corporation and Goodyear Tire & Rubber Co. Director of National City since 1979; Chairman of the Compensation and Organization Committee and Member of the Executive and Nominating Committees. Age 61. Shares of National City Common owned: 30,200.
                  DUANE E. COLLINS, President and Chief Executive Officer of Parker Hannifin Corporation, a durable goods manufacturer, since 1993. Vice Chairman of Parker Hannifin Corporation for the previous year. President -- International 1987 to 1992. Director of Parker Hannifin Corporation and the Sherwin-Williams Company. Director of National City since 1995, Member of the Compensation and Organization and Audit Committees. Age: 59. Shares of National City Common owned:
                  3,400.

                  DAVID A. DABERKO, Chairman of the Board and Chief Executive Officer of National City since 1995. President and Chief Operating Officer of National City from 1993 to 1995 and Deputy Chairman of National City from 1987 to 1993. Director of the Student Loan Marketing Association. Director of National City since 1988, Chairman of the Executive and Nominating Committees. Age 50. Shares of Preferred Stock owned: 600 depositary shares; shares of National City Common owned: 92,764; options exercisable within 60 days: 197,667.

                  DANIEL E. EVANS, Chairman of the Board and Chief Executive Officer of Bob Evans Farms, Inc., a restaurant and food products company, since 1971. Director of Bob Evans Farms, Inc. and The Sherwin-Williams Company. Director of National City since 1992, Member of the Public Policy, Audit and Compensation and Organization Committees. Age 59. Shares of National City Common owned: 6,116.
                  OTTO N. FRENZEL III, Retired as Chairman of National City Bank, Indiana in 1995. Chairman of National City Bank, Indiana, a wholly owned subsidiary of National City, since 1992. Chairman and Chief Executive Officer of Merchants National Corporation from 1979 to 1992. Director of American United Life Insurance Company, Baldwin & Lyons, Inc. Indiana Energy, Inc., IPALCO Enterprises, Inc. and IWC Resources Corp. Director of National City since 1992. Age 65. Shares of Corporation Common Stock owned: 1,100,238; options exercisable within 60 days: 11,000. Mr. Frenzel shares voting and investment powers as to an additional 1,683,869 shares of National City Common.

                  BERNADINE P. HEALY, M.D., Professor of Medicine and Dean of Ohio State University College of Medicine since September 1995. Past Director of the National Institutes of Health from 1991 to 1993. Sr. Policy Advisor, The Cleveland Clinic Foundation from 1994 to 1995. Director of Medtronic Inc. and Invacare. Director of National City since 1995 and previously a Director from 1989 to 1990. Age 51. Shares of National City Common owned: 4,129.

                  JOSEPH H. LEMIEUX, Chairman and Chief Executive Officer of Owens-Illinois, Inc., a manufacturer of packaging products, since 1990. Director of Owens-Illinois, Inc., Health Care and Retirement Corporation, Libbey Inc., and Consol Limited (Johannesburg Exchange). Director of National City since 1988, Member of the Executive Committee and Compensation and Organization Committee. Age 64. Shares of National City Common owned: 2,909.

THE BOARD OF DIRECTORS OF NATIONAL CITY RECOMMENDS A VOTE FOR THE SLATE OF DIRECTOR NOMINEES.

                  W. BRUCE LUNSFORD, Chairman of the Board, President and Chief Executive Officer of Vencor, Inc., a diversified healthcare provider, since 1985. Director of Vencor, Inc., Churchill Downs, Incorporated and Res-Care, Inc. Director of National City since 1995. Age 48. Shares of National City Common owned:
                  10,000.


                  A. STEVENS MILES, Retired as President of the National City and as Chairman of First Kentucky National Corporation, a wholly owned subsidiary of the National City in 1989, having served as President of National City since 1988 and as Chief Executive Officer of the First Kentucky National Corporation for 15 years. Director of National City since 1988, Member of the Nominating Committee. Age 66. Shares of National City Common owned: 151,832.


                  WILLIAM R. ROBERTSON, President of National City since 1995. Deputy Chairman of National City from 1987 to 1995. Director of Capitol American Financial Corporation. Director of National City since 1988. Age 54. Shares of National City Common owned: 102,074; Mr. Robertson shares voting and investment powers as to an additional 10,000 shares; options exercisable within 60 days: 161,489.


                  STEPHEN A. STITLE, Chairman of the Board of National City Bank, Indiana since 1996. Vice President, Corporate Affairs of Eli Lilly and Company, a pharmaceutical company, from 1993 to 1995. Vice President of Human Resources of Eli Lilly and Company from 1987 to 1993. Director of National City since 1992, Member of the Nominating and Executive Committees. Age
                  50. Shares of National City Common owned: 13,167.

                  MORRY WEISS, Chairman of the Board and Chief Executive Officer of American Greetings Corporation, a greeting card manufacturer, since 1993; President and Chief Executive Officer of American Greetings Corporation from 1987 to 1993. Director of American Greetings Corporation, Syratech Corporation and Artistic Greetings Incorporated. Director of National City since 1992, Member of the Executive, Audit and Nominating Committees. Age 55. Shares of National City Common owned: 6,400.

BENEFICIAL OWNERSHIP

     As of January 31, 1996, National City had two classes of equity securities outstanding, (a) National City Common par value $4.00 and (b) 8% Cumulative Convertible Preferred Stock, without par value. See "DESCRIPTION OF National City CAPITAL STOCK."

     Beneficial ownership of National City's outstanding equity securities, for purposes of the ownership disclosures, has been determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, under which Rule a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown do not purport to represent beneficial ownership for any purpose other than as set forth under such Rule. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of National City's equity securities.

     As of January 31, 1996, to the knowledge of National City, no person or firm, except as noted below, beneficially owned more than 5% of National City Common outstanding on that date. As of January 31, 1996, no individual director, nominee or officer beneficially owned more than 5% of National City's outstanding Common Stock. For purpose of this disclosure, the amount of outstanding National City Common is the aggregate number of shares of National City's Common actually outstanding on such date plus an amount equal to the aggregate amount of National City's Common which could be issued upon the exercise of stock options by such person or firm at that date. Beneficial ownership of National City's Common includes, as of such date, those shares which could have been acquired by the exercise of stock options and, for purposes of this disclosure, those shares held for the benefit of such officers in the National City Corporation Savings and Investment Trust.


     As of December 31, 1995, two persons known to National City beneficially own more than 5% of the outstanding National City Common. National City owns 22,917,850 shares of National City's Common which constituted 15.56% of the outstanding National City Common on that date. These shares are held in various fiduciary capacities through National City's wholly owned banking subsidiaries, primarily National City Bank, National City Bank, Columbus, National City Bank, Kentucky, and National City Bank, Indiana. Of the 14,232,777 shares of National City Common as to which National City, through its subsidiaries, has voting authority, it has sole voting authority as to 14,175,432 of those shares and shared voting authority as to the remainder. Of the 19,723,128 shares as to which National City, through its subsidiaries, has investment authority, it has sole investment authority as to 14,408,963 of those shares, and shared investment authority as to the remainder. Included in the aggregate number of shares held as to which National City has sole voting and investment authorities are 539,904 shares that are held under the National City Non-Contributory Retirement Trust. The Capital Group Companies, Inc. and Capital Research and Management Company beneficially own 9,938,400 shares of National City Common which constituted 6.83% of the December 31, 1995 shares outstanding.


     Under federal securities law, National City's directors, certain officers, and persons holding more than 10% of any class of National City's equity securities are required to report, within specified monthly and annual due dates, their initial ownership in any class of National City's equity securities and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur that require reporting by such due dates. National City is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, to National City's knowledge, based solely on the review of copies of reports furnished to National City by its directors and executive officers pursuant to Rule 16a-3 promulgated pursuant to the Exchange Act, and on written representations that no other reports were required during the period ending December 31, 1995, all of National City's directors and officers satisfied such filing requirements in full, except that Mr. Vincent A. DiGirolamo, who amended his timely filed May, 1995 Form 4 in June, 1995 to correct an inadvertent error.


     National City's Board of Directors established stock ownership guidelines for directors at its February 26, 1996 meeting. The guidelines recommend that each director beneficially own 6,000 shares of National City Common.

     The following table sets forth the beneficial security ownership of (a) each director and nominee of National City, (b) the chief executive officer and the four other most highly compensated executive officers of National City and
(c) all directors and executive officers of National City as a Group, as of January 31, 1996 (including shares that such individuals could have acquired by the exercise of options within 60 days):

--------------------------------------------------------------------------------
                  BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT


                                                                                      SHARE EQUIVALENT    TOTAL SHARES &
                                                      AMOUNT OF SHARES   PERCENT OF   HELD IN DEFERRED   SHARE EQUIVALENTS
 TITLE OF CLASS       NAME OF BENEFICIAL OWNER       BENEFICIALLY OWNED    CLASS     COMPENSATION PLANS  BENEFICIALLY HELD
--------------------------------------------------------------------------------------------------------------------------
Common Stock     Sandra Harden Austin                           2,438           *           3,224                5,662
Common Stock     James M. Biggar                                5,350           *                                5,350
Common Stock     Charles H. Bowman                              1,200           *           1,797                2,997
Common Stock     Morton Boyd                                  228,461           *                              228,461
Common Stock     Edward B. Brandon                            541,979           *                              541,979
Common Stock     John G. Breen                                 30,200           *                               30,200
Common Stock     Duane E. Collins                               3,400           *             557                3,957
Common Stock     David A. Daberko                             290,431           *                              290,431
Common Stock     Vincent A. DiGirolamo                        116,409           *                              116,409
Common Stock     Richard E. Disbrow                             2,500           *                                2,500
Common Stock     Daniel E. Evans                                6,116           *                                6,116
Common Stock     Otto N. Frenzel III                        2,793,757         1.8%                           2,793,757
Common Stock     Bernadine P. Healy, M.D.                       4,129           *                                4,129
Common Stock     Gary A. Glaser                               132,349           *                              132,349
Common Stock     Joseph H. Lemieux                              2,909           *           9,042               11,951
Common Stock     W. Bruce Lunsford                             10,000           *                               10,000
Common Stock     A. Stevens Miles                             151,832           *                              151,832
Common Stock     William R. Robertson                         273,563           *                              273,563
Common Stock     Stephen A. Stitle                             13,167           *                               13,167
Common Stock     Morry Weiss                                    6,400           *                                6,400
Common Stock     Directors and Executive Officers           5,232,590         3.4%                           5,247,210
                 of National City as a Group
--------------------------------------------------------------------------------------------------------------------------


* The percent of National City Common beneficially owned is less than 1%.

     The following table sets forth the beneficial security ownership of all shareholders known to National City to be the beneficial owner of more than five percent of National City Common.

--------------------------------------------------------------------------------
                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


                                (2)                         (3)
                                NAME                      AMOUNT
     (1)                    AND ADDRESS                AND NATURE OF       (4)
  TITLE OF                 OF BENEFICIAL                BENEFICIAL       PERCENT
    CLASS                      OWNER                   OWNERSHIP(1)      OF CLASS
---------------------------------------------------------------------------------
Common Stock     National City Corporation               22,917,850        15.56
                 1900 East Ninth Street
                 Cleveland, OH 44114-3484
Common Stock     The Capital Group Companies, Inc.        9,938,400         6.83
                 and Capital Research and
                 Management Company
                 333 South Hope Street
                 Los Angeles, CA 90071


---------------

(1) No listed beneficial owner has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act.

                       REMUNERATION OF EXECUTIVE OFFICERS
               AND TRANSACTIONS WITH MANAGEMENT -- NATIONAL CITY

EXECUTIVE COMPENSATION

     (a) COMPENSATION. The following table sets forth, together with certain other information, the compensation earned during the fiscal year ended December 31, 1995 by (i) David A. Daberko, the chief executive officer, (ii) Edward B. Brandon, who was Chief Executive Officer through September 30, 1995 and (iii) the four other most highly compensated executive officers of National City and its subsidiaries.
--------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM COMPENSATION
                                                                               ----------------------------------------
                                                                                        AWARDS
                                            ANNUAL COMPENSATION                -------------------------
                                -------------------------------------------    RESTRICTED     SECURITIES      PAYOUTS         ALL
                                                                    OTHER        STOCK        UNDERLYING     ----------      OTHER
     NAME AND PRINCIPAL                                BONUS        ANNUAL      AWARD(S)       OPTIONS/         LTIP          COMP
          POSITION              YEAR     SALARY($)     ($)(1)      COMP($)       ($)(2)        SARS(#)       PAYOUTS($)      ($)(3)
----------------------------
D. A. Daberko                    1995    $499,375     $300,400        $0        $  55,269         75,000      $260,910      $ 66,678
Chairman of the Board            1994    $442,083     $263,250        $0        $  47,700         45,000      $310,333      $ 54,516
and Chief Executive Officer      1993    $399,583     $259,616        $0        $  42,296         36,000      $      0      $ 24,880
W. R. Robertson                  1995    $441,333     $243,860        $0        $  79,169         50,000      $235,293      $ 56,198
President                        1994    $419,583     $243,352        $0        $  71,550         32,000      $304,633      $ 51,342
                                 1993    $399,583     $231,868        $0        $  72,152         36,000      $      0      $ 24,880
V. A. DiGirolamo                 1995    $276,833     $168,350        $0        $  76,181         30,000      $107,893      $ 34,748
Vice Chairman                    1994    $253,833     $138,640        $0        $  37,100         20,000      $135,787      $ 31,415
                                 1993    $240,000     $ 99,630        $0        $  39,808         17,000      $      0      $ 17,689
M. Boyd                          1995    $288,333     $150,800        $0        $  23,900         18,000      $116,863      $ 40,207
Executive Vice President         1994    $278,333     $148,200        $0        $  19,875         19,500      $152,595      $ 37,450
                                 1993    $268,067     $145,420        $0        $  12,440         18,000      $      0      $ 17,263
G. A. Glaser                     1995    $268,167     $137,970        $0        $  28,381         20,000      $107,893      $ 36,139
Executive Vice President         1994    $257,083     $139,585        $0        $  21,200         19,500      $139,808      $ 33,011
                                 1993    $245,417     $104,445        $0        $  17,416         19,000      $      0      $ 13,857
E. B. Brandon                    1995    $565,833     $343,600        $0        $       0         60,000      $439,833      $ 86,313
Director, Retired Chairman       1994    $689,167     $461,625        $0        $ 385,575         90,000      $608,264      $ 83,822
of the Board and CEO             1993    $630,000     $418,560        $0        $ 385,640         80,000      $      0      $ 38,161


--------------------------------------------------------------------------------


(1) The National City Corporation Short Term Incentive Plan for Senior Officers and the National City Corporation Annual Corporate Performance Plan awards include both cash and deferred awards. The objectives used in determining awards and their relative weights under Short Term Plan and Annual Corporate Performance Plan are set forth on pages 34 and 35. Based on the National City objectives and their weights, the payout under the Annual Corporate Performance Plan for 1995 was 70% of the maximum.



(2) These grants of restricted stock were offsets to the Supplemental Executive Retirement Plan, see page 37. D. A. Daberko has, in the aggregate, 11,550 shares of Restricted Stock having a total value as of 12/31/95 of $382,594.
    W. R. Robertson has, in the aggregate, 19,050 shares of Restricted Stock having a total value as of 12/31/95 of $631,031. V. A. DiGirolamo has, in the aggregate, 10,250 shares of Restricted Stock having a total value as of 12/31/95 of $339,531. M. Boyd has, in the aggregate, 3,050 shares of Restricted Stock having a total value as of 12/31/95 of $101,031. G. A. Glaser has, in the aggregate, 4,250 shares of Restricted Stock having a total value as of 12/31/95 of $140,781. All restrictions on any restricted stock Mr. Brandon held lapsed effective as of September 30, 1995, his retirement date. The named executive officers receive dividends on their Restricted Stock at the same rate and frequency as all stockholders.



(3) All Other Compensation includes the Executive Savings Plan (see page 33) and the Savings and Investment Plan (see page 33) matching and profit sharing components together with premiums paid by National City in connection with split dollar insurance contracts, but does not include retirement accruals as these are not calculable. For the year 1995 each of the named executive officers and Mr. Brandon credited with the following matching and profit sharing amount under the Savings and Investment Plan: D. A. Daberko, $9,893;
    W. R. Robertson, $9,951; V. A. DiGirolamo, $9,845; M. Boyd, $9,849; G. A.
    Glaser, $9,853; and E. B. Brandon, $10,078. The named executive officers and Mr. Brandon credited with the following match and profit sharing amount under the Executive Savings Plan during the year 1995: D. A. Daberko, $30,548; W. R. Robertson, $26,801; V. A. DiGirolamo, $12,881; M. Boyd,
    $14,309; G. A. Glaser, $12,301 and E. B. Brandon, $42,240. All other compensation also includes the following amounts equal to the full dollar value of the remainder of the premiums paid by National City in connection with life insurance policies issued pursuant to the Split Dollar Life Insurance Agreements between National City and the following Named Executive Officers and Mr. Brandon during 1995, respectively, as applicable: D. A. Daberko $26,236; W. R. Robertson $19,446; V. A. DiGirolamo $12,022; M. Boyd $16,049; G. A. Glaser $13,985 and E. B. Brandon

    $33,995. The premiums paid by National City in connection with the life insurance policies issued pursuant to such Split Dollar Life Insurance Agreements set forth in the preceding sentence generally will be recovered in full by National City upon the cancellation or purchase by a Named Executive Officer of any such life insurance policy or the payment of any death benefits under any such life insurance policy.
--------------------------------------------------------------------------------


     (b) OPTIONS. The following table provides information on option grants in fiscal year 1995 to the Named Executive Officers.

--------------------------------------------------------------------------------

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                                         POTENTIAL
                         ----------------------------------------------------------------        REALIZABLE VALUE AT ASSUMED
                           NUMBER OF         % OF TOTAL                                          ANNUAL RATES OF STOCK PRICE
                          SECURITIES        OPTIONS/SARS                                           APPRECIATION FOR OPTION
                          UNDERLYING         GRANTED TO       EXERCISE OR                                TERM(1)(4)
                         OPTIONS/SARS       EMPLOYEES IN       BASE PRICE      EXPIRATION     ---------------------------------
        NAME             GRANTED(#)(2)     FISCAL YEAR(3)        ($/SH)           DATE            5%($)              10%($)
---------------------
D. A. Daberko........        75,000           3.8   %           $ 29.875         6/14/05          $1,409,117         $3,570,979
W. R. Robertson......        40,000           2.0   %             29.875         6/14/05             751,529          1,904,522
                             10,000           0.5   %             30.125         9/14/05             189,455            480,115
V. A. DiGirolamo.....        20,000           1.0   %             29.875         6/14/05             375,765            952,261
                             10,000           0.5   %             30.125         9/14/05             189,455            480,115
M. Boyd..............        18,000           0.9   %             29.875         6/14/05             338,188            857,035
G. A. Glaser.........        20,000           1.0   %             29.875         6/14/05             375,765            952,261
E. B. Brandon........        60,000           3.0   %             29.875         6/14/05           1,127,294          2,856,783

--------------------------------------------------------------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of National City Common's stock price.

(2) One half of each option grant becomes exercisable one year after the date of the grant and the remainder becomes exercisable on the second anniversary of the grant. For incentive stock options a further restriction is placed on the exercise of options such that the maximum number of shares of National City Common which become initially available for purchase under all post-1986 incentive stock option grants from National City in any calendar year shall be limited to that number of shares the aggregate exercise price of which does not exceed $100,000.

(3) National City granted options representing 1,993,050 shares to employees during 1995.

(4)


                                                                                                          POTENTIAL
                                                                                                 REALIZABLE VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK PRICE
                                                                                                APPRECIATION FOR OPTION TERM
                                                                                              ---------------------------------
                                                                                                    5%                10%
    Value created for all stockholders                                                        $2,734,545,440     $6,929,875,040
    Gain of named executive officers as a percentage of value created for all                            .17%               .17%
  Stockholders


--------------------------------------------------------------------------------

     The following table sets forth the stock options exercised by each of the Named Executive Officers during the calendar year 1995 and the December 31, 1995 value of all unexercised options held by the named executive officers.

--------------------------------------------------------------------------------

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                          NUMBER OF
                                                         SECURITIES          VALUE OF
                                                         UNDERLYING         UNEXERCISED
                                                         UNEXERCISED       IN-THE-MONEY
                                                        OPTIONS/SARS       OPTIONS/SARS
                                                         AT 12/31/95      AT 12/31/95(1)
                           SHARES                       -------------     ---------------
                         ACQUIRED ON       VALUE        EXERCISABLE/       EXERCISABLE/
        NAME             EXERCISE(#)     REALIZED($)    UNEXERCISABLE      UNEXERCISABLE
---------------------
D. A. Daberko........       16,702       $  204,251        197,667          $ 2,518,292
                                                            97,501              392,819
W. R. Robertson......       22,510          272,705        161,489            1,987,100
                                                            66,001              266,006
V. A. DiGirolamo.....            0                0         85,199            1,049,285
                                                            40,001              161,256
M. Boyd..............        9,190          114,169         93,959            1,175,240
                                                            27,751              123,100
G. A. Glaser.........        2,000           30,810        112,649            1,471,324
                                                            29,751              129,600
E. B. Brandon........       11,070          112,803        446,085            4,647,377
                                                             3,773               24,997

--------------------------------------------------------------------------------

(1) The ultimate realization of profit on the sale of such options of National City Common is dependent upon the market price of such stock at the time of the sale. The fiscal year ended December 31, 1995. National City Common had a closing price on that day on the NYSE of $33.125. The numbers shown reflect the value of unexercised options accumulated over a ten-year period based on the 1995 year-end closing price.
--------------------------------------------------------------------------------

     The following table provides information on the awards of long term incentive plan participation during the year 1995.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                                      ESTIMATED FUTURE PAYOUTS UNDER NON-
                                                  PERFORMANCE                        STOCK
                            NUMBER OF              OR OTHER                  PRICE-BASED PLANS(3)
                          SHARES, UNITS          PERIOD UNTIL         -----------------------------------
                             OR OTHER            MATURATION OR        THRESHOLD      TARGET      MAXIMUM
        NAME               RIGHTS(#)(1)            PAYOUT(2)             ($)          ($)          ($)
---------------------
D. A. Daberko........          N/A             December 31, 1998         $ 0        $284,066    $568,131
W. R. Robertson......          N/A             December 31, 1998           0         192,624     385,247
V. A. DiGirolamo.....          N/A             December 31, 1998           0         140,680     281,360
M. Boyd..............          N/A             December 31, 1998           0          94,147     188,295
G. A. Glaser.........          N/A             December 31, 1998           0          87,655     175,309


--------------------------------------------------------------------------------

(1) The National City Long Term Incentive Plan for Senior Officers grants cash awards based on a percentage of the individual's base pay. No shares or other rights are granted. (See page 33)

(2) The LTIP is based on a three year cycle starting 1/1/96 and ending 12/31/98. Messrs. Daberko, Robertson, DiGirolamo, Boyd and Glaser were each awarded the opportunity to participate in the next three year cycle. Payouts occur only at the end of the cycle. (See page 33)

(3) The payout is based on National City's total return to its stockholders over a three year period as compared to the total return to stockholders of a peer group of high performing banking companies. Payouts are made on a basis of a percentage of the average base pay for the three year period for each participant. (See page 33)
--------------------------------------------------------------------------------

     The value of benefits paid or furnished by National City in 1995 to executive officers, other than those included in the preceding table are less than the amounts required to be disclosed pursuant to the Exchange Act.


               REPORT OF COMPENSATION AND ORGANIZATION COMMITTEE

     National City believes that its stockholders should be provided information about executive compensation that is easily understood and consistent with the Securities and Exchange Commission's proxy rules on executive compensation.

     The information provided is intended to enable stockholders to fully understand the cash, performance based and equity based compensation programs for executives. National City welcomes stockholder comments or suggestions on whether the disclosure objectives have been met. Please send any comments to the Corporate Secretary, National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114.

COMPENSATION PHILOSOPHY

     National City is committed to aligning compensation strategies with overall business objectives. The performance of National City's employees is key in delivering the types of products and services that will enable National City to be the premier diversified financial services company in the Midwest.

     National City's compensation philosophy is built on four integral components that form the basis of National City's new FOCUS ON PERFORMANCE programs:

     - Implement strategies which differentiate and focus on employee performance.

     - Tailor compensation programs to reflect unit and organizational priorities.

     - Compensate employees based on their contributions to the achievement of National City's goals and objectives.

     - Provide and support opportunities for equity ownership.


     National City will structure its compensation plans to reward individuals based on their contributions to individual, unit and corporate objectives. Compensation strategies that support and are aligned with business objectives will be pursued. National City's compensation philosophy recognizes the need for diversification in pay practices. Variable pay opportunities provided through incentive plans and performance bonus programs are important vehicles for rewarding individual employee contributions. National City's FOCUS ON PERFORMANCE programs are the foundation of achieving individual goals and National City's financial objectives.


EXECUTIVE COMPENSATION PRINCIPLES

     National City's executive compensation programs place a significant portion of an executive's compensation at risk based upon performance. Rewards are based on the attainment of both long-term and short-term strategic objectives. A total compensation approach produces executive rewards that result from the achievement of individual, unit, and corporate objectives.

     National City's focus on equity ownership strengthens the link between executive rewards and long-term corporate performance, ensuring that stockholders and employee owners share long-term interests.

     National City has adopted stock ownership guidelines for its executives. Equity ownership is a vital component of National City's total compensation strategy, which is based on corporate performance and shareholder interests. Ownership guidelines were determined based on a multiple of the base salary mid range for employees in Position Levels (1) - (3). Guidelines for the chief executive officer and president were determined by market median compensation data. The guidelines are applicable to all executives participating in the National City Corporation Long-Term Incentive Compensation Plan for Senior Officers and certain other executive officers of National City or its major subsidiaries. Currently the number of executives governed by the guidelines is 54.

              STOCK OWNERSHIP GUIDELINES FOR THE NAMED EXECUTIVES

David A. Daberko          5.5 X Multiple of Mid Range     $2,200,000 National City Common Value
William R. Robertson      5.5 X Multiple of Mid Range     $2,200,000 National City Common Value
Vincent A. DiGirolamo     3.5 X Multiple of Mid Range     $1,400,000 National City Common Value
Morton Boyd               3.5 X Multiple of Mid Range      $ 962,500 National City Common Value
Gary A. Glaser            3.5 X Multiple of Mid Range      $ 962,500 National City Common Value

     The executives have three years in which to meet the stock ownership guidelines. Both direct and indirect forms of ownership are recognized in achieving the guidelines. Direct ownership will be in the form of shares of National City Common owned. Indirect ownership will include deferred compensation invested in the phantom National City Common and 401(k) funds invested in the National City Corporation Stock Fund.

     National City believes that it is in the best interest of stockholders to retain as much flexibility as possible, now and in the future, with respect to the design and payment of compensation to executive officers. National City does, however, recognize the constraints imposed on this flexibility by Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for non-exempted compensation it pays in excess of $1,000,000 to key executives. National City's compensation plans are currently structured in such a manner that it is unlikely that non-exempted compensation paid to any executive officer in any year will exceed the limitation for deduction by National City established by Section 162(m).

EXECUTIVE COMPENSATION PROGRAMS

     National City's compensation programs are designed to encourage and reward performance. The executive compensation package is competitive and comparable to the levels of compensation offered by National City's peer group companies. Because building the bottom line is critical to National City's success, compensation is focused on performance that generates revenue -- directly through the business line and through increased efficiency as a result of staff unit contributions. The attainment of National City's goals and objectives contribute to the maximization of stockholder value and create enhanced compensation opportunities for participating executives.

     National City believes that executive compensation should be driven by the attainment of aggressive business goals. These goals are based on annual and three year plan cycles. Peer group comparative measures are established, against which National City's results are assessed. Above average executive compensation can only be attained by achieving an above average ranking against National City's peer group.

     National City establishes a salary range for each executive officer that is determined by an evaluation of job criteria. This internally driven process is then validated by market comparisons at peer group companies. National City's objective is to provide base compensation at market median and to provide total cash compensation opportunities above the market median when there is above average performance. Executive salaries can vary within National City's range structure based on performance, experience, and long-term potential.

     STOCK OPTIONS are an important component of total compensation and provide a long-term incentive to participants to align performance with stockholder interests. Each organizational unit is allocated a pool of options for distribution based on unit performance. Stock options are awarded to employees based on their contribution to the performance of the unit. Broad guidelines are used to award the stock options, with above average awards linked to above average unit and individual performance.

     National City is seeking to amend the National City Corporation 1993 Stock Option Plan to allow for Additional Options when the employee has used currently held National City Common to exercise an option grant (a swap transaction). This program is aligned with National City's focus on increased equity ownership and provides an additional opportunity for the executive to acquire National City Common.

     THE NATIONAL CITY CORPORATION ANNUAL CORPORATE PERFORMANCE INCENTIVE PLAN, as amended January 1, 1996, rewards performance relative to peer group performance based on four factors: growth in earnings per share (33% weight), return on assets (17%) , overhead ratio (17%), and return on equity (33%). Awards are paid based on National City's performance over the year as well as the employee's individual award category. Awards under this plan are a percentage of base pay and can range from 0% to 76.5% for the chief executive officer, 0% to 60% for the president and vice chairman and 0% to 42% for all other executive officers of National City or its major subsidiaries. For 1995 National City ranked 7th out of 16 banks in the peer group. The award payment for 1995 was equal to 70% of the maximum award.

     THE NATIONAL CITY CORPORATION SHORT-TERM INCENTIVE COMPENSATION PLAN FOR SENIOR OFFICERS rewards performance based on the bottom-line performance of the line or staff unit and the achievement of individual performance goals. Award pools are funded based on unit performance. Individual awards are distributed within each unit based on individual achievement as a percentage of pool funding. Awards under this plan are a percent of base pay and can range from 0% to 53.5% for the chief executive officer, 0% to 50% for the president and vice chairman and 0% to 48% for any executive officer of National City or its major subsidiaries.

     THE NATIONAL CITY CORPORATION LONG-TERM INCENTIVE COMPENSATION PLAN FOR SENIOR OFFICERS is designed to maximize returns to stockholders by linking the compensation of key executives to the overall profitability and success of National City. Awards are based on National City's ranking relative to a peer group currently comprised of 16 super-regional banks. The ranking is determined by total stockholder return at the end of each three year plan cycle. Awards are paid at the completion of each plan cycle. Awards under this plan can range from 0% to 100% for the chief executive officer; 0% to 80% for the president and vice chairman; and 0% to 60% for any executive officer of National City or its major subsidiaries. The incentive award is computed based on the executive's average annual salary during each plan cycle. National City ranked 7th out of 16 banks in the peer group total return to shareholders for the 1993-1995 plan cycle. The payout was equal to 70% of the maximum award.

PEER GROUP BANKS

     The peer group companies are all included in the KBW 50 Total Return Index ("KBW 50") used in the performance chart on page 32 and, as a group, have outperformed the KBW 50 over time. National City believes it is important that the peer group it compares itself to consists of the better performing banks.

SUMMARY

     National City has identified six critical success factors which can be applied in varying degrees to assess performance:

     - Knowledge of credit risk and return.

     - Knowledge of capital funding and risk management.

     - Knowledge of customer asset management.


     - Expertise in products, delivery channels and technology.


     - The ability to merchandise products and services.


     - The ability to identify, develop and retain human capital.


     National City's compensation programs serve to closely align cash compensation with the overall performance of National City and ensure management team continuity. National City will continue to build on programs that tie total compensation to National City's success.

DIRECTOR EQUITY OWNERSHIP


     In addition to the aforementioned executive compensation programs, National City has adopted stock ownership guidelines for its Board of Directors. Increased equity ownership for directors strengthens the linkage to long-term stockholder interests. The Board established stock ownership guidelines at its February 26, 1996 meeting. The guidelines recommend that each director beneficially own 6,000 shares of National City Common. Both direct and indirect National City equity ownership will be aggregated to satisfy the guideline.

Direct ownership includes National City Common or Preferred shares and restricted stock. Indirect ownership includes deferred compensation invested in the form of phantom National City Common.

                         REVIEW OF COMPANY PERFORMANCE

     National City's net income in 1995 was $465 million, compared with $429 million in 1994. Net income per common share increased 12% to $3.03, from $2.70 in 1994. Both net income and earnings per share were record results for National City. The higher earnings were primarily the result of growth in net interest income due to strong loan demand in the Ohio, Kentucky and Indiana markets.

     Return on average common equity, a key performance measure, was 17.64% in 1995, compared with 17.06% in 1994. Return on average assets was 1.38% in 1995, compared with 1.40% in 1994.

     The combination of a solid capital base and strong earnings has enabled National City to deliver excellent returns on stockholders' investments. Total return of National City Common, assuming reinvestment of dividends, has significantly outperformed the Standard & Poor's 500 Index ("S&P 500") over the past 20 years -- an average of 16.7% per year, versus 14.5% for the S&P 500. The quarterly dividend was increased in January 1996 to $.36 per share, following two dividend increases in 1995.

                 THE COMPENSATION AND ORGANIZATION COMMITTEE'S
                           REVIEW OF CEO COMPENSATION

     National City's executive compensation program is based on corporate and individual performance and places a significant portion of an executive's compensation at risk if pre-established goals are not attained. In addition, the program rewards long term strategic management by using compensation vehicles which promote equity ownership and emphasize attention to shareholder value.

     National City's relative performance over the last three years has produced fluctuations in Mr. Daberko's compensation.


     Mr. Daberko served as president and chief operating officer of National City from 1993 until July of 1995, when he was named chief executive officer. Mr. Daberko has been an employee of National City for 27 years. In 1993, Mr. Daberko's total cash compensation was 7% lower than his 1992 total cash compensation. In 1994 his total cash compensation was 56% higher than in 1993. In 1995 Mr. Daberko's total cash compensation was 1,060,685. These fluctuations in compensation are primarily attributable to variations in performance based incentive plans.


     Upon Mr. Daberko's appointment to chief executive officer, his base salary was increased to $525,000 and his award incentive potential increased for the current and future plan years under the National City Corporation Short-Term Incentive Compensation Plan for Senior Officers ("Short Term Plan") and for future plan years or plan cycles under the National City Corporation Annual Corporate Performance Incentive Plan ("Annual Corporate Performance Plan") and the National City Corporation Long Term Incentive Plan for Senior Officers ("Long Term Plan").

     Long-Term Plan awards are based solely on total stockholder return as compared to the total stockholder return of a selected peer group of financial institutions for a three year period. Based on National City's relative performance during the 1993-95 time period, Mr. Daberko's award in 1995 was $260,910.


     Mr. Daberko's Short-Term Plan goals for 1995 reflected his transition to the position of chief executive officer and were based upon improving corporate earnings, maintaining long-term credit quality, increasing revenue growth and the forming of his key senior management team. During 1995, all short term goals were met or exceeded. After reviewing Mr. Daberko's performance as compared to these pre-established individual goals the Committee awarded Mr. Daberko $49,300 under the Short Term Plan.


     The Annual Corporate Performance Plan awards are determined by comparing National City's relative performance against a selected peer group of financial institutions based on pre-selected key financial indices. Mr. Daberko's Annual Corporate Performance Plan award was $220,500.

     Stock options are another key element of total compensation. Equity-based compensation produces a long-term link between the results achieved for stockholders and the rewards provided to key executive officers. Each year, the Committee reviews competitive peer group data and individual performance to determine the level of equity-based awards to be granted to key executives. National City places significant value and importance on stock ownership by senior management. As Mr. Daberko met or exceeded all of his 1995 goals and in recognizing his promotion to chief executive officer, Mr. Daberko received options in 1995 to purchase 75,000 shares of National City Common with an exercise price of $29.875 per share. The option award was within the mid range of option awards made to chief executive officers of the peer group companies. The Committee does not consider the number of options held by Mr. Daberko in making this award, except for assuring the Option Plan's limits are not exceeded.


COMPENSATION AND ORGANIZATION COMMITTEE

John G. Breen, Chairman
Duane E. Collins
Daniel E. Evans
Joseph H. Lemieux

                         STOCKHOLDER RETURN PERFORMANCE

     Set forth below is a line graph comparing the five year cumulative total return of National City Common, assuming reinvestment of dividends, with that of the S&P 500 and the KBW 50. The KBW 50 is a market-capitalization-weighted bank stock index developed and published by Keefe, Bruyette & Woods, Inc., a nationally recognized brokerage and investment banking firm specializing in bank stocks. The index is made up of 50 of the nation's most important banking companies and is meant to be representative of the performance of the nation's large banks.

                              5 YEAR TOTAL RETURN
                                 12/90 - 12/95
                   NATIONAL CITY VS. KBW 50 INDEX AND S&P 500

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)        NATIONAL CITY      S&P 500        KBW INDEX
1990                                     100.0           100.0           100.0
1991                                     125.7           130.4           158.3
1992                                     174.9           140.3           201.7
1993                                     180.1           154.3           212.9
1994                                     198.8           156.2           201.6
1995                                     265.9           214.7           323.5

                  DESCRIPTION OF NATIONAL CITY'S BENEFIT PLANS

     SAVINGS PLAN. The National City Savings and Investment Plan (the "Savings Plan") is a qualified salary reduction profit-sharing plan within the meaning of
Section 401(k) of the Code. Under the Savings Plan as amended, all eligible employees (generally, an eligible employee is one who has completed one year of continuous service, is 21 years of age or older and has completed 1,000 hours of service) of National City and its adopting subsidiaries may participate in the Savings Plan by directing their employers to make Salary Reduction Contributions (as defined in the Savings Plan) to the Savings Plan Trust (the "Trust") for their accounts and to reduce their compensation by an equal amount. Contributions may be directed in any whole percentage between 1% and 10% of the employee's base compensation. The employers also make contributions to the Trust ("Employer Matching Contributions") in an amount equal to the Employer Matching Contribution Percentage then in effect (the Employer Matching Contribution Percentage is currently an amount equal to 100% of the first 3% of the employee's pay contributed as a Salary Reduction Contribution, plus 50% of the next 4% of the employee's pay similarly contributed as a Salary Reduction Contribution, with no further Employer Matching Contribution for any additional pay contributed as a Salary Reduction Contribution). Amounts contributed pursuant to the Savings Plan may be invested in certain investment choices. Salary Reduction Contributions and Employer Matching Contributions are fully vested at all times.

     The Savings Plan has a profit-sharing feature based upon National City's profitability, as measured by the percentage return on common equity ("ROE") from year to year. The profit-sharing contribution is in addition to the regular Employer Matching Contributions described above. The additional amount of this profit-sharing contribution in any year depends on National City's ROE for that year and ranges, in five cent increments from no additional contribution if a minimum ROE of 12% is not attained to a maximum of 50 cents for each $1.00 of an individual's Salary Reduction Contributions for the year if National City's ROE is equal to or greater than 18.5%. In 1995, National City's ROE was 17.64% which resulted in National City contributing 40 cents for each $1.00 of an individual's Salary Reduction Contribution as a profit-sharing contribution for the year 1995.

     EXECUTIVE PLAN. Effective January 1, 1989, National City adopted the National City Executive Savings Plan (the "Executive Plan"), in the form of a non-qualified salary reduction profit-sharing plan, similar to the Savings Plan. The Executive Plan is to supplement the Savings Plan with respect to employee Salary Reduction Contributions and the attendant Employer Matching Contributions which by reason of an individual's annual compensation would not be otherwise allowed because of the annual maximum limit of the Internal Revenue Code or because of the application, under the Internal Revenue Code, of actual deferral percentage testing against prohibited excessive deferrals by highly compensated employees. The Executive Plan is substantially similar to the Savings Plan as to amounts of employee Salary Reduction Contributions and Employer Matching Contributions.

     Participants in the Executive Plan are limited to those key officers of National City or its subsidiaries who may be designated from time to time by the Compensation and Organization Committee of the Board of Directors. The benefits of the Executive Plan are without regard to any limitation imposed by the Internal Revenue Code, or any other applicable law limiting the amount payable under a qualified plan (such as the Savings Plan), and represent unfunded general obligations of National City. Portions of such benefits are subject to certain provisions for forfeiture as set forth in the Executive Plan.

     Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to participate in the Savings Plan or the Executive Plan.

     LONG TERM PLAN. The National City Long Term Incentive Compensation Plan for Senior Officers focuses upon providing superior returns to stockholders of National City and measures National City's total return to its stockholders against the total returns to stockholders of a peer group of high performing banking companies to their stockholders. The measurement of total return includes dividends paid plus changes in the market value of the National City Common. The measurement over a three-year period is intended to focus on the long term performance of National City linking senior management's compensation to the total returns experienced by the stockholders during the period.

     Each year begins a new three-year cycle. The awards can range up to 100% of an individual participant's average annual base salary during the cycle for the chief executive officer of National City, and up to a lesser percentage for other senior executive officers selected to participate under the Long Term Plan. The amount of the award earned is dependent upon the total stockholder return during the cycle in comparison with the total stockholder return of the peer group. The peer group is established prior to the beginning of the cycle by the Compensation and Organization Committee. The banking companies in the peer group at this time are all included in the KBW 50 index used in the performance chart on page 32 and, as a group, outperform the KBW 50 over time. National City believes it is important that the peer group it compares itself to consists of the better performing banking companies. No awards under the Long Term Plan were paid prior to the end of the first cycle, December 31, 1990.

     Amounts awarded under the Long Term Plan may be in cash, in unfunded future benefits or a combination thereof. With the exception of a cash award, awards are not funded, but simply remain contractual liabilities of National City and are subject to payment upon the recipient's termination of employment with National City or its subsidiaries. Generally, these unfunded benefits, together with earnings thereon, are payable to the former officer, his beneficiary or his estate on an installment basis over 10 years. Unfunded future benefits awards are considered as invested in the funds described in the Savings Plan or as directed by the recipient from time to time in the equivalent of a savings account and are subject to the gains or losses on those investments.

     In the event of a change in control of National City, the Long Term Plan provides that all the performance cycles shall terminate. The Long Term Plan provides that if such change in control occurs, then each of the three-year performance cycles then existing shall terminate as of the date of change in control, National City's stockholder total return during each of the abbreviated performance cycles shall be deemed to have reached that level at which the participant in the Long Term Plan would be entitled to be awarded his or her maximum award, and the award for each cycle shall be apportioned based upon the number of full months from the beginning of the performance cycle to the premature cycle termination date divided by 36. In adopting this plan, it was felt this termination was appropriate in that those individuals previously charged with providing superior total returns to the stockholders of National City would no longer be in the same position to guide the affairs of National City as they were prior to the event constituting a change in control and, furthermore, following such a change in control no further performance comparisons could be made.

     Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to participate in the Long Term Plan.

     SHORT TERM COMPENSATION PLAN. The National City Short Term Incentive Plan for Senior Officers, as amended (the "Short Term Plan") focuses on the short term goals achieved by the individual participant. Under this plan, awards can be granted to any senior officer of National City, or to other officers of National City or its subsidiaries as may be designated from time to time by the Compensation and Organization Committee. Each participant in the Short Term Plan is evaluated annually with respect to performance on approved objectives. Awards are based on individual results and can range from 0% to 53.5% of the recipient's base salary in effect at the close of the year for which the evaluation is made. Awards under this plan are paid or credited no later than the end of first quarter of the following year.

     Amounts awarded under the Short Term Plan may be in cash, in unfunded future benefits or a combination thereof. With the exception of a cash award, awards are not funded, but simply remain contractual liabilities of National City and are subject to payment upon the recipient's termination of employment with National City and its subsidiaries. Generally, these unfunded benefits, together with earnings thereon, are payable to the former officer or his beneficiary or his estate on an installment basis over 10 years. Unfunded future benefits awards are considered as invested as directed by the recipient from time to time, in funds described in the Savings Plan or in the equivalent of a savings account and are subject to the gains or losses on those investments.

     In the event of a change in control, the Short Term Plan provides that each participant will be paid at the effective time of the change in control the maximum benefit the participant is entitled to receive under the Short Term Plan.

     Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to receive benefits under the Short Term Plan.

     ANNUAL CORPORATE PERFORMANCE PLAN. The National City Annual Corporate Performance Incentive Plan (the "Annual Performance Plan") focuses on the annual operating results achieved by National City. Under this plan, awards can be granted to any senior officer of National City, or to other officers of National City or its subsidiaries as may be designated from time to time by the Compensation and Organization Committee. National City's financial performance is currently measured in comparison with the financial performance of other high performing banking companies, weighted as follows: return on equity (33%), return on assets (17%), overhead ratio (17%) and percentage change in earnings per share (33%). The high performing banks in the peer group are all included in the KBW 50 index used in the performance chart on page 32 and, as a group, outperform the KBW 50 over time. National City believes it important that the peer group it compares itself to consists of the better performing banks. Awards are based on the corporate results and can range from 0% to 76.5% of the recipient's base salary in effect at the close of the year for which the evaluation is made. Awards under this plan are paid or credited no later than the end of first quarter of the following year.

     Amounts awarded under the Annual Performance Plan may be in cash, in unfunded future benefits or a combination thereof. With the exception of a cash award, awards are not funded, but simply remain contractual liabilities of National City and are subject to payment upon the recipient's termination of employment with National City and its subsidiaries. Generally, these unfunded benefits, together with earnings thereon, are payable to the former officer or his beneficiary or his estate on an installment basis over 10 years. Unfunded future benefits awards are considered as invested as directed by the recipient from time to time, in funds described in the Savings Plan or in the equivalent of a savings account and are subject to the gains or losses on those investments.

     In the event of a change in control, the Annual Performance Plan provides that each participant will be paid at the effective time of the change in control the maximum benefit the participant is entitled to receive under the Annual Performance Plan.

     Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to receive benefits.


     STOCK OPTION PLANS. National City has in effect the Amended and Restated 1973 Stock Option Plan, as amended, the 1984 Stock Option Plan, as amended, the 1989 Stock Option Plan and the 1993 Stock Option Plan. No options have been granted since July 1987 under the 1973 Plan and no further options will be granted under the 1973 Plan. Each of the four stock option plans (hereinafter referred to jointly as the "Stock Option Plans") have substantially similar provisions and generally provide for the granting of options to purchase shares of National City Common, the options being either non-qualified options or options which are intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code. The Stock Option Plans also provide for the granting of Appreciation Rights, but only in tandem with stock options previously granted or contemporaneously being granted. Under the Stock Option Plans, no options may be granted at less than 100% of the market value of National City Common on the date of the grant of the option. Stock option awards are based on current individual performance. Previous awards are not considered except for assuring the plan maximums are not exceeded.


     Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to receive options under the Stock Option Plans.

     RESTRICTED STOCK PLAN. National City has in effect the National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (the "Restricted Stock Plan"). The purpose of the Restricted Stock Plan is to provide alternative means of compensation and to promote the long term profitability and success of National City by providing equity interests and equity based incentives in National City to key employees and members of the Board of Directors of National City.

     The Restricted Stock Plan is administered by the Compensation and Organization Committee of the Board of Directors of National City.

     Restricted Stock is granted to executive officers only as a method of offsetting the liability of a portion of their Supplemental Retirement Benefits with the restrictions being lifted at retirement. Grants are based on the present value of accrued supplemental benefits.


     Other employees, who do not receive stock option grants and who have been identified by their managers as high potential employees have been awarded restricted stock grants. The restrictions on grants to high potential employees lapse on the fourth anniversary of the grant.

     Generally, the Restricted Stock Plan provides for the granting of shares of National City Common ("Restricted Stock") to a recipient and restricting that recipient's rights to transfer the shares for a specific period of time. During that restricted period, those shares are subject to substantial risk of forfeiture. To the extent the recipient forfeits his interest in the Restricted Stock, he or she will have no rights in the Restricted Stock forfeited.

     The total amount of Restricted Stock which may be awarded under the Restricted Stock Plan is 1,000,000 shares of which no more than 150,000 shares may be awarded in the aggregate to any one individual. Under the Restricted Stock Plan, awards of Restricted Stock may be made to any regular employee of National City (including employees who are members of the Board of Directors) or any of its subsidiaries ("Employee Awards") and to the directors of National City who are not employees of National City or its subsidiaries ("Director Awards").

     The Restricted Stock Plan contemplates that the Compensation and Organization Committee may award Restricted Stock to the employees of National City and National City's subsidiaries subject to the following restrictions: (a) all awards are to be made subject to transfer restrictions which are set by the Compensation and Organization Committee, and such restrictions must last at least six months from the date of the award, and (b) all awards of Restricted Stock shall be subject to the award agreement entered into between National City and the employee receiving the award (such agreements may differ from employee to employee and from award to award).

     Other than directors who also are officers of National City, each individual who was elected to the Board of Directors of National City on April 22, 1991, the date when the Restricted Stock Plan became effective, was awarded 500 shares of Restricted Stock, and each individual who is first elected or appointed to the Board of Director will be, awarded 1000 (500 shares adjusted for the July 1993 100% stock dividend) shares of Restricted Stock subject to transfer restrictions. In addition, each year in which an individual is re-elected or re-appointed as a director of National City, such individual is to be awarded an additional 200 shares of Restricted Stock. The restrictions on the Director Awards do not expire until the earlier of the individual director's death, disability or nine months after the date of the award.

     The Restricted Stock Plan provides that upon a change in control of National City (as defined in the Restricted Stock Plan), all Restricted Stock Plan restrictions will lapse and be of no further force or effect and that National City shall cause all outstanding Restricted Stock held under the Restricted Stock Plan to be exchanged for shares of National City Common free of any Restricted Stock Plan legends or restrictions.

     Various individuals who are participants in the Supplemental Plan (as defined below) and agreed to waive certain rights to receive benefits under the Supplemental Plan were granted various amounts of Restricted Stock. The restrictions on the awards granted to these individuals do not lapse until such time as they would qualify to receive retirement benefits under the Supplemental Plan.


     SEVERANCE AGREEMENTS. National City recognizes that, as is the case at most companies, the possibility of a change in control exists. Accordingly, National City desires to assure itself of both present and future continuity of management and wishes to ensure that its senior executive officers and other key employees ("Executives") continue to remain in the employ of National City by entering into severance pay agreements with certain Executives of National City. The severance agreements were entered into upon the recommendation of the Compensation and Organization Committee and the forms of the agreement were approved by the Board of Directors at its December 19, 1994 meeting. The agreements become immediately operative upon a change in control.


     The severance agreements provide that upon termination of employment with National City, a subsidiary, or a successor to National City within three years following a change in control, unless the termination is because of death, permanent disability, or cause, the Executive will be entitled to severance compensation. The severance agreements also provide that following a change in control, the Executive may terminate his own employment with National City or a subsidiary with the right to severance compensation during the period commencing with the occurrence of the change in control and continuing until the earliest of (i) the third anniversary of the occurrence of the change in control, (ii) death, or (iii) attainment of age sixty-five and upon the occurrence of one or more certain additional events. For fifteen Executives, the severance agreements also provide that in the event of a change in control, the Executive may terminate his employment with National City or any subsidiary for any reason during the thirty-day period immediately following the first anniversary of the first occurrence of a change in control without cause with the right to severance compensation.

     The severance compensation will be a lump sum payment in an amount equal to three times the sum of (i) base pay at the highest rate in effect for any period prior to the termination date plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the change in control occurs. For thirty-six months following the termination, National City will arrange to provide the Executive with employee benefits that are welfare benefits substantially similar to those which the Executive was receiving or was entitled to receive immediately prior to the termination date and such thirty-six month period will be considered service with National City for the purpose of determining service credits and benefits due and payable under National City's various retirement benefit plans.

     National City has agreed to bear the expense of any and all legal fees incurred by any Executive associated with the interpretation, enforcement, or defense of his rights under the severance agreements.

     RETIREMENT PLANS. The National City Non-Contributory Retirement Plan (the "Retirement Plan") is a qualified, non-contributory defined benefit plan, and the pension trust is tax exempt under the Internal Revenue Code. The Retirement Plan presently covers all regular employees of National City and those subsidiaries of National City that have adopted the Retirement Plan when such employees have completed 1,000 hours of service in a 12-month period (normally the first 12 months of employment), provided they have attained age 21.

     Upon reaching the normal retirement age of 65, with five years of vesting service, each participant in the Retirement Plan generally is entitled to receive monthly for life a basic benefit (less certain deductions specified in the Retirement Plan) based upon the participant's highest average annual base compensation for any 60 consecutive months of active employment during the last 120 months preceding retirement ("Final Average Earnings"). The annual basic benefit shall be equal to the sum of (a) 1 1/4% times the employee's Final Average Earnings not in excess of "Covered Compensation" plus (b) 1 3/4% times the employee's Final Average Earnings in excess of "Covered Compensation," and such sum multiplied by the number of years of benefit service, but not more than 35 years. "Covered Compensation," which is computed pursuant to government regulations, generally is based upon the average of the wage base covered by Social Security, upon the employee's date of birth and upon an assumed 35-year work experience. Participant's "base compensation" is defined by the Retirement Plan to mean generally the salary and wages paid to such participant, excluding overtime, bonuses, commissions and other similar forms of remuneration. The Code places limits on the amount of annual benefits which may be paid to any participant by the pension trust of the Retirement Plan.

     The Retirement Plan also provides for optional early retirement at a reduced benefit at any time after a participant attains age 55 with at least 10 years of benefit service. The amount of the reduction of the benefit is determined by a formula dependent upon the age at which the participant elects to begin to receive benefits. If a participant has more than 20 years of vesting service, the participant may elect to retire at 62 and start receiving unreduced pension benefits.

     National City adopted a supplemental retirement plan ("Supplemental Plan") to supplement the pension payments under the Retirement Plan for those certain senior officers of National City and its subsidiaries who may be designated from time to time by the Compensation and Organization Committee. Payments under the

Supplemental Plan are paid from the general revenues of National City and have no effect on the existing pension trust fund.

     The Supplemental Plan's purpose is to augment an individual's income from Social Security and pension payments the individual is entitled to receive upon retirement. The amount of the Supplemental Plan benefit for any covered individual will be the amount of the individual's retirement benefit determined under the Retirement Plan, but determined (a) without regard to the limitations on such benefits contained in the Internal Revenue Code, and (b) by adding to the individual's highest average base compensation the average of the amounts (if any) of the individual's five largest (not necessarily consecutive) awards under the National City Corporation Short Term Plan, Incentive Plan and the National City Corporation Annual Corporation Performance Incentive Plan during the 10 calendar years completed prior to retirement, less the sum of (i) amounts payable to the individual under the Retirement Plan, plus (ii) amounts payable to the individual under any corporate program which is deemed to be another offset program to the Supplemental Plan, as determined by the Compensation and Organization Committee of the Board of Directors. The amount of the Supplemental Plan benefit may, in the discretion of such Committee, be paid to the individual in a lump sum.

     The Supplemental Plan also provides supplemental disability benefits and supplemental surviving spouse benefits. All benefits under the Supplemental Plan are computed on the basis of the individual's retirement at age 65 (or age 62 if he has 20 years of vesting service), and if an individual otherwise entitled to receive benefits under the Supplemental Plan retires prior to attaining said age, Supplemental Plan benefits will be reduced in the same manner as pension payments are reduced under the Retirement Plan, subject, however, to such reduction being waived by that Committee.

     In the event of a change in control of National City, the Supplemental Plan provides for the vesting of all accrued benefits.

--------------------------------------------------------------------------------

                               PENSION PLAN TABLE

                                                        YEARS OF BENEFIT SERVICE
   AVERAGE BASE     -------------------------------------------------------------------------------------------------
   COMPENSATION       10 YEARS         15 YEARS         20 YEARS         25 YEARS         30 YEARS         35 YEARS
---
    $   25,000        $    3,125       $    4,687       $    6,250       $    7,812       $    9,375       $   10,937
        50,000             7,373           11,060           14,747           18,434           22,120           25,807
       100,000            16,124           24,185           32,248           40,310           48,371           56,433
       200,000            33,623           50,435           67,247           84,059          100,870          117,682
       400,000            68,624          102,936          137,248          171,560          205,871          240,183
       600,000           103,624          155,436          207,248          259,059          310,873          362,685
       800,000           138,623          207,935          277,247          346,559          415,870          485,182
     1,000,000           173,624          260,436          347,248          434,060          520,871          607,683
     1,200,000           208,624          312,936          417,248          521,561          625,873          730,185

--------------------------------------------------------------------------------

Retirement benefits above the defined benefit maximum of $150,000 in 1996 are paid to those officers who are participating through a nonqualified Supplemental Executive Retirement Plan.
--------------------------------------------------------------------------------

     Assuming retirement at age 65 under the Retirement Plan, the number of years of benefit service under both the Retirement Plan and the Supplemental Plan for the five individuals named in the Cash Compensation Table would be:
David A. Daberko, 35 years; William R. Robertson, 35 years; Vincent A. DiGirolamo, 35 years; Morton Boyd, 12 years; and Gary A. Glaser, 35 years.

     First Kentucky National Corporation, acquired by the Corporation in 1988, had a defined contribution retirement plan unlike the Corporation's Retirement Plan which is a defined benefit plan. The years shown for Mr. Boyd only relate to benefit service under the Retirement Plan and the Supplemental Plan. Mr. Boyd, upon retirement, is entitled to receive benefits under the First Kentucky National Corporation defined contribution retirement plan in addition to those under the Retirement Plan and Supplemental Plan, subject to offsets as set forth in the Plans. After First Kentucky National Corporation was acquired by National City, no further amounts have been accrued for any employee under the First Kentucky National Corporation defined contribution retirement plan.

2. PROPOSAL RESPECTING AMENDING THE NATIONAL CITY CORPORATION 1993 STOCK OPTION PLAN.

     At the Annual Meeting amendments to the National City Corporation 1993 Stock Option Plan (the "Option Plan") will be presented for approval. The amendments were adopted by the Board of Directors at its meeting February 26, 1996 subject to the approval of National City's stockholders.

     The complete text of the Option Plan, as amended, appears as Appendix F to this Prospectus and Joint Proxy Statement. While the amendments to the Option Plan are summarized herein, such summaries are in all respects subject to the complete text of the Option Plan in Appendix F.

SUMMARY OF CURRENT PLAN


     The Option Plan was approved by stockholders on April 26, 1993. The total number of shares for which options may be granted under the Option Plan is 10,000,000 shares (originally 5,000,000 shares adjusted for the 2 for 1 stock split in July, 1993) of National City Common. As of February 29, 1996, 3,860,009 options are outstanding under the Option Plan. Additionally, the Option Plan provides for the granting of stock appreciation rights ("Appreciation Rights") in respect of stock options now outstanding or hereafter granted under the Option Plan, the National City Corporation 1989 Stock Option Plan, the National City Corporation 1984 Stock Option Plan, the National City 1973 Stock Option Plan or under a stock option plan of an acquired corporation (if the options are assumed by the Corporation).


ELIGIBILITY

     Under the Option Plan, grants of options to purchase National City Common at a specified price ("Option Rights") may be made to officers (including officers who are members of the Board of Directors) and other key employees of National City or of any of its subsidiaries. Appreciation Rights may be granted to any present or future holder of outstanding Option Rights.

TERMS OF OPTION GRANTS

     The Option Plan contemplates that Option Rights may be granted by the Compensation and Organization Committee of the Board of Directors with respect to unrestricted shares of National City Common, in accordance with the provisions of the Plan, which include:

          (a) Each grant must specify the number of shares of National City Common to which it pertains or a method for determining such number.

          (b) Each grant shall be at an option price which is not less than the market value of National City Common on the date of grant.

          (c) Successive grants may be made to the same employee whether or not any Option Rights previously granted to such employee remain unexercised. No employee may, however, be granted pursuant to the Option Plan more than 1,000,000 (originally 500,000 prior to adjustment for the July, 1993 two for one stock split) Option Rights, subject to adjustment. Nothing in the Option Plan would require that earlier options be exercised or expire before later options are exercised.

          (d) Option Rights granted under the Option Plan may be stock options which are intended to qualify under particular provisions of the Internal Revenue Code (the "Code"), stock options which are not intended so to qualify, or a combination of the foregoing.

          (e) No Option Right shall be exercised more than 10 years from the date of grant.

     Agreements evidencing Option Rights may contain such other terms and provisions, consistent with the Option Plan, as the Board of Directors may approve. National City anticipates that grants of Option Rights normally will specify a period of service before they will become exercisable. Shares covered by Option Rights which are terminated for any reason or expire unexercised may be made the subject of new Option Rights.

     The option price is payable at the time of exercise either in cash or by the transfer to National City of unrestricted National City Common owned by optionee having a market value equal to the option price or any combination of both cash and stock. The Compensation and Organization Committee has the authority to specify at the time Option Rights are granted that National City Common will not be accepted in payment of the option price until they have been owned by optionee for a specified period. The Plan does not require any such holding period, however, and would permit immediate sequential exchanges of National City Common at the time of exercise of Option Rights.

APPRECIATION RIGHTS

     Appreciation Rights provide to optionees an alternative means of realizing Option Rights benefits. The holder of an Appreciation Right may, in lieu of exercising all or any part of his Option Rights, receive from National City an amount equal to 100%, or such lesser percentage as the Board of Directors may determine, of the spread between the option price and the current market value of the shares subject to the Option Rights. Exercise of an Appreciation Right will result in cancellation of the related Option Right, and the exercise of the Option Right will result in the cancellation of the related Appreciation Right. The proposed amendment does not provide for the granting of Additional Options (as defined below) on Appreciation Rights.

PROPOSED AMENDMENT

     National City has established stock ownership guidelines for its top management personnel. The guidelines seek to have management officials beneficially own National City Common having a value ranging from 1.5 to 5.5 times the midrange of the base salary for the grade in which the manager's job is positioned. The amendment is expected to help management personnel achieve and exceed their ownership goals. National City believes the amendment will encourage management personnel to exercise options at an earlier date and retain ownership of shares so exercised.

     The amendment provides that National City may grant additional options ("Additional Options") to eligible employees. The purpose of the Additional Options are to encourage ownership and retention of National City Common by management personnel by providing for the grant of a new option if the exercise price of an outstanding option is paid by delivering shares of National City Common owned by the optionee. Also, Additional Options may be granted with respect to shares tendered as payment of the amount to be withheld under federal, state and local income tax laws in connection with the exercise of an Option Right to which such Additional Option relates.

     The proposed amendment to the Stock Option Plan provides that the Committee may, at or after the date of grant with respect to any outstanding option, grant Additional Options and may establish the terms and conditions of such Additional Options. Pursuant to an Additional Option, the optionee would be granted a new option at the then prevailing market price when the payment of the exercise price of the option to which such Additional Option relates is made by using shares of National City Common owned by the optionee and/or when shares of National City Common are tendered or relinquished as payment of the amount to be withheld under federal, state and local income tax laws in connection with the exercise of the option to which such Additional Option relates. The new option granted upon such exercise would be an option to purchase the number of shares not exceeding the sum of (i) the number of shares of National City Common tendered as payment upon the exercise of the option to which such "Additional Option" option relates and (ii) the number of shares of National City Common tendered or relinquished as payment of the amount to be withheld under income tax laws in connection with the exercise of the option to which such Additional Option relates. Additional Options may be granted with respect to options previously granted under the Option Plan or any other stock option plan of National City or any National City subsidiary now or hereafter in effect, or pursuant to any stock option plan of any corporation which is merged into National City and where National City has assumed the obligations of such corporation under such option plan. The amendment provides that the Committee has the discretion as to setting terms and conditions of the Additional Options subject to the following provisions: (1) the Additional Option exercise price shall be the closing price, per share, of the shares of National City Common, on the NYSE on the date the employee delivers shares of National City Common to exercise the Option that has the Additional Option feature and/or delivers or relinquishes shares of National City Common in payment of income tax withholding on the exercise of an Option that has the Additional Option feature; (2) the Additional Option shall not be exercised within six months after it is granted and (3) the Additional Option shall have the same termination provisions as the underlying option to which such Additional Option relates.

     In addition, the proposed amendment provides that the number of shares of National City Common which may be sold under the Option Plan will be increased by the number of shares of National City Common that are delivered to National City in connection with the exercise of a stock option and shares delivered or relinquished in payment of federal, state and local income tax withholding liabilities upon exercise of a stock option.

FEDERAL TAX CONSEQUENCES


     National City presently anticipates that Option Rights granted pursuant to the Option Plan will be either "non-qualified" or "incentive stock" options.


     Non-qualified Option Rights and Additional Options will not result in any taxable income to the optionee or deduction to National City at the time they are granted. In general, the holder of non-qualified Option Rights will realize taxable ordinary compensation income at the time of the exercise of the Option Rights or related Additional Options in an amount measured by the excess of the fair market value of the shares at that time over the option price. The tax basis to the optionee for non-qualified option shares acquired will be the option price plus such taxable ordinary compensation income and when the optionee disposes of the shares capital gain or loss will be recognized, either long or short term, depending on the holding period of the shares.

     The amount included in the income of the optionee of non-qualified Option Rights or related Additional Options as ordinary taxable income determines the amount of the deduction to which the National City is entitled.

     Option Rights or Additional Options which are incentive stock options will not result in taxable income to the optionee or a deduction to the National City at the time granted nor at the time exercised if holding period requirements are observed. The optionee must hold the stock more than two years from date of grant and one year from date of exercise. If these holding requirements are met, the optionee will receive capital gain treatment and National City no deduction. If these holding requirements are not met, in general, the optionee has ordinary taxable income and the corporation a deduction measured by the excess of the fair market value of the shares of National City Common at the time of exercise or disqualifying sale over the option price, whichever produces a lesser gain.

     The tax basis to the optionee for National City Common acquired on exercise of an Option Right or Additional Option that is an incentive stock option will be the fair market value at the date the Option Right or Additional Option was granted. The difference between the fair market value at the date of exercise and the option price of the incentive stock option will be an item of tax preference. Thus, it will have to be included when making the alternative minimum tax calculation for the year in which the incentive stock option was exercised.

     The granting of an Appreciation Right will not produce taxable income to the optionee or a deduction to National City. Upon exercise of Appreciation Rights the amount of any cash received and the fair market value of any National City Common received will be taxable to the optionee as ordinary income and, in general, determines the amount of the deduction to which National City is entitled.

BENEFITS UNDER THE AMENDMENT

     If National City's option plans had the Additional Option feature available and all the Options Rights which were exercised during the fiscal year 1995 had the "Additional Option" feature set forth in the above described amendment, the individuals listed in the chart below would have been granted the indicated additional options in exchange for the shares that were delivered to National City in payment for Option

Rights exercised and shares delivered or forfeited in satisfaction of tax withholding obligations in connection with the exercise of an outstanding Option Right.


           NATIONAL CITY CORPORATION AMENDED AND RESTATED 1993 STOCK OPTION PLAN
--------------------------------------------------------------------------------------------
                                                                                     NUMBER
                                                                                       OF
                                NAME AND POSITION                                     UNITS
----------------------------------------------------------------------------------   -------
D. A. Daberko -- Chairman & CEO...................................................    9,984
W. R. Robertson -- President......................................................   13,381
V. A. DiGirolamo -- Executive Vice President......................................      -0-
M. Boyd -- Executive Vice President...............................................    5,280
G. A. Glaser -- Executive Vice President..........................................    1,062
E. B. Brandon -- Retired Chairman & CEO...........................................    7,076
Executive Group...................................................................   46,240
Non-Executive Director Group......................................................      N/A
Non-Executive Officer Employee Group..............................................   107,102


GENERAL


     The closing price for the shares of National City Common as reported in The Wall Street Journal for February 29, 1996 was 34.75 per share.


     No Option Right, Additional Option or related Appreciation Right shall be transferable by an optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

APPROVAL BY STOCKHOLDERS

     The amendments require for their adoption the favorable vote of the holders of a majority of the shares present and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS OF NATIONAL CITY RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. SELECTION OF INDEPENDENT AUDITORS -- NATIONAL CITY

     The Board of Directors of National City believes it appropriate to submit for action by the stockholders of National City the approval of the selection of Ernst & Young LLP, independent auditors, as auditors for National City for the year 1996. This firm and its predecessors have served as independent auditors for National City since its inception in 1973. In the opinion of the Board of Directors of National City, the reputation, qualifications and experience of the firm make appropriate its reappointment for 1996. A representative of the firm is expected to be present at the Annual Meeting of Stockholders of National City with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the selection of Ernst & Young LLP as auditors for National City for the year 1996.

     THE BOARD OF DIRECTORS OF NATIONAL CITY RECOMMENDS A VOTE FOR THIS
PROPOSAL.

4. MERGER


     This section of the Prospectus and Joint Proxy Statement describes the material aspects of the Merger. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement, the National City Option Agreement and the Integra Option Agreement, which are attached as Appendices A, D and E respectively to this Prospectus and Joint Proxy Statement and are incorporated herein by reference. All stockholders of National City and all shareholders of Integra are urged to read the agreements.

                                                 .

BACKGROUND OF AND REASONS FOR THE MERGER -- INTEGRA


     In recent years there has been, and there continues to be, substantial consolidation in the United States banking and financial services industry. Integra's executive management and Board of Directors have had ongoing discussions regarding how to respond to this consolidation. In 1993 Integra decided to remain independent while at the same time executive management was instructed by the Board of Directors to stay in touch with companies Integra would like to acquire as well as to get better acquainted with companies that may be interested in acquiring Integra. Morgan Stanley was retained to advise Integra in this process. In 1994, William F. Roemer, Chairman and Chief Executive Officer of Integra ("Roemer"), updated the Executive Committee of Integra on the conversations that he and Leonard M. Carroll, President and Chief Operating Officer of Integra ("Carroll"), had had with executives from several institutions. In addition to talking to potential acquisition candidates, Integra had conversations with four companies that might have been interested in acquiring Integra, none of which discussions amounted to more than an initial expression of interest by such companies. At the Board of Directors retreat in July 1995, an independent banking consultant again reviewed the state of the industry. This review covered, among other things, the ability of an independent institution like Integra to adequately respond to the ongoing consolidation within the industry and at the same time enhance the value of Integra for its shareholders.


     In April 1995, Roemer attended the Bankers Roundtable in Florida and visited with David A. Daberko ("Daberko"), who at that time was National City's President and Chief Operating Officer. Roemer and Daberko discussed the similarities between Integra and National City in regard to their cultures, business philosophies and approach to managing. They agreed to meet again in May when Roemer would be in Cleveland. In May they continued their discussions regarding the similarities between the companies. Daberko stated that Integra was on a list of National City's top acquisition candidates, but that National City was only interested in a friendly acquisition. A meeting was then held in Pittsburgh at the end of June which was attended by Roemer, Carroll, Daberko and William R. Robertson, Deputy Chairman of National City. Carroll came away from that meeting sharing the same positive impression regarding the similarities of philosophies and interests of the two companies as had Roemer.


     Following the meeting in Pittsburgh, Roemer contacted representatives of Morgan Stanley and requested that they enter into an exploratory dialogue with National City on Integra's behalf. A representative of Morgan Stanley met with Daberko in early August to discuss the benefits of a proposed merger. While a number of issues remained to be resolved in negotiations, the price to be paid by National City in the transaction became the primary point of negotiations between the parties. On August 18, 1995, a meeting was held in New York City between Roemer and Carroll from Integra, Daberko and other senior officers from National City, representatives from Morgan Stanley and representatives from Merrill Lynch. On August 24, 1995, National City made an offer which was supported by Merrill Lynch that Roemer and Carroll were prepared to recommend to the Integra Board of Directors. The Executive Committee of the Board of Directors of Integra met on August 24, 1995, and the full Board met on August 26, 1995 with representatives from Morgan Stanley in attendance at both meetings. The Board of Directors of Integra unanimously approved the Agreement and the transactions contemplated thereby, including the National City Option Agreement and the Integra Option Agreement, and voted to recommend the Agreement to the shareholders of Integra.


     In reaching the determination that the Merger is fair to, and in the best interests of, Integra and its shareholders, the Integra Board consulted with Integra management, as well as its financial and legal advisers, and considered a number of factors, including, without limitation, the following:

          (a) Integra's business, operations, earnings, prospects and financial condition;

          (b) the business, operations, earnings, prospects and financial condition of National City as determined from the due diligence conducted by Integra management, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations and support functions) that could result from the Merger, and the enhanced opportunities for growth that the Merger would make possible;

          (c) the opinion of Morgan Stanley that as of August 26, 1995, the Exchange Rate was fair to Integra shareholders from a financial point of view;

          (d) the value implied by the Exchange Rate in relation to the then market value, book value and earnings of Integra and the fact that Integra would be unlikely to match or exceed such value in the foreseeable future by remaining independent;

          (e) comparisons to median deal multiples of other recent bank acquisitions in terms of premium to market, book value and earnings;

          (f) the terms of the proposed Agreement, and the National City Option Agreement and the Integra Option Agreement;

          (g) National City's record as an institution consistently ranked near the top of its peer group of regional bank holding companies in terms of asset quality, reserve coverage, capital adequacy and profitability;

          (h) alternatives to the Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling Integra, and remaining independent and growing through future acquisitions) and the competitive problems that Integra was likely to encounter as an independent company;

          (i) the apparent absence of any significant problems in obtaining regulatory approvals for the Merger and the fact that the pro forma capital position of the combined companies would be well in excess of all applicable regulatory capital requirements;

          (j) the effects on the communities Integra serves, along with the effects on Integra's borrowers, depositors, suppliers and employees;

          (k) the expectation that the Merger will generally be a tax-free transaction to Integra and its shareholders and that the Merger will be accounted for under the pooling-of-interests method of accounting (see "MERGER -- Certain Federal Income Tax Consequences" and "-- Accounting Treatment"); and

          (l) the current and prospective economic environment and competitive constraints facing financial institutions, including Integra.

     The Integra Board did not assign any specific or relative weight to the foregoing factors in their consideration.

     IN VIEW OF ALL OF THE CONSIDERATIONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS OF INTEGRA UNANIMOUSLY RECOMMENDS THAT INTEGRA SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

BACKGROUND OF AND REASONS FOR THE MERGER -- NATIONAL CITY


     National City's acquisition strategy has been to be a major player in its existing markets and to expand into contiguous markets where a major presence can be established. National City considers western Pennsylvania an extension of its Ohio markets because of its proximity and similar characteristics. Integra represented the most attractive way to enter the western Pennsylvania market. Over the past year, National City engaged in discussions with Integra management about the possibility of a merger of the two companies. Discussions intensified over the summer of 1995 after Integra retained Morgan Stanley to become its financial advisor in a potential transaction. Negotiations and due diligence were conducted during the month of August 1995. The Agreement was executed on August 27, 1995, after the due diligence review was completed, and an announcement was made on August 28, 1995.

     As indicated above, concurrent with the negotiation of the Agreement, National City conducted a detailed due diligence review of Integra. Teams from National City reviewed such areas as credit quality, risk management, systems, controls, consolidation opportunities, and management issues. One of the main objectives of the due diligence review was the verification of assumptions used to determine the price to be paid for the Integra shares. After the review was completed, National City became comfortable that cost savings, revenue enhancements and one-time merger related charges were in line with initial estimates. National City management presented its findings to its Board of Directors at a special meeting held on August 27, 1995. At that meeting, National City's Board approved the transaction.

     National City believes that the Merger is fair to and in the best interests of National City and its stockholders and recommends that its stockholders vote in favor of the transaction. In negotiating the terms of the Merger and in considering its recommendation to the stockholders of adoption of the Agreement, National City reviewed a number of factors with a view to maximizing stockholder value in the intermediate and long term, including earnings potential, realization of economies of scale, market position of Integra and National City's ability to sell its products to Integra's large customer base. In addition, the National City Board of Directors consulted with National City management, as well as its financial and legal advisers, and considered other factors, including, without limitation, the following: (a) the business, operations, earnings, prospects and financial condition of Integra as determined from the due diligence conducted by National City management; (b) the opinion of its financial advisor as described below; (c) the terms of the Agreement, the National City Option and the Integra Option; and (d) regulatory approval requirements.

     National City believes that the affiliation of Integra with National City and the acquisition of the banks and other subsidiaries now owned by Integra will provide National City with a meaningful presence in western Pennsylvania and an expansion of National City's customer base and assets. National City also believes that Integra's low loan-to-deposit ratio represents a significant source of low cost funding for all of National City. Also, Integra's expertise in consumer finance through its subsidiary, Altegra Credit Company represents a significant boost to National City's de-novo efforts in that business. In addition, Integra's strong retail base provides an opportunity for expansion of National City's products into western Pennsylvania. National City, with its expertise in middle market lending and in investment banking provides a great opportunity to grow revenues from the Integra markets.

     National City has had substantial prior experience in effecting successful mergers, including major bank holding company mergers (BancOhio Corporation in 1984, First Kentucky National Corporation in 1988 and Merchants National Corporation in 1992) as well as other smaller acquisitions. National City has completed all of its own standardization and consolidation projects and believes it can effectively integrate the operations of Integra into National City within one month after the consummation of the Merger, thereby realizing the full benefits of the Merger within one of the shortest time periods in banking history, although there can be no assurance. The Board of Directors of National City believes that the Merger will result in a combined entity with increased financial resources and greater financial strength than either National City or Integra standing alone. The anticipated cost savings noted above, coupled with the expected improved credit quality at Integra, should make the Merger accretive to National City's earnings per share in 1997. The increased scale of operations will also aid the profitability of such key product areas as trust, mortgage servicing, credit card processing and consumer finance.

     IN VIEW OF ALL THE CONSIDERATIONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS OF NATIONAL CITY UNANIMOUSLY RECOMMENDS THAT NATIONAL CITY STOCKHOLDERS VOTE FOR THE ADOPTION OF THE AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

     Integra. Integra retained Morgan Stanley to act as Integra's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with Integra. At the August 26, 1995 meeting of the Integra Board, Morgan Stanley rendered its oral opinion to the Integra Board that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to holders of Integra Common Stock. Morgan Stanley subsequently confirmed its August 26, 1995 oral opinion by delivery to the Integra Board of a written opinion dated as of the date of this Prospectus and Joint Proxy Statement.

     THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF THE DATE OF THIS PROSPECTUS AND JOINT PROXY STATEMENT, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROSPECTUS AND JOINT PROXY STATEMENT. INTEGRA SHAREHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS ADDRESSED TO THE INTEGRA BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF INTEGRA COMMON STOCK AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE AT THE INTEGRA MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROSPECTUS AND JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     In connection with rendering its opinion dated as of the date of this Prospectus and Joint Proxy Statement, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Integra and National City, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning Integra and National City prepared by the managements of Integra and National City, respectively; (iii) analyzed certain financial projections prepared by the managements of Integra and National City, respectively; (iv) discussed the past and current operations and financial condition and the prospects of Integra and National City with senior executives of Integra and National City, respectively;
(v) reviewed the reported prices and trading activity for the Integra Common and the National City Common; (vi) compared the financial performance of Integra and National City and the prices and trading activity of the Integra Common and the National City Common with that of certain other comparable bank holding companies and their securities; (vii) discussed the results of regulatory examinations of Integra and National City with the Senior managements of the respective companies; (viii) reviewed and discussed with the senior managements of Integra and National City the strategic objectives of the Merger and synergies and certain other benefits of the Merger; (ix) analyzed certain pro forma financial projections for the combined company prepared by Integra and National City; (x) reviewed and discussed with the senior managements of Integra and National City certain estimates of the cost savings expected to result from the Merger; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (xii) participated in discussions and negotiations among representatives of Integra and National City and their financial and legal advisors; (xiii) reviewed the Merger Agreement, the Stock Option Agreements between Integra and National City each dated as of August 27, 1995 and certain related documents; and (xiv) performed such other analyses as it deemed appropriate.


     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including the estimates of synergies and other benefits expected to result from the Merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Integra and National City, respectively. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Integra and National City, nor has Morgan Stanley been furnished with any such appraisals and Morgan Stanley has not examined any loan files of Integra and National City. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion.

     Morgan Stanley was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Integra or any of its assets.

     The following is a summary of the analyses presented by Morgan Stanley to the Integra Board of Directors on August 26, 1995 in connection with rendering its opinion.

     Comparable Company Analysis. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of Integra relative to 35 regional banks (the "Morgan Stanley Regional Bank Index," or the "Comparables"). Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of June 30, 1995.

     Morgan Stanley analyzed the relative performance and value of Integra by comparing certain market trading statistics for Integra with the Comparables. Market information used in ratios provided below is as of

August 23, 1995. The market trading information used in the valuation analysis was market price to book value (which was 1.6x for Integra and 1.7x in the case of the mean for the Morgan Stanley Regional Bank Index) and market price to earnings per share estimates for 1996 (which was 9.8x for Integra and 9.6x in the case of the mean for the Morgan Stanley Regional Bank Index, in each case based upon Institutional Brokers Estimate System ("IBES") estimates as of August 17, 1995). IBES is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional shareholders.

     Morgan Stanley also reviewed the latest 12 months financial performance of Integra with the Comparables. The trailing financial performance information used was return on assets (which was 1.16% for Integra and 1.27% in the case of the mean for the Morgan Stanley Regional Bank Index) and return on common equity (which was 17.4% for Integra and 16.5% in the case of the mean for the Morgan Stanley Regional Bank Index).

     No company or transaction used in the comparable company and comparable transaction analyses is identical to Integra or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Integra and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of Integra Common assuming Integra continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that Integra could generate over the period beginning in 1995 and ending in 1997 and (ii) the present value of the "terminal value" of Integra Common at the end of 1997. The following two sets of earnings projections formed the basis for the projected dividend stream: (i) Integra management's projections for 1995, 1996 and 1997; and (ii) IBES estimates for 1995 and 1996, grown at 8% thereafter through 1997. The "terminal value" of Integra Common at the end of the period was determined by applying a projected price-to-earnings multiple of 10.0x to 1997 projected net income for Integra. The dividend stream and terminal values were discounted to present values using discount rates of 13% and 14%, which Morgan Stanley viewed as the appropriate discount rate range for a company with Integra's risk characteristics. The fully diluted stand-alone value of Integra Common ranged from approximately $46 per share to approximately $50 per share based upon this analysis.

     Implied Acquisition Value. As part of its analysis of the acquisition valuation, Morgan Stanley assumed that the net present value of the estimated cost savings associated with the Merger was added to the fully diluted stand-alone value of Integra Common also described above (see "-- Dividend Discount Analysis"). Based on the cost savings estimated by managements of Integra and National City of 15%, 20% and 25%, a phase-in of cost savings over two years, Morgan Stanley estimated the implied acquisition value of Integra Common to range from $55 to $67 per share. This present value calculation assumed a perpetual expense growth rate of 3%, a tax rate of 35% and a restructuring charge equal to 100% of fully phased in cost savings.

     Comparable Transaction Analysis. Morgan Stanley performed an analysis of premiums paid for selected holding companies of commercial banks in transactions with value of over $500 million in order to obtain a valuation range for the Integra Common based upon comparable merger transactions. Multiples of market value, book value, and earnings implied by the consideration to be received by shareholders of Integra in the Merger were compared with multiples paid in other comparable merger transactions from 1994 through August 7, 1995. The comparison included a total of eight transactions. The transactions examined were (acquiree/acquiror): FirsTier Financial/First Bank System, Premier Bancorp/Banc One; Midlantic Corporation/PNC Bank; First Fidelity/First Union; West One Bancorp/U.S. Bancorp; Shawmut National/Fleet Financial Group; Michigan National/National Australia Bank; and Continental Bank/BankAmerica. The analysis yielded a mean price paid over market price multiple of 1.4x for the comparable transactions, compared to approximately 1.2x for the Merger, based on the market price of the Integra Common as of August 23, 1995 ($51.88). In terms of price to book multiple, the mean for the comparable transactions was 1.8x (compared to approximately 2.0x for the Merger, based on Integra's June 30, 1995 book value of $1,052 million). The third multiple considered was price to latest twelve month trailing earnings with a mean for the comparable transactions of 11.8x (compared with 13.0x for the Merger, based upon Integra's earnings for the twelve months ended June 30, 1995). For the comparable transactions: (i) multiples of price paid to market value ranged from 1.0x to 1.7x; (ii) multiples of book value ranged from 1.2x to 2.1x; and (iii) the multiples of last twelve month trailing earnings ranged from 8.5x to 16.0x.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion and the presentation to the Integra Board. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Integra.

     In connection with its written opinion dated as of the date of this Prospectus and Joint Proxy Statement, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its August 26, 1995 opinion, by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of National City or Integra. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Exchange Ratio to the holders of Integra Common and were provided to the Integra Board in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentation to the Integra Board was one of many factors taken into consideration by the Integra Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the Integra Board's or Integra management's opinion with respect to the value of Integra or of whether the Integra Board or Integra management would have been willing to agree to a different exchange ratio.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in Integra Common and National City Common, and may provide investment banking services to National City in the future. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell securities of, Integra and National City. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Integra and to National City, and have received customary fees for the rendering of these services.

     Integra has agreed to pay Morgan Stanley (i) an advisory fee estimated to be between $100,000 and $200,000, if the Merger is not consummated (an "Advisory Fee"), (ii) an opinion fee of $2 million, which became payable upon the delivery of its fairness opinion (an "Opinion Fee"), and (iii) an additional fee of $5 million which became payable three months following the execution of the Agreement (an "Additional Fee"). Upon consummation of the Merger, Morgan Stanley will be entitled to a transaction fee equal to 0.395% of the aggregate value of the consideration paid for all outstanding shares of Integra Common (including in-the-money options and warrants) (a "Transaction Fee"). The Advisory Fee, Opinion Fee and Additional Fee will be credited against the Transaction Fee. In addition, Integra has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley, and to indemnify and hold harmless Morgan Stanley and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

     National City. National City retained Merrill Lynch to act as its financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Merrill Lynch's prior investment banking relationship and general familiarity with National City. At the August 27, 1995 meeting of the National City Board, Merrill Lynch rendered an oral opinion to the National City Board that, as of such date, the Exchange Rate pursuant to the Agreement was fair to National City from a financial point of view. Merrill Lynch subsequently delivered to the National City Board a written opinion dated as of August 27, 1995, confirming its oral opinion. Merrill Lynch reconfirmed its August 27, 1995 opinion by delivery to the National City Board of its written opinion dated the date of this Prospectus and Joint Proxy Statement that, as of the date of such opinion, the Exchange Rate was fair to National City from a financial point of view. No limitations were imposed by National City on the scope of Merrill Lynch's investigation or on the procedures followed by Merrill Lynch in rendering its opinions.

     The full text of Merrill Lynch's opinion dated as of the date of this Prospectus and Joint Proxy Statement, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Merrill Lynch, is attached as Appendix C to this Prospectus and Joint Proxy Statement and is incorporated herein by reference. National City stockholders are urged to read the Merrill Lynch opinion in its entirety. The summary of the opinion of Merrill Lynch set forth in this Prospectus and Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     MERRILL LYNCH'S OPINION IS DIRECTED TO THE NATIONAL CITY BOARD AND ADDRESSES ONLY THE EXCHANGE RATE. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY HOLDER OF NATIONAL CITY COMMON AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE NATIONAL CITY MEETING.

     In connection with rendering its opinion dated the date of this Prospectus and Joint Proxy Statement, Merrill Lynch, among other things: (i) reviewed Integra's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1994 and Integra's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995, June 30, 1995 and September 30, 1995; (ii) reviewed National City's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995; (iii) reviewed certain information, including financial forecasts and assumptions regarding cost savings resulting from the Merger, relating to the respective business, earnings, assets, contingencies and prospects of Integra and National City, furnished to it by Integra and National City; (iv) conducted discussions with members of senior management of Integra and National City concerning their respective financial condition, businesses, operations, regulatory condition, financial forecasts, contingencies and prospects; (v) reviewed the historical market prices and trading activity for the Integra Common and the National City Common and compared them with that of certain publicly traded companies which it deemed to be relevant; (vi) compared the respective results of operations of Integra and National City with that of certain companies which it deemed to be relevant; (vii) compared the financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) analyzed, based upon information provided by National City's senior management, the pro forma impact of the transaction on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of National City; (ix) reviewed the Agreement; (x) reviewed the National City Option and the Integra Option; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed appropriate.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by Integra and National City, and did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of National City or Integra or any of their subsidiaries, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch also relied upon the managements of National

City and Integra as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to Merrill Lynch. In that regard, Merrill Lynch assumed with National City's consent that such forecasts, including, without limitation, financial forecasts, evaluations of contingencies, projected cost savings and operating synergies resulting from the Merger and projections regarding future economic conditions and results of operations, reflect the best currently available estimates and judgments of such respective managements as to the future financial performance of Integra and National City. Merrill Lynch's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Merrill Lynch is not an expert in the evaluation of allowances for loan losses and has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of National City or Integra, nor has Merrill Lynch reviewed any individual credit files.

     In connection with rendering its August 27, 1995 opinion to the National City Board, Merrill Lynch performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered therein, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinions. In addition, Merrill Lynch may have given various analyses more or less weight than the other analyses, it may have used them for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Merrill Lynch's view of the actual value of Integra or National City.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of National City and Integra. With respect to the comparison of selected companies analysis and the analysis of selected bank merger transactions summarized below, no public company or transaction utilized as a comparison is identical to National City or Integra or the Merger and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of such companies and transactions and other factors that could affect the public trading values of the companies concerned. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of National City or Integra may trade at the present time or at any time in the future. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Rate to National City from a financial point of view. Furthermore, as described above, Merrill Lynch's opinions were one of the many factors taken into consideration by the National City Board in making its determination to approve the Merger.

     The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the managements of National City and Integra. National City and Integra do not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in subject projections.

     The following is a summary of the analyses performed by Merrill Lynch in connection with its August 27, 1995 opinion to the National City Board.

     Transaction Summary. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Rate and the aggregate transaction value. Merrill Lynch reviewed the implied value of the consideration offered based upon the closing share price of National City Common on August 24, 1995, which showed that the implied value of the National City proposal was approximately $62.75 per share of Integra Common, representing a 20.7% premium to Integra's August 24, 1995 closing market price of $52.00 per share, or a total transaction value of approximately $2.10 billion. In addition. Merrill Lynch reviewed the implied value of the consideration offered based upon the average closing share price of Integra Common for the 30-day period ending on August 24, 1995 and the closing share price of National City Common on August 24, 1995, which showed a 20.4% premium. Merrill Lynch also reviewed the implied value of the consideration based upon the 52-week high price of Integra Common and the closing share price of National City Common on August 24, 1995, which showed a 14.4% premium. Based on the aggregate consideration offered using the August 24, 1995 stock price for National City, Merrill Lynch calculated the price to fully diluted book value per share, price to fully diluted tangible book value per share, price to last twelve months earnings per share and price to First Call estimated 1995 and 1996 earnings per share multiples in the contemplated transaction. This analysis yielded a price to fully diluted book value per share multiple of 1.96x, a price to fully diluted tangible book value per share of 2.13x, a price to last twelve months earnings per share multiple of 13.02x (based on earnings for the twelve months ended June 30, 1995), and a price to First Call estimated 1995 and 1996 earnings per share multiples of 12.81x and 11.88x, respectively. First Call is a financial data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.


     Pro Forma Merger Analysis. Merrill Lynch analyzed, based on projections provided by National City and Integra (which included pre-tax cost savings of $25 million in 1996 and fully phased-in pre-tax cost savings of $85 million in 1997 and subsequent years, and an after-tax restructuring charge of $69 million), certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would be dilutive to projected earnings per share of National City Common in 1996 and would be accretive to earnings per share in 1997. The analysis also showed that the Merger was dilutive to National City's book value and tangible book value per share at June 30, 1995. In this analysis, Merrill Lynch assumed that National City performed in accordance with the earnings forecast and cost savings assumptions provided to Merrill Lynch by National City senior management.



     Contribution Analysis. Merrill Lynch reviewed the relative contributions in terms of various balance sheet items, projected 1995 and 1996 net income and market capitalization to be made by National City and Integra to the combined institution based on projected data as of December 31, 1995. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, fully diluted common equity, fully diluted tangible common equity, 1995 estimated net income and 1996 estimated net income. Merrill Lynch also analyzed the fully diluted market capitalization of the combined institution. This analysis showed that, while National City stockholders would own approximately 69.80% of the outstanding shares of the combined institution based upon the Exchange Rate, National City was contributing 71.01% of total assets, 75.49% of total loans (net), 70.05% of total deposits, 73.37% of fully diluted common equity, 72.59% of tangible common equity, 74.24% of the fully diluted market capitalization, 73.95% of 1995 estimated net income and 74.12% of 1996 estimated net income.


     Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after-tax cash flows that Integra could produce on a stand-alone basis from 1996 through 2000 and distribute to shareholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that Integra performed in accordance with the forecasts provided to Merrill Lynch by National City's and Integra's senior management and projected the maximum dividends that would permit Integra's tangible equity to tangible asset ratio to be maintained at a minimum 6.5% level. In addition, Merrill Lynch assumed an after-tax restructuring charge of $69 million in connection with the Merger and 100% realization of the cost savings projected by National City beginning in 1997. Merrill Lynch estimated the terminal values for the Integra Common at 10.0 and 11.0 times Integra's year 2000 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using discount rates of 13%, 14% and 15%. This discounted dividend stream analysis indicated a reference range of between $62.82 and $71.90 per share of Integra Common. The analysis was based upon National City's and Integra's senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of National City or Integra. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Integra Common may trade. Merrill Lynch noted that discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.


     Using a discounted dividend stream analysis, Merrill Lynch also estimated the present value of the dividendable net income that National City could produce on a stand-alone basis from 1996 through 2000. In this analysis, Merrill Lynch assumed that National City performed in accordance with the earnings forecasts provided to Merrill Lynch by National City's senior management and projected the maximum dividends that would permit National City's tangible common equity to tangible asset ratio to be maintained at a minimum 6.5% level. Merrill Lynch estimated the terminal values for National City Common at 10.0 and
11.0 times National City's year 2000 estimated operating income. The dividendable net income streams and terminal values were then discounted to present values using discount rates of 13%, 14% and 15%. This discounted dividend stream analysis indicated a reference range of between $30.47 and $34.92 per share of National City Common. The analysis was based upon National City's senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of National City. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of National City Common may trade before or after the Merger.

     Analysis of Selected Bank Merger Transactions. Merrill Lynch reviewed publicly available information regarding selected bank merger transactions in the United States with a value of greater than $500 million which had been announced since January 1, 1994 and which were to be accounted for on a pooling-of-interests basis. The bank merger transactions reviewed by Merrill Lynch for purposes of this analysis were: PNC Bank Corp./Midlantic Corp., First Union Corporation/First Fidelity Corporation, U.S. Bancorp/West One Bancorp, Fleet Financial Group/Shawmut National Corp., and Boatmen's Bancshares/Worthen Banking Corp. Merrill Lynch calculated the price to market, price to earnings, price to fully diluted book value and price to fully diluted tangible book value and the implied deposit premium paid in the contemplated transaction and such selected bank merger transactions. This analysis yielded a range of price to market values of $60.32 to $86.84 with a mean of $72.80 and a median of $73.32, a range of price to earnings values of $59.85 to $74.72 with a mean of $68.85 and a median of $69.81, a range of price to fully diluted book values of approximately $57.66 to $67.42 with a mean of $63.33 and a median of $64.59, a range of price to fully diluted tangible book values of $59.41 to $81.20 with a mean of $69.26 and a median of $68.66, and a range of implied deposit premiums paid of $57.54 to $79.04 with a mean of $65.92 and a median of $63.39.


     No company or transaction used in the above analysis as a comparison is identical to Integra, National City or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such a determining the mean or median) is not, in itself, a meaningful method of using comparable company data.



     Comparison of Selected Companies. Merrill Lynch compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended June 30, 1995 and market data as of August 24, 1995 for Integra to a group of selected bank holding companies which Merrill Lynch deemed to be relevant, including AmSouth Bancorporation, BayBanks, Inc., Crestar Financial Corporation, Central Fidelity Banks, Inc., First Empire State Corporation, First Security Corporation, Firstar Corporation, First Tennessee National Corp., Huntington Bancshares Inc., Meridian Bancorp, Inc., Marshall & Ilsley Corporation, Old Kent Financial Corporation, Regions Financial Corp., SouthTrust Corporation and UJB Financial Corp., all being bank holding companies with assets between $10 billion and $20 billion (collectively, the "Integra Composite"). This comparison showed, among other things, that (i) for the twelve month period ended June 30, 1995, Integra's noninterest expense to average assets was 2.88% compared to a mean of 3.59% and a median of 3.43% for the Integra Composite; (ii) for the twelve month period ended June 30, 1995, Integra's noninterest income to average assets was 0.90%, compared to a mean of 1.71% and a median of 1.42% for the Integra Composite; (iii) for the twelve month period ended June 30, 1995, Integra's net interest margin was 4.07% compared to a mean of 4.43% and a median of 4.47% for the Integra Composite; (iv) for the twelve month period ended June 30, 1995, Integra's efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) was 61.81%, compared to a mean of 61.72% and a median of 62.14% for the Integra Composite; (v) for the twelve month period ended June 30, 1995, Integra's return on average assets was 1.16% compared to a mean of 1.16% and a median of 1.21% for the Integra Composite; (vi) for the twelve month period ended June 30, 1995, Integra's return on average equity was 17.40% compared to a mean of 14.90% and a median of 15.51% for the Integra Composite;
(vii) at June 30, 1995, Integra's tangible common equity to tangible assets was 6.58%, compared to a mean of 6.98% and a median of 7.07% for the Integra Composite; (vii) at June 30, 1995, Integra's nonperforming loans to total loans were 0.85%, compared to a mean of 0.65% and a median of 0.69% for the Integra Composite; (ix) at June 30, 1995, Integra's nonperforming assets to total assets were 0.53% compared to a mean of 0.60% and a median of 0.57% for the Integra Composite; (x) at June 30, 1995, Integra's loan loss reserves to non-performing assets were 287.12% compared to a mean of 243.97% and a median of 250.94% for the Integra Composite; (xi) Integra's price per share to 1996 estimated earnings per share was 9.85x, compared with a mean of 10.21x and a median of 10.16x for the Integra Composite; (xii) Integra's price per share to book value per share at June 30, 1995 was 1.62x, compared with a mean of 1.72x and a median of 1.66x for the Integra Composite; (xiii) Integra's price per share to tangible book value per share at June 30, 1995 was 1.76x, compared to a mean of 1.95x and a median of 1.90x for the Integra Composite; and (xiv) Integra's dividend yield was 3.85%, compared with a mean of 3.42% and a median of 3.54% for the Integra Composite. Merrill Lynch then computed an imputed value for the Integra Common based upon current trading multiples for the Integra Composite as of August 24, 1995. This analysis yielded a range of imputed values of $53.14 to $60.98 per share of Integra Common using the mean and median of the trading multiples for the Integra Composite and a range of imputed values of $46.93 to $79.19 per share of Integra Common using the full range of low and high multiples for the Integra Composite.



     Merrill Lynch also compared selected operating and stock market results of National City to the publicly available corresponding data of other companies which Merrill Lynch deemed to be relevant, including Barnett Banks, Inc., Bank of Boston Corporation, Boatmen's Bancshares, Inc., Comerica Incorporated, CoreStates Financial Corp., First Bank System Inc., Mellon Bank Corporation, Republic New York Corporation, SunTrust Banks, Inc., and Wachovia Corporation, all being bank holding companies with assets between $25 billion and $50 billion (collectively, the "National City Composite"). This comparison showed, among other things, that (i) for the twelve month period ended June 30, 1995, National City's noninterest expense to average assets was 4.38% compared to a mean of 3.48% and a median of 3.47% for the National City Composite; (ii) for the twelve month period ended June 30, 1995, National City's noninterest income to average assets was 2.76%, compared to a mean of 1.96% and a median of 1.69% for the National City Composite; (iii) for the twelve month period ended June 30, 1995, National City's net interest margin was 4.59% compared to a mean of 4.50% and a median of 4.52% for the National City Composite; (iv) for the twelve month period ended June 30, 1995, National City's efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) was 64.76%, compared to a mean of 58.87% and a median of 58.96% for the National City Composite; (v) for the twelve month period ended June 30, 1995, National City's return on average assets was 1.39% compared to a mean of 1.22% and a median of 1.25% for the National City Composite; (vi) for the twelve month period ended June 30, 1995, National City's return on average equity was 16.92% compared to a mean of 14.94% and a median of 15.81% for the National City Composite; (vii) for the twelve month period ended June 30, 1995, National City's tangible common equity to tangible assets was 6.85%, compared to a mean of 6.87% and a median of 6.75% for the National City Composite; (viii) for the twelve month period ended June 30, 1995, National City's nonperforming loans to total loans were 0.51%, compared to a mean of 0.69% and a median of 0.63% for the National City Composite; (ix) for the twelve month period ended June 30, 1995, National City's nonperforming assets to total assets were 0.42% compared to a mean of 0.57% and a median of 0.57% for the National City Composite; (x) at June 30, 1995, National City's loan loss reserves to non-performing assets were 338.28% compared to a mean of 254.45% and a median of 220.91% for the National City Composite; (xi) National City's price per share to 1996 estimated earnings per share was 9.80x, compared with a mean of 9.46x and a median of 9.50x for the National City Composite;
(xii) National City's price per share to book value per share at June 30, 1995 was 1.79x, compared with a mean of 1.77x and a median of 1.69x for the National City Composite; (xiii) National City's price per share to tangible book value per share at June 30, 1995 was 2.11x, compared to a mean of 2.18x and a median of 2.03x for the National City Composite; and

(xiv) National City's dividend yield was 4.29%, compared with a mean of 3.58% and a median of 3.64% for the National City Composite.

     Earnings per share estimates for all companies other than National City and Integra were based on First Call earnings estimates. Earnings per share estimates for National City and Integra were based upon estimates provided by the senior management of National City and Integra.

     In connection with its opinion dated the date of this Prospectus and Joint Proxy Statement, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     Merrill Lynch has been retained by the National City Board as an independent contractor to act as financial advisor to National City with respect to the Merger and will receive a fee for its services. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Merrill Lynch has in the past two years provided financial advisory, investment banking and other services to National City and certain of its affiliates and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, Merrill Lynch may actively trade debt and/or equity securities of Integra and National City and their respective affiliates for its own account and the accounts of its customers, and Merrill Lynch, therefore, may from time to time hold a long or short position in such securities.

     National City and Merrill Lynch have entered into a letter agreement dated August 14, 1995 relating to the services to be provided by Merrill Lynch in connection with the Merger. National City has agreed to pay Merrill Lynch fees as follows: (1) a cash fee of $500,000, which was paid upon execution of the letter agreement, (2) an additional cash fee of $500,000 upon the rendering of Merrill Lynch's fairness opinion at the August 27, 1995 National City Board meeting, (3) an additional cash fee of $2,000,000 upon the signing of the Agreement, and (4) an additional cash fee of $1,000,000 to be paid upon the closing the Merger. In such letter, National City also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities arising under the federal securities laws.

TERMS OF THE MERGER

     The Agreement provides for the merger of Integra into National City. Upon consummation of the Merger, (a) the separate corporate existence of Integra will cease, (b) National City will be the surviving corporation (the "Surviving Corporation") and will continue to be governed by the laws of Delaware, (c) the Certificate of Incorporation and By-Laws of National City in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, (d) the directors and officers of National City immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected or appointed and qualified, and (e) promptly after the Effective Time, in accordance with the By-Laws of National City, the Board of Directors of National City shall increase its size to such number as is necessary to create four vacancies and shall elect four Integra directors to fill such vacancies. It is anticipated that William F. Roemer, James S. Broadhurst, Robert A. Paul and Michael A. Schuler, who now serve as directors of Integra, will become directors of National City.

CONVERSION OF SHARES OF INTEGRA COMMON


     Conversion of Shares of Integra Common. At the Effective Time, (a) each then outstanding share of Integra Common other than (i) shares not owned by National City or any direct or indirect wholly owned subsidiary of National City (except for any such shares of Integra Common held by National City in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debt previously contracted ("DPC Shares")), and (ii) those shares of Integra Common held in the treasury of Integra, will be cancelled, retired and converted into the right to receive 2.00 shares of National City Common; (b) each then outstanding share of Integra Common owned by

National City or any direct or indirect wholly owned subsidiary of National City (except for any shares that are Trust Account Shares or DPC Shares) will be cancelled and retired; and (c) each share of Integra Common issued and held in Integra's treasury will be cancelled and retired. If between August 27, 1995 and the Effective Time, the shares of National City Common are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the Exchange Rate will be adjusted accordingly.

     No Fractional Shares. No certificates or scrip representing fractional shares of National City Common will be issued in the Merger.

     Manner of Exchanging Integra Certificates for National City
Certificates. National City has designated National City Bank to act as exchange agent (the "Exchange Agent") and Integra Trust Company, National Association to act as forwarding agent in connection with the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate (a "Certificate"), which immediately prior to the Effective Time represented outstanding shares of Integra Common, a notice advising the holder of the effectiveness of the Merger accompanied by a letter of transmittal. The letter of transmittal will contain instructions with respect to the procedures to be followed in effecting the surrender of the Certificate for exchange therefor and will specify that delivery will be effected, and risk of loss and title to such Certificate will pass, only upon proper delivery of the Certificate to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent promptly will deliver to the person entitled thereto a certificate(s) representing 2.00 shares of National City Common for each share of Integra Common so represented by the Certificate surrendered by such holder thereof, and such Certificate will then be cancelled. If delivery of all or part of the shares of National City Common is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such delivery or exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate so surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

     CERTIFICATES FOR SHARES OF INTEGRA COMMON SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AN INTEGRA SHAREHOLDER HAS RECEIVED A TRANSMITTAL LETTER AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.


     Right to Shares of National City Common. Until surrendered and exchanged in accordance with the procedures set forth in the letter of transmittal, after the Effective Time, each Certificate shall represent solely the right to receive
2.00 shares of National City Common, multiplied by the number of shares of Integra Common evidenced by such Certificate, together with any dividends or other distributions as provided in "Distribution with Respect to Unexchanged Certificates" below, and shall have no other rights. One hundred eighty (180) days following the Effective Time, the Exchange Agent will deliver to National City any shares of National City Common and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to National City (subject to abandoned property, escheat or other similar laws) with respect to the shares of National City Common deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent, National City nor Integra shall be liable to any holder of shares of Integra Common for any shares of National City Common (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


     Distribution with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on the National City Common, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable in the Merger, provided that no dividends or other distributions declared or made with respect to National City Common will be paid to the holder of any unsurrendered Certificate with respect to the shares of National City Common represented thereby until the holder of such Certificate has surrendered such Certificate in accordance with the instructions set forth in the letter of transmittal. National City will pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Integra on Integra Common in accordance with the terms of the Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     Voting With Respect to Unexchanged Certificates. Holders of unsurrendered Certificates will not be entitled to vote at any meeting of National City stockholders.

     Lost Certificates. Any Integra shareholder who has lost or misplaced a Certificate for any of his or her shares of Integra Common should immediately call the Exchange Agent (telephone number: (800) 622-6757) for information regarding the procedures to be followed for replacing the lost certificate.

ASSUMPTION OF EMPLOYEE AND DIRECTOR STOCK OPTIONS


     The Agreement provides that all rights under any stock option granted by Integra pursuant to Integra's Integra Management Incentive Plan, Integra Employee Stock Option Plan, Equimark's 1986 Stock Option Plan, (Equimark's) 1987 Performance Stock Option Plan, (Equimark's) 1987 Non-Qualified Stock Option Plan, the Equimark Executive Officer Non-Qualified Stock Option Plan, Union National Corporation Employee Stock Option Plan, and Pennabancorp Employee Stock Option Plan (collectively, the "Integra Option Plans") that remain unexercised immediately prior to the Effective Time ("Unexercised Options") will be assumed by National City, but will thereafter represent the right to acquire that number of shares of National City Common to which the optionee would have been entitled pursuant to the Exchange Rate if immediately prior to the Merger the optionee had fully exercised the option and had been a shareholder of record of Integra. The option price of each option will be adjusted to the extent necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of the Agreement, and, in addition, each option which is an incentive stock option shall be adjusted as required by
Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. On or before the Effective Time, National City will file, and maintain the effectiveness of, a registration statement with the Commission covering the Unexercised Options and the sale of the National City Common issued upon the exercise of the Unexercised Options. At the Effective Time, all of the Integra Option Plans will be terminated with respect to the granting of any additional options or option rights. See page 60 for the description of the impact of the Merger on the Integra Non-Qualified Plans.


CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations. The respective obligations of each of National City and Integra to effect the Merger are subject to the fulfillment or waiver of certain conditions, including, but not limited to, the following conditions:

          (a) The Agreement shall have been approved by the stockholders of National City and approved by the shareholders of Integra;

          (b) The National City Common issuable in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

          (c) All material authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, all or any government agency, including, without limitation, the FRB and the Pennsylvania Department, which are necessary for the consummation of the Merger, shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement so as to render inadvisable, in the reasonable opinion of the Board of Directors of either National City or Integra, the consummation of the Merger;

          (d) The Registration Statement shall have become effective in accordance with the provisions of the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect;


          (e) National City and Integra shall have received a letter from Ernst & Young LLP National City's independent accountants to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with the Agreement;


          (f) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect; and

          (g) Buchanan Ingersoll shall have delivered to Integra and National City their opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "MERGER -- Certain Federal Income Tax Consequences."

     Conditions to Integra's Obligations. The obligation of Integra to effect the Merger also is subject to the fulfillment or waiver of additional conditions, including, but not limited to, the following conditions:

          (a) National City shall have performed in all material respects its covenants contained in the Agreement to be performed by it at or prior to the Effective Time;

          (b) The representations and warranties of National City contained in the Agreement shall be true in all material respects as of the Effective Time as if made at and as of the Effective Time, except as expressly contemplated or permitted by the Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times; and

          (c) Integra shall have received all officers' certificates of National City required by the Agreement.

     Conditions to National City's Obligations. The obligation of National City to effect the Merger also is subject to the fulfillment or waiver of additional conditions, including, but not limited to, the following conditions:

          (a) Integra shall have performed in all material respects its covenants contained in the Agreement to be performed by it at or prior to the Effective Time;

          (b) The representations and warranties of Integra contained in the Agreement shall be true in all material respects as of the Effective Time as if made at and as of the Effective Time, except as expressly contemplated or permitted by the Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times; and

          (c) National City shall have received all officers' certificates of Integra required by the Agreement.

REGULATORY APPROVALS

     The Merger is subject to approval by the FRB under the BHCA. The BHCA prohibits the FRB from approving the Merger if (a) it would result in a monopoly; (b) it would be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States; (c) its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly; or (d) it would be in any other manner in restraint of trade, unless the FRB finds that any anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until after the 30th day after approval by the FRB unless reduced in the FRB order to 15 days, during which time the Merger may be challenged on antitrust grounds by the Department of Justice.

     In addition, the BHCA requires that the FRB take into consideration, among other facts, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The FRB has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.


     The FRB approved the Merger on January 22, 1996, and the 15-day Department of Justice waiting period provided for in the FRB order has expired.



     In considering the application, the Pennsylvania Department is required to consider, among other things, (i) whether the Merger, its purposes and probable effects, would be consistent with (A) the safe and sound conduct of the present and resulting institutions involved in the Merger, (B) the conservation of the assets of such institutions, (C) the maintenance of public confidence in the institutions, (D) the protection of the interests of their depositors, creditors, and shareholders and the interest of the public in the soundness and preservation of the banking system, (E) the opportunity for such institutions to remain competitive with other banking and nonbanking financial institutions locally, nationally, and internationally, (F) the opportunity for such institutions to serve effectively the convenience and needs of their depositors, borrowers, and other customers and to participate in and promote the economic progress of Pennsylvania and the country and to improve and expand their services and facilities for such purposes, (G) the opportunity for the resulting institution's management to exercise its business judgment consistent with sound banking practice and the public interest, and (H) the authorization of Pennsylvania banking institutions to participate in interstate banking and branching and be competitive with interstate banking organizations based in other states, (ii) whether the proposed Merger would be prejudicial to the interest of the depositors, creditors, or stockholders of, or the beneficiaries of fiduciary accounts held by, Integra or any of its subsidiaries, and (iii) whether the character and fitness of the directors and officers of National City and of any proposed new directors and officers of any resulting institutions are such as to command the confidence of the community and to warrant the belief that the business of the proposed institution will be honestly and efficiently conducted.


     The Pennsylvania Department approved the Merger on January 5, 1996.


     National City and Integra are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained or that such approval or action would not be conditioned in a manner that would cause National City to abandon the Merger.


WAIVER; AMENDMENT; TERMINATION

     Waiver. Any party to the Agreement may, by written notice to the other party thereto, (a) extend the time for the performance of any of the obligations or other actions of the other party under the Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in the Agreement or in any document delivered pursuant to the Agreement; (c) waive compliance with any of the conditions or covenants of the other party contained in the Agreement; or (d) waive or modify performance of any of the obligations of the other party under the Agreement. Notwithstanding these provisions, the Merger cannot be consummated unless the approvals of the FRB and the Pennsylvania Department are obtained and unless the stockholders of National City adopt, and the shareholders of Integra approve, the Agreement by the requisite affirmative votes. See "MERGER -- Regulatory Approvals" and "THE ANNUAL MEETING -- Record Dates and Voting Rights."

     Amendment. Subject to the applicable provisions of the DGCL and the BCL, the Agreement may be amended or supplemented upon the written agreement of National City and Integra at any time, provided that an amendment may not be made after any stockholder or shareholder adoption or approval, as applicable, of the Agreement which reduces or changes the form or amount of the Merger consideration without further stockholder or shareholder adoption or approval, as applicable.

     Termination. The Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption by the National City stockholders or the approval by shareholders of Integra of the Agreement, under the following circumstances:

          (a) by the mutual consent of the Board of Directors of National City and the Board of Directors of Integra;

          (b) by the Board of Directors of either National City or Integra if the Merger shall not have been consummated on or before August 27, 1996 or if the Agreement is not adopted by the National City stockholders at National City's Annual Meeting or not approved by the Integra shareholders at Integra's Special Meeting (provided the terminating party is not otherwise in material breach of its obligations under the Agreement);


          (c) by the Board of Directors of Integra if any of the conditions to Integra's obligation to effect the Merger have not been met or waived by Integra at such time as such conditions can no longer be satisfied. See "MERGER -- Conditions to the Merger -- Conditions to Each Party's Obligations" and "Conditions to Integra's Obligations"; and



          (d) by the Board of Directors of National City if any of the conditions to National City's obligation to effect the Merger have not been met or waived by National City at such time as such conditions can no longer be satisfied. See "MERGER -- Conditions to the Merger -- Conditions to Each Party's Obligations" and "Conditions to National City's Obligations".


     Expenses. (a) If the Merger is consummated, it is estimated that the costs and expenses incurred in connection with the Agreement, and the transactions contemplated thereby will be $13.1 million in the aggregate.

     (b) In the event the Agreement is terminated by National City or Integra because of the willful breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in the Agreement, and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in the Agreement, then the breaching party shall pay all costs and expenses of the terminating party; provided, however, that if the Agreement is terminated under circumstances other than the ones described above in this paragraph, all costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. If termination is due to a willful breach, the payment of expenses pursuant to the Agreement shall not constitute the non-breaching party's sole legal remedy. Final settlement with respect to payment of fees and expenses by the parties shall be made within 30 days of the termination of the Agreement.

     Assignment. Without the prior written consent of the other parties to the Agreement, neither National City nor Integra may assign any of its rights or delegate any of its obligations under the Agreement.

EFFECTIVE TIME

     As soon as practicable after satisfaction or waiver of all conditions to the Merger under the Agreement, National City and Integra shall cause a certificate of merger complying with the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and articles of merger complying with the requirements of the BCL (the "Articles of Merger") to be filed with the Secretary of State of the Commonwealth of Pennsylvania, respectively. The Merger will become effective at the later of the times at which such filings are made with the Secretaries of State of the State of Delaware and the Commonwealth of Pennsylvania (the "Effective Time"). National City and Integra currently anticipate that the Merger will be completed during the second quarter of 1996. See "MERGER -- Regulatory Approvals." In the event the Merger is not consummated on or before August 27, 1996, either National City or Integra may terminate the Agreement. See "MERGER -- Waiver; Amendments; Termination -- Termination."

CONDUCT OF NATIONAL CITY'S BUSINESS PENDING THE MERGER

     The Agreement requires that from August 27, 1995 to the Effective Time, National City will not, without the prior written consent of Integra, declare or pay any extraordinary or special dividend on the National City

Common or take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of any governmental agencies required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under the Agreement or to consummate the transactions contemplated thereby.

CONDUCT OF INTEGRA'S BUSINESS PENDING THE MERGER

     General. The Agreement requires that from August 27, 1995 to the Effective Time, Integra and its subsidiaries conduct their respective business only in, and not take any action except in, the ordinary course of business consistent with past practice. Integra has covenanted to use reasonable efforts to preserve intact the business organization of Integra and each of its subsidiaries, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Integra or its subsidiaries. In addition, the Agreement restricts Integra and its subsidiaries from engaging in certain transactions during the interim period from August 27, 1995 to the Effective Time, unless approved in writing by National City, including, among other things, (a) incurring any indebtedness for borrowed money (other than in the ordinary course of business consistent with past practice or short term indebtedness incurred to refinance short term indebtedness and indebtedness of Integra or any of its subsidiaries), assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of any other person or entity, or making any loan or advance other than in the ordinary course of business consistent with past practice; (b) making any change or amendment to their respective articles of incorporation or by-laws (or comparable governing instruments); (c) issuing or selling any shares of capital stock or any other securities (other than pursuant to the Integra Option Plans) or issuing any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or entering into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of the foregoing (other than pursuant to the Integra Option Plans) or entering into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjusting, splitting, combining or reclassifying any of their capital stock or other securities or making any other changes in their capital structures; (d) granting any additional options under any Integra Option Plans;
(e) declaring, setting aside, paying or making any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchasing or redeeming, any shares of their capital stock, other than (i) regular quarterly cash dividends on Integra Common in an amount not to exceed 50 cents per share of Integra Common payable on Integra's regular historical payment dates (the parties agreeing that they will cooperate so that there will not be any duplication or omission of a dividend payment to Integra shareholders) (National City has consented to first and second quarter 1996 dividends in the amount of 54 cents each, which dividends have been declared. The four cent increase was consistent in timing and amount with Integra's history of dividend increases.) and (ii) dividends paid by any Integra subsidiary to another Integra subsidiary or Integra with respect to its capital stock between August 27, 1995 and the Effective Time; (f) adopting or amending (except as required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice) increasing the compensation or fringe benefits of any director, officer or employee or paying any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or taking any action or granting any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or entering into any contract, agreement, commitment or arrangement to do any of the foregoing (National City consented to an increase in Integra's contribution to Integra's Profit Sharing Plan in 1995 and to the payment of certain cash bonuses under Integra's Management Incentive Plan in 1995).

     Certain Policies. The Agreement requires Integra to use its best efforts to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and generally accepted accounting principles; provided, however, that Integra shall not be required to modify or change any such policies or practices until (a) such time as National City acknowledges that all conditions to its obligation to consummate the Merger have been waived or satisfied or (b) immediately prior to the Effective Time. Integra's representations, warranties or covenants contained in the Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes. Integra does not currently anticipate that such changes or modifications, assuming the Merger is consummated during the second quarter of 1996, will in the aggregate result in any material change in the valuation of Integra's assets.

     Acquisition Proposals. The Agreement provides that each of Integra and its subsidiaries shall not, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (a) solicit or initiate any proposals or offers from any other person or entity relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Integra or any of its subsidiaries (each such transaction an "Acquisition Transaction") or (b) except to the extent that the Board of Directors of Integra is required in the exercise of its fiduciary duties in accordance with applicable law (based on the written advice of its legal counsel), participate in any discussion or negotiations regarding, or furnish to any other person or entity any information with respect to, an Acquisition Transaction. Integra has agreed to cease any existing activities, discussions or negotiations with any other parties conducted prior to the execution of the Agreement with respect to any Acquisition Transaction. Integra has agreed to notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Integra.

EMPLOYEE MATTERS

     The Agreement provides that upon consummation of the Merger, Integra employees shall have benefits that in the aggregate are not less favorable than the benefits enjoyed generally by National City employees working in similar business lines. National City shall credit employees of Integra and its subsidiaries, who become employees of National City as a result of the Merger, with all service with Integra or any of its subsidiaries for purposes of eligibility and vesting under its retirement plans as if such service had been performed for National City but not for purposes of benefit accrual; provided, however, that such provision will not change the treatment under the National City Non-Contributory Retirement Plan and Trust of service with National City or any of its subsidiaries prior to the Closing Date. Further, National City shall honor, on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any person under all of Integra's employee plans or agreements.

INDEMNIFICATION AND INSURANCE

     The Agreement provides that, from and after the Effective Time, National City will assume and honor any obligation as provided for and permitted by applicable federal and state law Integra had immediately prior to the Effective Time with respect to the indemnification of each person who was on August 27, 1995, or has been at any time prior to August 27, 1995, or who becomes prior to the Effective Time, a director or officer of Integra or any of its subsidiaries or was serving at the request of Integra as a director or officer of any domestic or foreign corporation joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of Integra's Articles of Incorporation or Integra's By-Laws or any indemnification (to the maximum extent available thereunder and permitted by applicable law or regulation) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed) of Integra or any of its subsidiaries. The Agreement further provides that, for a period of three years after the Effective Time, National City will use all reasonable efforts to cause to be maintained in effect current directors' and officers' liability insurance in an aggregate limit of $35 million which will insure Integra's directors and officers for events which occurred before the Effective Time but were undiscovered at the Effective Time; provided, however, that the Agreement does not obligate National City to expend, in order to maintain or provide insurance coverage pursuant to the Agreement, any amount per annum in excess of 150% of the amount of the annual premium paid as of the date of the Agreement by National City for its current directors and officers liability insurance.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In the Merger, (i) each director of Integra, (ii) each executive officer of Integra, and (iii) each person who holds five percent or more of the Integra Common Stock outstanding will receive, in exchange for the Integra Common Stock beneficially owned by them, shares of National City Common Stock to the same extent as other shareholders of Integra.

     Messrs. Roemer, Carroll, Skillington and Echement are parties to Employment Agreements with Integra which provide that upon a change of control of Integra, either the employee or Integra (or Integra's successor) may terminate the employee's employment, at which time the employee is entitled to (except in the case of a termination for cause) up to three years' Annual Compensation (as hereinafter defined) and the right to receive continued (or equivalent) coverage for the employee and his eligible dependents under Integra's (or its successor's) benefit plans for three years. The Merger constitutes a change of control under the Employment Agreements. For purposes of the Employment Agreements, "Annual Compensation" is defined as the employee's highest base salary in the current or any one of the three preceding calendar years plus an amount equal to the sum of the employee's highest awards from all of Integra's profit sharing, bonus and short term compensation plans in which the employee participated, if any, in any one of the three preceding years. The amount that the employee is entitled to receive upon a change in control declines proportionately for each month the employee is older than 62 at the time of the change of control to zero at age 65. Each employee will also receive an additional payment (a "Gross Up Payment") equal to the amount of any excise tax imposed on any payments or distributions in excess of specified amounts under the Internal Revenue Code which may be paid to the employee in connection with a change of control. Further, the Employment Agreements provide that upon termination of the employee's employment other than for cause, the employee is entitled to receive his full, accrued benefits under the Integra Supplemental Executive Retirement Plan at or after age 55 as if it were his normal retirement age. National City wished to retain Mr. Skillington's services after the Merger and agreed to modify Mr. Skillington's Employment Agreement by (i) extending from one to three years the period during which Mr. Skillington may be terminated and receive his change of control benefits under the Employment Agreement, (ii) provide for change of control benefits in the event of Mr. Skillington's death or disability during such three year period and (iii) provide for the payment of Mr. Skillington's full accrued benefits under the Integra Supplemental Executive Retirement Plan in the event of the termination of his employment other than for cause as if it were his normal retirement age.


     Messrs. Roemer, Carroll and Echement have each elected to terminate their employment pursuant to their respective Employment Agreement following consummation of the Merger, and National City has agreed to honor the Employment Agreements. Accordingly Mr. Roemer will receive approximately $2,645,000 in cash and benefits, Mr. Carroll approximately $2,030,000 in cash and benefits and Mr. Echement approximately $1,204,000 in cash and benefits under the terms of their respective Employment Agreements and Mr. Roemer will receive an annual benefit of $374,338, Mr. Carroll $286,607 and Mr. Echement $84,650 pursuant to the Integra Supplemental Retirement Plan. In order to assure a smooth transition through the Merger, Integra entered into a consulting agreement with Mr. Roemer pursuant to which Mr. Roemer will provide consulting services to National City upon consummation of the Merger until Mr. Roemer attains age 65. Under the consulting agreement, Mr. Roemer will receive an annual consulting fee of $225,000. Mr. Roemer is currently 62 years of age. The consulting agreement also provides that Mr. Roemer will receive the payments and benefits provided under his Employment Agreement as described above and an additional payment equal to the taxes paid by him as a result of his receipt of the Gross-Up Payment. The consulting agreement provides that in the event Integra or its successor terminates Mr. Roemer without cause or without Mr. Roemer's written consent, Mr. Roemer will be entitled to receive the balance of the consulting fees due under the consulting agreement.



     Mr. Skillington currently intends to remain with the organization after the Merger. If Mr. Skillington were to terminate his employment while entitled to payment under his Employment Agreement, he would be entitled to receive $1,360,000 approximately.


     Integra is also a party to Change of Control Agreements with 15 other senior officers of Integra, including all of the executive officers of Integra (other than Messrs. Roemer, Carroll, Skillington and Echement). The Change of Control Agreements provide for the continued payment of salary and medical and dental benefits for the employee for twenty-four months following the termination of the employee's employment by Integra

(or its successor) without "cause" or by the employee for "good reason," as defined in the agreement, following a change of control of Integra. The Merger constitutes a change of control under the Change of Control Agreements. It is anticipated that the employment of 7 senior officers with Change of Control Agreements will be terminated in connection with the Merger, and National City has agreed to honor those Change of Control Agreements.


     Under certain of Integra's stock options, the date on which the options held by directors and executive officers of Integra become exercisable is accelerated upon a change of control of Integra. Upon consummation of the Merger and pursuant to the acceleration provisions of such Integra stock options, Mr. Roemer will have options to purchase 20,000 shares become exercisable, Mr. Carroll will have options to purchase 12,000 shares become exercisable, Mr. Echement will have options to purchase 8,000 shares become exercisable and Mr. Skillington will have options to purchase 10,000 shares become exercisable.


     Promptly after the Effective Time, the Board of Directors of National City will increase the size of National City's Board to such number as is necessary to create four vacancies, and it is anticipated that William F. Roemer, James S. Broadhurst, Robert A. Paul and Michael A. Schuler, who now serve as directors of Integra, will become directors of National City. It is also anticipated that certain executive officers of Integra, including Charles A. Skillington, Thomas
W. Golonski and Stephen G. Hartle will become officers of one of National City's subsidiaries after the Merger.

     National City has agreed to indemnify the directors and officers of Integra and its subsidiaries following the Merger for any liability they incur as a result of acts and omissions occurring prior to the Merger to the same extent that they were entitled to indemnification by Integra prior to the Merger. Further, National City has agreed to maintain for three years following the Merger, directors and officers liability insurance covering the former directors and officers of Integra and its subsidiaries for events that occurred prior to the Merger, provided that such insurance is available at a cost which is not in excess of 150% of the annual premium paid by National City as of August 27, 1995 for its directors and officers liability insurance. (See "Merger Indemnification and Insurance").

     Neither Integra nor National City is aware of any material relationship between Integra, its directors or executive officers or their affiliates and National City or its directors or executive officers or their affiliates, except as contemplated by the Merger Agreement or as described herein. In the ordinary course of business and from time to time, Integra may do business with National City, Integra may enter into banking transactions with certain of National City's directors, executive officers and their affiliates, and National City may enter into banking transactions with certain of Integra's directors, executive officers and their affiliates.


     As of February 1, 1996, Integra Trust Company, a subsidiary of Integra, may be deemed to beneficially own 42,979 shares (.034%) of National City Common Stock as to which it exercises, solely in a fiduciary capacity, sole voting power with respect to 10,000 shares, shared voting power with respect to 15,604 shares, sole investment power with respect to 4,400 shares, shared investment power with respect to 4,304 shares, and shares of National City Preferred Stock.


MANAGEMENT AFTER THE MERGER

     Following the Merger, the directors and officers of National City at the Effective Time will continue as the directors and officers of National City. Promptly after the Effective Time, (a) the Board of Directors of National City shall increase its size to such number as is necessary to create four vacancies, and it is anticipated that William F. Roemer, James S. Broadhurst, Robert A. Paul, and Michael A. Schuler, who now serve as directors of Integra, will become directors of National City. See "MERGER -- Management after the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     National City and Integra have received an opinion of Buchanan Ingersoll Professional Corporation to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, accordingly, for United States federal income tax purposes:


          (i) no gain or loss will be recognized by either National City or Integra as a result of the Merger;

          (ii) no gain or loss will be recognized by shareholders of Integra who exchange their shares of Integra Common solely for shares of National City Common pursuant to the Merger;

          (iii) the tax basis of shares of National City Common received by shareholders of Integra who exchange all of their shares of Integra Common solely for shares of National City Common in the Merger will be the same as the tax basis of the shares of Integra Common surrendered in exchange therefor; and


          (iv) the holding period of the shares of National City Common received in the Merger will include the holding period of the Integra Common surrendered in exchange therefor, provided such shares of Integra Common were held as capital assets at the Effective Time.



     The Merger Agreement provides that neither National City nor Integra shall intentionally take or cause to be taken any action whether before or after the Effective Time which would disqualify the Merger as a reorganization within the meaning of Section 368 of the Code. Buchanan Ingersoll's opinion is based on facts, representations and assumptions set forth in such opinion, the Agreement, and certificates of officers of Integra and National City, which Buchanan Ingersoll has not independently investigated or verified (including, among others, representations that (a) to the best knowledge of Integra, there is no plan or intention by the shareholders of Integra to dispose of a number of shares of National City Common received in the Merger such that the value, as of the date of the Merger, of the shares of National City Common retained by such shareholders will not be less than 50% of the value of the formerly outstanding Integra Common held by such shareholders as of that date, (b) there is no plan or intention for National City to reacquire any of the National City Common issued pursuant to the Merger, and (c) there is no plan or intention to dispose of any of the assets of Integra acquired in the Merger (other than in the ordinary course of business)), and such facts, representations and assumptions are assumed to be true at the Effective Time.



     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR THE TAX CONSEQUENCES OF THE MERGER TO CERTAIN SHAREHOLDERS INCLUDING, FOR EXAMPLE, FOREIGN SHAREHOLDERS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINION OF COUNSEL DESCRIBED ABOVE IS NOT BINDING UPON THE IRS, AND NO RULINGS OF THE IRS WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE IRS WILL AGREE WITH THE TAX CONSEQUENCES OF THE MERGER DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO AN INTEGRA SHAREHOLDER WHO ACQUIRED SHARES OF INTEGRA COMMON PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. EACH INTEGRA SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.


ACCOUNTING TREATMENT

     The Merger, if completed as proposed, will qualify as a pooling-of-interests for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of National City and Integra will be retroactively combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at historically recorded amounts. See "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."


     The obligations of National City, and Integra to effect the Merger are conditioned, among other things, upon their receipt from Ernst & Young LLP of a letter, dated the day of the Effective Time, to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with the Agreement. See "MERGER -- Conditions to the Merger -- Conditions to Each Party's Obligations." The Agreement further provides that neither National City nor Integra shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a pooling-of-interests for accounting purposes. In this connection, National City has not agreed directly or indirectly to retire or reacquire all or a part of the stock to be issued to effect the combination. Further, although National City has had an active capital management program in the form of dividend increases and substantial stock repurchases, National City has no plans to make tainted share repurchases in connection with its capital management program given the constraints associated with the pooling-of-interests method of accounting, and will request that the Board rescind its outstanding share repurchase authorization.


RESALES BY AFFILIATES

     The shares of National City Common issued to Integra shareholders pursuant to the Agreement will have been registered under the 1933 Act, but such registration does not cover resales by shareholders of Integra who may be deemed to be "affiliates" of Integra, as that term is used in paragraphs (c) and (d) of Rule 145 promulgated under the 1933 Act. In addition, there are limitations on resales by affiliates of Integra for purposes of qualifying for pooling-of-interests accounting treatment. Pursuant to the Agreement, prior to the Effective Time, Integra shall identify to National City all persons who were, at the time of Integra's Special Meeting of Shareholders, possible "affiliates" of Integra. The Agreement further provides that Integra shall use reasonable efforts to obtain from each person it identifies to National City as a possible "affiliate" of Integra a commitment that such person will not sell, pledge, transfer or otherwise dispose of any shares of Integra Common held by such "affiliate" or shares of National City Common received by such "affiliate" in the Merger: (a) in the case of National City Common only, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations promulgated thereunder, and (b) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Commission, disqualify the Merger for pooling-of-interests treatment. Commission guidelines indicate that the pooling-of-interests method of accounting generally will not be challenged on the basis of sales by "affiliates" of the acquiring or acquired company if such "affiliates" do not dispose of any of the shares of the acquired or acquired company they owned prior to the consummation of a merger or shares of the acquiring corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

APPRAISAL AND DISSENTERS' RIGHTS

     National City. Section 262(b)(1) of the DGCL provides that no appraisal rights under the DGCL shall be available for the holders of shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and vote at the meeting of stockholders to act upon an agreement of merger, were either listed on a national securities exchange or held of record by more than 2,000 stockholders. Because National City Common is listed on the NYSE and is held of record by more than 2,000 stockholders, stockholders of National City are not entitled to appraisal or dissenters' rights in connection with the Merger.

     Integra. Section 1571(b)(1) of the BCL provides that no dissenters rights under the BCL shall be available for the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which a merger is to be acted on, the shares of that class or series were listed on a national securities exchange or were held of record by more than 2,000 shareholders. Because Integra Common is traded on NYSE, shareholders of Integra are not entitled to dissenters rights in connection with the Merger.

THE OPTIONS

NATIONAL CITY OPTION AGREEMENT

     As a condition to National City's entering into the Agreement, and in consideration therefor, Integra entered into the National City Option Agreement, pursuant to which Integra granted National City the National City Option on August 27, 1995. The National City Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire Integra.

     Grant of Option. The Option entitles National City to purchase up to 6,501,300 fully paid and non-assessable shares of Integra Common, representing 19.9% of the shares of Integra Common issued and outstanding as of August 27, 1995 without giving effect to any shares subject or issued pursuant to the option, at a price of $51.875 per share; provided, however, that in the event Integra issues or agrees to issue any shares of Integra Common (other than as permitted pursuant to the Integra Option Plans as provided under the Agreement) at a price less than $51.875 per share (as adjusted as described below), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "National City Option Price"); provided further, that in no event may the number of shares for which the National City Option is exercisable at any time exceed 19.9% of the issued and outstanding shares of Integra Common without giving effect to any shares subject or issued pursuant to the National City Option. The aggregate purchase price for the shares of Integra Common that may be purchased upon the exercise of the National City Option at the original National City Option Price is $337,254,937.50.

     Triggering Events; Exercise of Option. The National City Option Agreement provides that National City may exercise the National City Option, in whole or in part, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that National City shall have sent to Integra written notice of such exercise within 30 days following such Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals for the exercise of the National City Option and for the expiration of all statutory waiting periods, and to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise).

     For purposes of the National City Option Agreement:

     (a) The term "Initial Triggering Event" means any of the following events or transactions occurring after August 27, 1995:

          (i) Integra, or any of its subsidiaries, without having received National City's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of the National City Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder), or the Board of Directors of Integra shall have recommended that the shareholders of Integra approve or accept any Acquisition Transaction other than the Merger. For purposes of the National City Option Agreement, the term "Acquisition Transaction" means (A) a merger or consolidation, or any similar transaction, involving Integra or any of its banking subsidiaries or mortgage banking subsidiaries (each a "Significant Subsidiary"), (B) a purchase, lease or other acquisition of all or substantially all of the assets of Integra or any Significant Subsidiary, or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Integra or any Significant Subsidiary; provided, however, the term "Acquisition Transaction" specifically does not include any merger or consolidation among Integra and/or its subsidiaries;

          (ii) The Board of Directors of Integra does not recommend that the shareholders of Integra approve the Agreement;

          (iii) Any person other than National City, any stockholder of National City who, at August 27, 1995, beneficially held 10% or more of the outstanding shares of National City Common, any subsidiary of National City or any subsidiary of Integra acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Integra Common (the term "beneficial ownership" for purposes of the National City Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder);

          (iv) Any person other than National City or any subsidiary of National City shall have made a bona fide proposal to Integra or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After a proposal is made by a third party to Integra or its shareholders to engage in an Acquisition Transaction, Integra shall have breached any covenant or obligation contained in the Agreement and such breach (A) would entitle National City to terminate the Agreement and (B) shall not have been cured prior to the date of the notice of the exercise of the National City Option; or

          (vi) Any person other than National City or any subsidiary of National City, other than in connection with a transaction to which National City has given its prior written consent, shall have filed an application with the FRB or other governmental agency for approval to engage in an Acquisition Transaction.

     (b) The term "Subsequent Triggering Event" means either of the following events or transactions occurring after August 27, 1995:

          (i) The acquisition by any person of beneficial ownership of 15% or more of the then outstanding shares of Integra Common other than by any person who, at August 27, 1995, beneficially owned more than 15% of the outstanding shares of Integra Common; or

          (ii) The occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause
     (a)(i)(C) shall be 15%.

     (c) Each of the following events constitutes an "Exercise Termination
Event":

          (i) immediately prior to the Effective Time;

          (ii) termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

          (iii) the passage of twelve months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event; provided, that if an Initial Triggering Event continues or another Initial Triggering Event occurs beyond such termination, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. For purposes of the National City Option Agreement, the term "Last Triggering Event" means the last Initial Triggering Event to occur.

As of the date hereof, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     The Agreement may be terminated at any time prior to the Effective Time by either National City or Integra if the Merger is not approved at either the Annual Meeting of Stockholders of National City or the Special Meeting of Shareholders of Integra (provided that the terminating party is not otherwise in material breach of its obligations under the Agreement). Accordingly, if no Initial Triggering Event has occurred, in the event that either the National City stockholders do not adopt the Agreement at the Annual Meeting of Stockholders of National City or the Integra shareholders do not approve the Agreement at the Special Meeting of Shareholders of Integra, and either National City or Integra terminates the Agreement as a result thereof, the National City Option shall terminate.

     In the event of any change in Integra Common by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction, the type and number of shares of Integra Common subject to the National City Option and the purchase price therefor will be adjusted appropriately.

     Whenever the number of shares of Integra Common purchasable upon exercise of the National City Option is adjusted as provided in the preceding paragraph, the National City Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Integra Common purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Integra Common purchasable after the adjustment.

     Repurchase of the National City Option. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, at the request of National City, delivered within 30 days of the Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals and for the expiration of all statutory waiting periods, and to avoid liability under Section 16(b) of the Exchange Act), Integra (a) shall repurchase the National City Option from National City at a price (the "National City Option Repurchase Price") equal to (i) the amount by which (A) the market/offer price (as defined below) exceeds (B) the National City Option Price, multiplied by the number of shares for which the National City Option may then be exercised, plus
(ii) National City's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed) and (b) shall repurchase such number of shares of Integra Common issued upon total or partial exercise of the National City Option (the "National City Option Shares") from National City as National City shall designate at a price (the "National City Option Share Repurchase Price") equal to (i) the market/offer price multiplied by the number of National City Option Shares so designated plus (ii) National City's Out-of-Pocket Expenses (to the extent not previously reimbursed).

     For purposes of the National City Option Agreement:

     (a) The term "Out-of-Pocket Expenses" means National City's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement and the Plan of Merger, including, without limitation, legal, accounting and investment banking fees.

     (b) The term "market/offer price" means the highest of

          (i) the price per share of Integra Common at which a tender offer or exchange offer therefor has been made after August 27, 1995;

          (ii) the price per share of Integra Common to be paid by any third party pursuant to an agreement with Integra;

          (iii) the highest closing price for shares of Integra Common within the 30-day period immediately preceding the date National City gives notice of the required repurchase of the National City Option or the National City Option Shares, as the case may be; or

          (iv) in the event of a sale of all or substantially all of Integra's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Integra as determined by a nationally recognized investment banking firm selected by National City, divided by the number of shares of Integra Common outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by National City, whose determination will be conclusive and binding on all parties.

     Substitute Option. The National City Option Agreement provides that in the event that prior to an Exercise Termination Event, Integra enters into an agreement (a) to consolidate or merge with any person, other than National City or one of its subsidiaries, and Integra is not the continuing or surviving corporation of such consolidation or merger, (b) to permit any person, other than National City or one of its subsidiaries, to merge into Integra and Integra is the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Integra Common are changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Integra Common after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than National City or one of its subsidiaries, then, and in each such case, the agreement governing such transaction must make proper provision so that the National City Option shall, upon the consummation of any such transaction, be converted into, or exchanged for, an option (the "Substitute National City Option"), at the election of National City, of either
(i) the Acquiring Corporation (as defined below) or (ii) any person that controls the Acquiring Corporation. For purposes of the National City Option Agreement, the term "Acquiring Corporation" means (A) the continuing or surviving corporation of a consolidation or merger with Integra (if other than Integra), (B) Integra in a merger in which Integra is the continuing or surviving corporation, and (C) the transferee of all or substantially all of Integra's assets.

     The Substitute National City Option shall have the same terms as the National City Option; provided, however, that if the terms of the Substitute National City Option cannot, for legal reasons, be the same as the National City Option, such terms shall be as similar as possible and in no event less advantageous to National City. The National City Option Agreement provides that Integra may not enter into any transaction described above triggering a Substitute National City Option unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of Integra under the National City Option Agreement. The National City Option Agreement further provides that the issuer of the Substitute National City Option shall enter into an agreement with National City in substantially the same form as the National City Option Agreement, which agreement shall be applicable to the Substitute National City Option and shall provide for the repurchase of the Substitute National City Option and any shares of the issuer issued pursuant thereto on terms similar to the repurchase of the National City Option and the National City Option Shares.

     The Substitute National City Option will be exercisable for such number of shares of common stock of the issuer of the Substitute National City Option ("Substitute Common Stock") as is equal to the market/offer price multiplied by the number of shares of Integra Common for which the National City Option is then exercisable, divided by the Average Price. For purposes of the National City Option Agreement, the term "Average Price" means the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of a share of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if Integra is the issuer of the Substitute National City Option, the Average Price will be computed with respect to a share of common stock issued by the person merging into Integra or by any company which controls or is controlled by such person, as National City may elect. The exercise price of the Substitute National City Option per share of Substitute Common Stock will then be equal to the National City Option Price multiplied by a fraction, the numerator of which will be the number of shares of Integra Common for which the National City Option is then exercisable and the denominator of which will be the number of shares of Substitute Common Stock for which the Substitute National City Option is exercisable.

     The National City Option Agreement provides that the Substitute National City Option may not be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute National City Option. In the event that the Substitute National City Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise, the issuer of the Substitute National City Option will be required to make a cash payment to National City equal to the excess of
(a) the value of the Substitute National City Option without giving effect to the foregoing limitation over (b) the value of the Substitute National City Option after giving effect to the foregoing limitation. Such difference in value will be determined by a nationally recognized investment banking firm selected by National City.

     Registration Rights. Within 30 days after the occurrence of a Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals and for the expiration of all statutory waiting periods, and to avoid liability under Section 16(b) of the Exchange Act), National City may request Integra to prepare and file a registration statement with the Commission if such registration is necessary to permit the sale or other disposition of the shares of Integra Common purchased upon exercise of the National City Option. Integra is required to use its best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or dispositions. National City has the right to demand two such registrations. Integra also will permit National City to include the sale of shares of Integra Common purchased upon exercise of the National City Option in certain registration statements initiated by Integra.

     Assignment of National City Option. Neither National City nor Integra may assign any of its rights or obligations under the National City Option Agreement or the National City Option to any other person without the express written consent of the other party, except that in the event a Subsequent Triggering Event occurs prior to an Exercise Termination Event, National City may assign, in whole or in part, its rights and obligations under the National City Option Agreement or the National City Option within 30 days following such Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals and for the expiration of all statutory waiting periods, and to avoid liability under
Section 16(b) of the Exchange Act); provided, however, that until the date 30 days following the date at which the FRB approves an application by National City under the BHCA to acquire the shares of Integra Common subject to the National City Option, National City may not assign its rights under the National City Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Integra, (c) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on National City's behalf, or (d) any other manner approved by the FRB.

     Termination of the National City Option. The National City option will terminate upon the occurrence of an Exercise Termination Event. In the event that the holder of the National City Option or the owner of National City Option Shares or any affiliate thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the Merger), then (a) in the case of a holder of the National City Option or any affiliate thereof, the National City Option held by it will immediately terminate, and (b) in the case of an owner of National City Option Shares or any affiliate thereof, the National City Option Shares held by it will be immediately repurchasable by Integra at the National City Option Price.

     Additional Provisions. Certain rights and obligations of National City and Integra under the National City Option Agreement are subject to receipt of required regulatory approvals. Among other things, the approval of the FRB is required for the acquisition by National City of more than 5% of the outstanding shares of Integra Common. Accordingly, an application for FRB approval of the exercise of the National City Option was filed as part of the application referred to on page 57 and approval has been received.

INTEGRA OPTION AGREEMENT

     As a condition to Integra's entering into the Agreement, and in consideration therefor, National City entered into the Integra Option Agreement, pursuant to which National City granted Integra the Integra Option on August 27, 1995. The Integra Option Agreement is intended to provide assurance to Integra shareholders that they will receive National City Common in exchange for their Integra Common at the consummation of the Merger by making the acquisition of National City by a third party prior to consummation of the Merger more expensive.


     Grant of Integra Option. The Integra Option entitles Integra to purchase up to 12,098,600 fully paid and non-assessable shares of National City Common, representing 8.2% of the shares of National City Common issued and outstanding as of August 27, 1995 without giving effect to any shares subject or issued pursuant to the Integra Option, at a price of $31.625 per share; provided, however, that in the event National City issues or agrees to issue any shares of National City Common (other than as permitted pursuant to the National City Option Plans as provided under the Agreement) at a price less than $31.625 per share (as adjusted as described below), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Integra Option Price"); provided further, that in no event may the number of shares for which the Integra Option is exercisable at any time exceed 8.2% of the issued and outstanding shares of National City Common without giving effect to any shares subject or issued pursuant to the Integra Option. The aggregate purchase price for the shares of National City Common that may be purchased upon the exercise of the Integra Option at the original Integra Option Price is $382,618,225.


     Triggering Events; Exercise of Integra Option. The Integra Option Agreement provides that Integra may exercise the Integra Option, in whole or in part, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that Integra shall have sent to National City written notice of such exercise within 30 days following such Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals for the exercise of the Integra Option and for the expiration of all statutory waiting periods, and to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise).

     For purposes of the Option Agreement:

     (a) The term "Initial Triggering Event" means any of the following events or transactions occurring after August 27, 1995:

          (i) National City, or any of its subsidiaries, without having received Integra's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of the Integra Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder), or the Board of Directors of National City shall have recommended that the shareholders of National City approve or accept any Acquisition Transaction other than the Merger. For purposes of the Integra Option Agreement, the term "Acquisition Transaction" means (A) a merger or consolidation, or any similar transaction, involving Integra or any of its banking subsidiaries or mortgage banking subsidiaries (each a "Significant Subsidiary"), (B) a purchase, lease or other acquisition of all or substantially all of the assets of Integra or any Significant Subsidiary, or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 30% or more of the voting power of National City or any Significant Subsidiary; provided, however, the term "Acquisition Transaction" specifically does not include any merger or consolidation among National City and/or its subsidiaries; or

          (ii) Any person other than Integra, any subsidiary of Integra or any subsidiary of National City acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 30% or more of the outstanding shares of National City Common (the term "beneficial ownership" for purposes of the National City Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder);

     (b) The term "Subsequent Triggering Event" means either of the following events or transactions occurring after August 27, 1995:

          (i) The acquisition by any person of beneficial ownership of 40% or more of the then outstanding shares of National City;

          (ii) The occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause
     (a)(i)(C) shall be 40%.

     (c) Each of the following events constitutes an "Exercise Termination
Event":

          (i) immediately prior to the Effective Time;

          (ii) termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

          (iii) the passage of twelve months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event; provided, that if an Initial Triggering Event continues or another Initial Triggering Event occurs beyond such termination, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. For purposes of the Integra Option Agreement, the term "Last Triggering Event" means the last Initial Triggering Event to occur.

As of the date hereof, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     The Agreement may be terminated at any time prior to the Effective Time by either National City or Integra if the Merger is not approved at either the Annual Meeting of Stockholders of National City or the Special Meeting of Shareholders of Integra (provided that the terminating party is not otherwise in material breach of its obligations under the Agreement). Accordingly, if no Initial Triggering Event has occurred, in the event that either the National City stockholders do not adopt the Agreement at the Annual Meeting of Stockholders of National City or the Integra shareholders do not approve the Agreement at the Special Meeting of Shareholders of Integra, and either National City or Integra terminates the Agreement as a result thereof, the Integra Option shall terminate.

     In the event of any change in National City Common by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction, the type and number of shares of National City Common subject to the Integra Option and the purchase price therefor will be adjusted appropriately.

     Whenever the number of shares of National City Common purchasable upon exercise of the Integra Option is adjusted as provided in the preceding paragraph, the Integra Option Price shall be adjusted by multiplying the Integra Option Price by a fraction, the numerator of which shall be equal to the number of shares of National City Common purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of National City Common purchasable after the adjustment.

     Repurchase of Integra Option. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, at the request of Integra, delivered within 30 days of the Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals and for the expiration of all statutory waiting periods, and to avoid liability under
Section 16(b) of the Exchange Act), National City (a) shall repurchase the Integra Option from Integra at a price (the "Integra Option Repurchase Price") equal to (i) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Integra Option Price, multiplied by the number of shares for which the Integra Option may then be exercised, plus (ii) Integra's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed) and (b) shall repurchase such number of shares of National City Common issued upon total or partial exercise of the Integra Option (the "Integra Option Shares") from Integra as Integra shall designate at a price (the "Integra Option Share Repurchase Price") equal to (i) the market/offer price multiplied by the number of Integra Option Shares so designated plus (ii) Integra's Out-of-Pocket Expenses (to the extent not previously reimbursed).

     For purposes of the Integra Option Agreement:

     (a) The term "Out-of-Pocket Expenses" means Integra's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement and the Plan of Merger, including, without limitation, legal, accounting and investment banking fees.

     (b) The term "market/offer price" means the highest of

          (i) the price per share of National City Common at which a tender offer or exchange offer therefor has been made after August 27, 1995;

          (ii) the price per share of National City Common to be paid by any third party pursuant to an agreement with National City;

          (iii) the highest closing price for shares of National City Common within the 30-day period immediately preceding the date Integra gives notice of the required repurchase of the Integra Option or the Integra Option Shares, as the case may be; or

          (iv) in the event of a sale of all or substantially all of National City's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of National City as determined by a nationally recognized investment banking firm selected by Integra, divided by the number of shares of National City Common outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by Integra, whose determination will be conclusive and binding on all parties.

     Substitute Option. The Integra Option Agreement provides that in the event that prior to an Exercise Termination Event, National City enters into an agreement (a) to consolidate or merge with any person, other than Integra or one of its subsidiaries, and National City is not the continuing or surviving corporation of such consolidation or merger, (b) to permit any person, other than Integra or one of its subsidiaries, to merge into National City and National City is the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of National City Common are changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of National

City Common after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than Integra or one of its subsidiaries, then, and in each such case, the agreement governing such transaction must make proper provision so that the Integra Option shall, upon the consummation of any such transaction, be converted into, or exchanged for, an option (the "Substitute Integra Option"), at the election of Integra, of either (i) the Acquiring Corporation (as defined below) or (ii) any person that controls the Acquiring Corporation. For purposes of the Integra Option Agreement, the term "Acquiring Corporation" means (A) the continuing or surviving corporation of a consolidation or merger with National City (if other than National City), (B) National City in a merger in which National City is the continuing or surviving corporation, and (C) the transferee of all or substantially all of National City's assets.

     The Substitute Integra Option shall have the same terms as the Integra Option; provided, however, that if the terms of the Substitute Integra Option cannot, for legal reasons, be the same as the Integra Option, such terms shall be as similar as possible and in no event less advantageous to Integra. The Integra Option Agreement provides that National City may not enter into any transaction described above triggering a Substitute Integra Option unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of National City under the Integra Option Agreement. The Integra Option Agreement further provides that the issuer of the Substitute Integra Option shall enter into an agreement with Integra in substantially the same form as the Integra Option Agreement, which agreement shall be applicable to the Substitute Integra Option and shall provide for the repurchase of the Substitute Integra Option and any shares of the issuer issued pursuant thereto on terms similar to the repurchase of the Integra Option and the Integra Option Shares.

     The Substitute Integra Option will be exercisable for such number of shares of common stock of the issuer of the Substitute Integra Option ("Substitute Common Stock") as is equal to the market/offer price multiplied by the number of shares of National City Common for which the Integra Option is then exercisable, divided by the Average Price. For purposes of the Integra Option Agreement, the term "Average Price" means the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of a share of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if National City is the issuer of the Substitute Integra Option, the Average Price will be computed with respect to a share of common stock issued by the person merging into National City or by any company which controls or is controlled by such person, as Integra may elect. The exercise price of the Substitute Integra Option per share of Substitute Common Stock will then be equal to the Integra Option Price multiplied by a fraction, the numerator of which will be the number of shares of National City Common for which the Integra Option is then exercisable and the denominator of which will be the number of shares of Substitute Common Stock for which the Substitute Integra Option is exercisable.

     The Integra Option Agreement provides that the Substitute Integra Option may not be exercisable for more than 8.2% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Integra Option. In the event that the Substitute Integra Option would be exercisable for more than 8.2% of the shares of Substitute Common Stock outstanding prior to exercise, the issuer of the Substitute Integra Option will be required to make a cash payment to Integra equal to the excess of (a) the value of the Substitute Integra Option without giving effect to the foregoing limitation over (b) the value of the Substitute Integra Option after giving effect to the foregoing limitation. Such difference in value will be determined by a nationally recognized investment banking firm selected by Integra.

     Registration Rights. Within 30 days after the occurrence of a Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals and for the expiration of all statutory waiting periods, and to avoid liability under Section 16(b) of the Exchange Act), Integra may request National City to prepare and file a registration statement with the Commission if such registration is necessary to permit the sale or other disposition of the shares of National City Common purchased upon exercise of the Integra Option. National City is required to use its best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or dispositions. Integra has the right to demand two such registrations. National City also will permit Integra to include the sale of shares of National City Common purchased upon exercise of the Integra Option in certain registration statements initiated by National City.

     Assignment of Integra Option. Neither National City nor Integra may assign any of its rights or obligations under the Integra Option Agreement or the Integra Option to any other person without the express written consent of the other party, except that in the event a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Integra may assign, in whole or in part, its rights and obligations under the Integra Option Agreement or the Integra Option within 30 days following such Subsequent Triggering Event (or such later date as is necessary to obtain all regulatory approvals and for the expiration of all statutory waiting periods, and to avoid liability under Section 16(b) of the Exchange Act); provided, however, that until the date 30 days following the date at which the FRB approves an application by Integra under the BHCA to acquire the shares of National City Common subject to the Integra Option, Integra may not assign its rights under the Integra Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of National City, (c) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Integra's behalf, or (d) any other manner approved by the FRB.

     Termination of the Integra Option. The Integra Option will terminate upon the occurrence of an Exercise Termination Event. In the event that the holder of the Integra Option or the owner of Integra Option Shares or any affiliate thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the Merger), then (a) in the case of a holder of the Integra Option or any affiliate thereof, the Integra Option held by it will immediately terminate, and (b) in the case of an owner of Integra Option Shares or any affiliate thereof, the Integra Option Shares held by it will be immediately repurchasable by National City at the Integra Option Price.

     Additional Provisions. Certain rights and obligations of Integra and National City under the Integra Option Agreement are subject to receipt of required regulatory approvals. Among other things, the approval of the FRB is required for the acquisition by Integra of more than 5% of the outstanding shares of National City Common.

                               PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The unaudited financial information on the following pages presents (a) the historical consolidated balance sheets of both National City and Integra at December 31, 1995 and the pro forma combined consolidated balance sheet as of December 31, 1995, giving effect to the Merger as if it had occurred on that date on a pooling-of-interests accounting basis; and (b) the historical consolidated statements of income of both National City and Integra and the pro forma combined consolidated statements of income for the years ending December 31, 1995, 1994 and 1993, giving effect to the Merger on a pooling-of-interests accounting basis. Certain reclassifications have been made to the historical financial information to conform presentation.

     The financial information assumes all of the outstanding shares of Integra Common are converted into shares of National City Common. The pro forma information is based on the historical financial statements, giving effect to the Merger under the pooling-of-interests method of accounting. The pro forma statements exclude the estimated effect of potential expense savings associated with the consolidation of the operations of National City and Integra, and may not be indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated, or which may be attained in the future.

                           NATIONAL CITY CORPORATION

                 PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995

                                  (UNAUDITED)

                                              NATIONAL         INTEGRA
                                                CITY          FINANCIAL       PRO FORMA       PRO FORMA
        (IN THOUSANDS OF DOLLARS)            CORPORATION     CORPORATION     ADJUSTMENTS      COMBINED
-----------------------------------------    -----------     -----------     -----------     -----------
ASSETS
Cash and demand balances due from
  banks..................................    $ 2,637,049     $   358,856      $              $ 2,995,905
Loans, net of unearned income............     26,222,319       8,243,507                      34,465,826
Allowance for loan losses................       (490,679)       (215,167)                       (705,846)
                                             -----------     -----------     -----------     -----------
    Net loans............................     25,731,640       8,028,340             --       33,759,980
Securities available for sale, at
  market.................................      4,949,654       5,395,334                      10,344,988
Federal funds sold and security resale
  agreements.............................        724,564          10,000                         734,564
Other short term investments.............         51,207          54,786                         105,993
Properties and equipment.................        424,479         169,027                         593,506
Customers' acceptance liability..........         66,169              --                          66,169
Accrued income and other assets..........      1,614,248         329,629         21,363(C,F)   1,965,240
                                             -----------     -----------     -----------     -----------
    TOTAL ASSETS.........................    $36,199,010     $14,345,972      $  21,363      $50,566,345
                                             ============    ============    ============    ============
LIABILITIES
Deposits in domestic offices:
  Noninterest bearing....................    $ 5,563,717     $ 1,429,504      $              $ 6,993,221
  Interest bearing.......................     18,918,968       8,950,955                      27,869,923
Deposits in overseas offices.............        717,823              --                         717,823
                                             -----------     -----------     -----------     -----------
    Total deposits.......................     25,200,508      10,380,459             --       35,580,967
Federal funds borrowed and security
  repurchase agreements..................      4,010,149         976,346                       4,986,495
Other borrowed funds.....................      2,089,150         327,939                       2,417,089
Corporate long-term debt.................      1,215,356       1,268,120                       2,483,476
Acceptances outstanding..................         66,169              --                          66,169
Accrued expenses and other liabilities...        696,701         248,200         68,902(C,F)   1,013,803
                                             -----------     -----------     -----------     -----------
    TOTAL LIABILITIES....................     33,278,033      13,201,064         68,902       46,547,999
STOCKHOLDERS' EQUITY
Preferred stock..........................        185,400              --       (185,400)(B)           --
Common stock.............................        582,183          33,592        265,869(A,B)     881,644
Capital surplus..........................        202,669         451,680       (104,496)(A,B)     549,853
Treasury stock...........................             --         (24,027)        24,027(A)            --
Retained earnings........................      1,953,467         683,663        (47,539)(C,F)   2,589,591
Shares acquired by ESOP trust............         (2,742)             --             --           (2,742)
                                             -----------     -----------     -----------     -----------
    TOTAL STOCKHOLDERS' EQUITY...........      2,920,977       1,144,908        (47,539)       4,018,346
                                             -----------     -----------     -----------     -----------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY.............................    $36,199,010     $14,345,972      $  21,363      $50,566,345
                                             ============    ============    ============    ============

See Accompanying Notes to Pro Forma Combined Consolidated Financial Information

                           NATIONAL CITY CORPORATION

              PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)

                                            NATIONAL         INTEGRA
                                              CITY          FINANCIAL       PRO FORMA      PRO FORMA
 (IN THOUSANDS EXCEPT PER SHARE DATA)      CORPORATION     CORPORATION     ADJUSTMENTS      COMBINED
---------------------------------------    -----------     -----------     -----------     ----------
INTEREST INCOME
Loans and loans held for sale,
  including fees.......................    $2,206,199      $  703,871       $              $2,910,070
Securities:
  Taxable..............................       256,278         347,085                         603,363
  Exempt from Federal income taxes.....        37,091           7,856                          44,947
Other interest income..................        33,545          12,106                          45,651
                                           -----------     -----------     -----------     ----------
    Total interest income..............     2,533,113       1,070,918              --       3,604,031
INTEREST EXPENSE
Deposits...............................       858,418         391,280                       1,249,698
Other borrowings.......................       283,915          96,501                         380,416
Corporate long term debt...............        69,695          75,877                         145,572
                                           -----------     -----------     -----------     ----------
    Total interest expense.............     1,212,028         563,658              --       1,775,686
                                           -----------     -----------     -----------     ----------
    Net interest income................     1,321,085         507,260              --       1,828,345
Provision for loan losses..............        97,482          16,000                         113,482
                                           -----------     -----------     -----------     ----------
    Net interest income after provision
      for loan losses..................     1,223,603         491,260              --       1,714,863
NONINTEREST INCOME
Item processing revenue................       327,929          19,538                         347,467
Trust fees.............................       138,028          29,196                         167,224
Service charges on deposit accounts....       157,486          36,008                         193,494
Credit card fees.......................        82,226           8,858                          91,084
Mortgage banking revenue...............        69,827          17,085          (3,137)(F)      83,775
Brokerage revenue......................        28,329           1,173                          29,502
Other..................................        88,868          19,381                         108,249
                                           -----------     -----------     -----------     ----------
    Total fees and other income........       892,693         131,239          (3,137)      1,020,795
Security gains.........................        24,076          18,289                          42,365
                                           -----------     -----------     -----------     ----------
    Total noninterest income...........       916,769         149,528          (3,137)      1,063,160
NONINTEREST EXPENSE
Salaries and employee benefits.........       685,322         197,893                         883,215
Net occupancy..........................        93,777          32,695                         126,472
Equipment..............................        95,181          32,431                         127,612
Other..................................       596,374         199,205                         795,579
                                           -----------     -----------     -----------     ----------
    Total noninterest expense..........     1,470,654         462,224              --       1,932,878
                                           -----------     -----------     -----------     ----------
Income before income taxes.............       669,718         178,564          (3,137)        845,145
Income tax expense.....................       204,609          50,174          (1,098)(F)     253,685
                                           -----------     -----------     -----------     ----------
    NET INCOME.........................    $  465,109      $  128,390       $  (2,039)     $  591,460
                                           ===========     ===========     ============    ==========
EARNINGS PER COMMON SHARE:
    PRIMARY............................    $     3.03      $     3.88                      $     2.68
    FULLY DILUTED......................          2.95              --                            2.64
AVERAGE COMMON SHARES OUTSTANDING:
    PRIMARY............................       148,851          33,123                         215,097
    FULLY DILUTED......................       157,759              --                         224,005

See Accompanying Notes to Pro Forma Combined Consolidated Financial Information

                           NATIONAL CITY CORPORATION

              PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                                  (UNAUDITED)

                                                            NATIONAL      INTEGRA       PRO FORMA
                                                              CITY        FINANCIAL    ADJUSTMENTS     PRO FORMA
         (IN THOUSANDS EXCEPT PER SHARE DATA)              CORPORATION    CORPORATION    (D, E)         COMBINED
-------------------------------------------------------    ----------     --------     -----------     ----------
INTEREST INCOME
Loans and loans held for sale, including fees..........    $1,765,898     $619,884     $               $2,385,782
Securities:
    Taxable............................................       204,463      331,906                        536,369
    Exempt from Federal income taxes...................        40,085        5,309                         45,394
Other interest income..................................        31,418        3,679                         35,097
                                                           ----------     --------     -----------     ----------
         Total interest income.........................     2,041,864      960,778             --       3,002,642
INTEREST EXPENSE
Deposits...............................................       592,870      317,867                        910,737
Other borrowings.......................................       162,947       66,180                        229,127
Corporate long term debt...............................        49,238       47,912                         97,150
                                                           ----------     --------     -----------     ----------
         Total interest expense........................       805,055      431,959             --       1,237,014
                                                           ----------     --------     -----------     ----------
         Net interest income...........................     1,236,809      528,819             --       1,765,628
Provision for loan losses..............................        79,356       30,000                        109,356
                                                           ----------     --------     -----------     ----------
         Net interest income after provision for loan
           losses......................................     1,157,453      498,819             --       1,656,272
NONINTEREST INCOME
Item processing revenue................................       312,358       23,060                        335,418
Trust fees.............................................       125,668       27,763                        153,431
Service charges on deposit accounts....................       153,870       33,545                        187,415
Credit card fees.......................................        85,308        6,810                         92,118
Mortgage banking revenue...............................        67,406       10,822                         78,228
Brokerage revenue......................................        18,790          958                         19,748
Other..................................................        89,438       15,344                        104,782
                                                           ----------     --------     -----------     ----------
         Total fees and other income...................       852,838      118,302             --         971,140
Security gains.........................................        10,530       19,749                         30,279
                                                           ----------     --------     -----------     ----------
         Total noninterest income......................       863,368      138,051             --       1,001,419
NONINTEREST EXPENSE
Salaries and employee benefits.........................       653,890      177,789                        831,679
Net occupancy..........................................        89,994       32,219                        122,213
Equipment..............................................        93,345       28,933                        122,278
Other..................................................       565,904      156,295                        722,199
                                                           ----------     --------     -----------     ----------
         Total noninterest expense.....................     1,403,133      395,236             --       1,798,369
                                                           ----------     --------     -----------     ----------
Income before income taxes.............................       617,688      241,634             --         859,322
Income tax expense.....................................       188,254       72,601                        260,855
                                                           ----------     --------     -----------     ----------
         NET INCOME....................................    $  429,434     $169,033     $       --      $  598,467
                                                           ==========     =========    ============    ==========
EARNINGS PER COMMON SHARE:
    PRIMARY............................................    $     2.70     $   5.01                     $     2.64
    FULLY DILUTED......................................          2.64           --                           2.60
AVERAGE COMMON SHARES OUTSTANDING:
    PRIMARY............................................       153,354       33,735                        220,824
    FULLY DILUTED......................................       162,376           --                        229,846

See Accompanying Notes to Pro Forma Combined Consolidated Financial Information

                           NATIONAL CITY CORPORATION

              PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1993

                                  (UNAUDITED)

                                              NATIONAL      INTEGRA       PRO FORMA
                                                CITY        FINANCIAL    ADJUSTMENTS     PRO FORMA
  (IN THOUSANDS EXCEPT PER SHARE DATA)       CORPORATION    CORPORATION     (D,E)         COMBINED
-----------------------------------------    ----------     --------     -----------     ----------
INTEREST INCOME
Loans and loans held for sale, including
  fees...................................    $1,582,106     $612,768     $               $2,194,874
Securities:
    Taxable..............................       229,007      360,325                        589,332
    Exempt from Federal income taxes.....        47,279        3,082                         50,361
Other interest income....................        31,772        1,611                         33,383
                                             ----------     --------     -----------     ----------
         Total interest income...........     1,890,164      977,786             --       2,867,950
INTEREST EXPENSE
Deposits.................................       542,165      345,261                        887,426
Other borrowings.........................       119,568       50,275                        169,843
Corporate long term debt.................        28,377       39,951                         68,328
                                             ----------     --------     -----------     ----------
         Total interest expense..........       690,110      435,487             --       1,125,597
                                             ----------     --------     -----------     ----------
         Net interest income.............     1,200,054      542,299             --       1,742,353
Provision for loan losses................        93,089       50,000                        143,089
                                             ----------     --------     -----------     ----------
         Net interest income after
           provision for loan losses.....     1,106,965      492,299             --       1,599,264
NONINTEREST INCOME
Item processing revenue..................       267,962       18,429                        286,391
Trust fees...............................       122,597       26,829                        149,426
Service charges on deposit accounts......       152,609       33,142                        185,751
Credit card fees.........................        92,966        5,991                         98,957
Mortgage banking revenue.................        58,678        2,736                         61,414
Brokerage revenue........................         9,013          971                          9,984
Other....................................        95,990       17,796                        113,786
                                             ----------     --------     -----------     ----------
         Total fees and other income.....       799,815      105,894             --         905,709
Security gains...........................        11,922       29,862                         41,784
                                             ----------     --------     -----------     ----------
         Total noninterest income........       811,737      135,756             --         947,493
NONINTEREST EXPENSE
Salaries and employee benefits...........       623,472      167,277                        790,749
Net occupancy............................        89,729       37,024                        126,753
Equipment................................        89,005       25,950                        114,955
Other....................................       545,534      177,313                        722,847
                                             ----------     --------     -----------     ----------
         Total noninterest expense.......     1,347,740      407,564             --       1,755,304
                                             ----------     --------     -----------     ----------
Income before income taxes...............       570,962      220,491             --         791,453
Income tax expense.......................       166,965       67,671                        234,636
                                             ----------     --------     -----------     ----------
         INCOME BEFORE CUMULATIVE EFFECT
           OF
           ACCOUNTING CHANGES............    $  403,997     $152,820     $       --      $  556,817
                                             ==========     =========    ============    ==========
EARNINGS PER COMMON SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGES:
    PRIMARY..............................    $     2.41     $   4.50                     $     2.36
    FULLY DILUTED........................          2.37           --                           2.33
AVERAGE COMMON SHARES OUTSTANDING:
    PRIMARY..............................       161,164       33,815                        228,794
    FULLY DILUTED........................       170,684           --                        238,314

See Accompanying Notes to Pro Forma Combined Consolidated Financial Information

         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

                                  (UNAUDITED)


(A) The pro forma combined consolidated balance sheet gives effect to the proposed Merger of National City and Integra by combining the respective balance sheets of the two companies at December 31, 1995 on a pooling-of-interests basis. The capital accounts have been adjusted to reflect the issuance of 66,025,390 shares of National City Common in exchange for all the outstanding shares of Integra Common after giving effect to the cancellation of 579,667 shares of Integra Common held as treasury stock. The number of shares that is expected to actually be issued upon consummation is estimated to be approximately 66,431,000 shares. The pro forma financial information would not be materially different based upon this information.



(B) On March 5, 1996, National City called for redemption its outstanding Depositary Shares of the 8% Cumulative Convertible Preferred Stock. Unless converted by the holder, National City will redeem the Depositary Shares on May 1, 1996 at the price of $52 per Depositary Share. Based on current market prices, it is expected that this action will result in the conversion into common stock of substantially all of the outstanding preferred stock. At December 31, 1995, 3,708,000 Depository Shares of preferred stock were outstanding. These shares were convertible into 8,839,872 shares of National City Common based on the applicable conversion rate of 2.384 (see Note 11 to National City's consolidated financial statements).


(C) A liability of $70 million has been recorded in the pro forma combined consolidated balance sheet to reflect management's estimate of anticipated expenses and nonrecurring charges related to the Merger. This liability resulted in a $46 million after-tax adjustment to retained earnings in the pro forma combined consolidated balance sheet. It is anticipated that substantially all of these charges will be recognized at or near consummation of the Merger. The following table provides detail of the estimated charges by type:

                                                                         PRE-TAX AMOUNT
                                TYPE OF COST                             (IN MILLIONS)
     ------------------------------------------------------------------  --------------
     Operations and Facilities.........................................       $ 27
     Personnel Related.................................................         31
     Other.............................................................         12


Operations and facilities consists of costs associated with the elimination of certain operational facilities, furniture and equipment that will be sold or retired, write-offs of computer hardware and software due to incompatibility or duplication, and signage write-offs. Personnel related costs consist primarily of charges related to employment contracts, severance and the termination of certain employee benefit plans. Other charges primarily include investment banker fees, legal and accounting fees and other consulting fees. Management continues to review these charges and there can be no assurance that such expenses and charges will not exceed the amounts described above.


(D) Effective January 1, 1993 Integra adopted FAS 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." As permitted under FAS 106, Integra elected to recognize immediately the January 1, 1993 transitional liability of $8 million ($5 million after-tax) as the cumulative effect of a change in accounting principle in the first quarter of 1993. National City adopted FAS 106 on January 1, 1991, and as permitted under that statement, elected not to recognize its transitional liability but to amortize that liability over 20 years. The pro forma amounts do not include the effects of Integra adopting FAS 106 on January 1, 1991 and recognizing the transitional liability over an amortization period of 20 years as the impact would not be material to the pro forma combined consolidated financial statements.

(E) On January 1, 1993 Integra adopted FAS 109, "Accounting for Income Taxes." The adoption increased earnings by $65 million and was recognized as the cumulative effect of a change in accounting principle. National City adopted FAS 109 in 1992. The cumulative effect of adopting FAS 109 was not material to National City's 1992 results of operations. A calculation was not done to determine the amount of the cumulative effect of a change in accounting principle if Integra would have adopted FAS 109 on January 1, 1992 as it is not practical.

(F) Integra adopted FAS 122 "Accounting for Mortgage Servicing Rights" during the second quarter of 1995 effective as of January 1, 1995. National City adopted FAS 122 as of January 1, 1996. As required under the pooling-of-interests accounting rules, an accounting adjustment was made to conform the timing of Integra's adoption to National City's. This resulted in a $2 million after-tax reduction to net income in 1995.

                       CERTAIN REGULATORY CONSIDERATIONS
GENERAL

     Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable law or regulation may have a material effect on the business of National City or Integra.

     As bank holding companies, National City and Integra are subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, bank holding companies may not (subject to certain limited exceptions) directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior written approval of the FRB. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.


     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 amended Section 3(d) of the BHCA by authorizing the FRB to approve on or after September 29, 1995 the acquisition by a bank holding company of more than 5% of any class of the voting shares of, or substantially all the assets of, any bank (or its holding company) located outside of the state in which the operations of such acquiring bank holding company's banking subsidiaries are principally conducted on the date such company became a bank holding company, regardless of whether the acquisition would be prohibited by state law. However the amendment to Section 3(d) of the BHCA provides that the FRB may only approve the acquisition applications of bank holding companies that are "adequately capitalized" and "adequately managed". In addition, the FRB may not approve an out of state bank holding company's application to acquire a bank (or its holding company) in another state that has not existed for a minimum period of time, if any, required by the "host state". In no event shall the "host state's" law require that a bank have existed more than five years. Also the FRB may not approve a bank holding company's application, if the applicant, including its insured depository affiliates, controls or would control, more than ten (10) percent of the total amount of deposits of insured depository institutions in the United States. Furthermore, amended Section 3(d) prohibits the FRB's approval of an acquisition if the applicant, including all insured depository affiliates, would control 30 percent or more of the deposits of all insured depository institutions in an affected State. In determining whether to approve an application, the FRB is required to comply with its responsibilities under
Section 804 of the Community Reinvestment Act of 1977, and consider the applicants compliance with state community reinvestment laws.


PAYMENT OF DIVIDENDS

     Each of National City and Integra is a legal entity separate and distinct from its banking and other subsidiaries. Most of National City's and Integra's revenues result from dividends paid to it by its bank subsidiaries. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by National City to its stockholders and Integra to its shareholders.

     Each state bank subsidiary that is a member of the Federal Reserve System and each national banking association is required by federal law to obtain the prior approval of the FRB or the Comptroller of the Currency (the "Comptroller"), as the case may be, for the declaration and payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (a) such bank's net profits (as defined and interpreted by regulation) for that year plus (b) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, these banks may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

     In 1995, National City's subsidiary banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $386.0 million from retained net profits. During 1995, National City's subsidiary banks paid $221.4 million in dividends. As of January 1, 1996, the subsidiary banks could initiate dividend payments, without prior regulatory approval, of $432.0 million.

     In 1995, Integra's subsidiary banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $317.8 million from retained net profits. During 1995, Integra's subsidiary banks paid $109.1 million in dividends. As of January 1, 1996, the subsidiary banks could initiate dividend payments, without prior regulatory approval, of $67.4 million.

     The payment of dividends by National City and its bank subsidiaries are also affected by various regulatory requirement and policies, such as the requirement to maintain adequate capital. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FRB and the Comptroller have each indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The FRB, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

CERTAIN TRANSACTIONS BY BANK HOLDING COMPANIES WITH THEIR AFFILIATES

     There are also various legal restrictions on the extent to which National City, Integra and most of their respective nondepository subsidiaries can borrow or otherwise obtain credit from, or engage in certain other transactions ("covered transactions") with, its depository institution subsidiaries. Such borrowings and other transactions by an insured depository institution with their nondepository affiliates are limited to the following amounts: (a) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (b) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. In addition, such extensions of credit must be collateralized in prescribed amounts. Furthermore, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL

     National City and Integra are each subject to capital adequacy guidelines of the Federal Reserve. Under the Federal Reserve's capital guidelines, a holding company's capital is divided into two tiers, Tier 1 and Tier 2. The respective components of Tier 1 and Tier 2 capital are described in materials incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". The minimum guideline for the ratio of Total Capital (Tier 1 plus Tier 2 capital) to risk-adjusted assets is 8%, of which half (4%) must be Tier 1 capital. In addition the Federal Reserve requires a leverage ratio (Tier 1 capital to average total consolidated assets) of at least 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. To be considered well capitalized, the Tier 1 capital ratio, the Total Capital ratio and the leverage ratio must be at least 6%, 10%, and 5%, respectively.

     The following table sets forth the ratio of Tier 1 capital to risk-adjusted assets, Total Capital to risk-adjusted assets and Tier 1 capital to average total consolidated assets for National City and Integra individually and on a pro forma combined basis as of December 31, 1995 (in each case calculated pursuant to the current risk-based capital guidelines).

                                                   NATIONAL               PRO FORMA
                                                     CITY       INTEGRA   COMBINED
                                                   --------     -----     ---------
TIER 1 RISK-BASED CAPITAL......................       8.54%     11.13%       9.01%
TOTAL RISK-BASED CAPITAL.......................      13.13      14.61       13.34
LEVERAGE.......................................       7.37      7.02         7.17

     Each of National City's and Integra's subsidiary banks is subject to similar capital requirements established by the subsidiary's primary federal regulator. At December 31, 1995, all of National City's and Integra's subsidiary banks were considered well-capitalized.

     Effective January 17, 1995, the Federal Reserve and the other federal banking agencies amended the risk-based capital standards to consider risk from concentrations of credit and the risks of nontraditional activities, as well as an institution's ability to manage these risks, as important factors in determining the adequacy of an institution's capital. Institutions with higher than desired levels of risk will be expected to maintain a higher capital ratio or minimum levels of capital. The federal banking agencies also issued an amendment to the capital standards, effective September 1, 1995, which requires the banking agencies to consider an institution's exposure to interest rate risk when assessing the adequacy of capital. This amendment does not codify a measurement framework for assessing the level of interest rate exposure. It is anticipated that at some future date the federal banking agencies will establish an explicit capital charge for interest rate risk that will be based upon an institution's measured interest rate risk exposure.

     Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies including the possible termination of deposit insurance by the FDIC and seizure of the institution.

HOLDING COMPANY SUPPORT OF SUBSIDIARY BANKS

     Under FRB policy, National City and Integra are expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such FRB policy, National City or Integra would not otherwise be required to provide it. In addition, any capital loans by National City or Integra to a subsidiary bank would be subordinate in right of payment to deposits and to certain other indebtedness of such bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority apparently would apply to guarantees of capital restoration plans under the Federal Deposit Insurance Corporation Improvement Act of 1991.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (a) the default of a commonly controlled FDIC-insured depository institution, or (b) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger of default.

FDIC INSURANCE ASSESSMENTS


     National City's and Integra's subsidiary banks are subject to FDIC deposit insurance assessments. On November 14, 1995, the FDIC reduced the premiums on BIF deposits for the first semiannual assessment period of 1996 by 4 cents per $100.00 of eligible deposits so that the highest rated institutions will pay the statutory annual minimum of $2,000.00. The SAIF deposit premium will continue to be assessed at 23 cents for "well capitalized" institutions for the first semiannual assessment period of 1996.

                   DESCRIPTION OF NATIONAL CITY CAPITAL STOCK

COMMON STOCK


     General. National City has 350,000,000 authorized shares of National City Common, of which 145,545,689 shares were issued and outstanding on December 31, 1995, and an additional 17,465,886 shares were reserved for issuance in connection with National City's stock option plans (options to purchase 8,797,235 of such shares have been granted and are outstanding) and the National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (awards of 551,250 of such shares have been granted and are outstanding). The shares of National City Common to be issued in connection with the Merger will be validly issued, fully paid and nonassessable. National City Common is listed on the NYSE and trades under the symbol NCC. As of December 31, 1995 there were 22,194 National City Common stockholders of record. The transfer agent, registrar and dividend disbursing agent for shares of National City Common is National City Bank, Cleveland.


     Dividend and Liquidation Rights. Holders of National City Common are entitled to such dividends as may be declared by National City's Board of Directors out of funds legally available therefor. In the event of liquidation, holders of National City Common will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them. The dividend and liquidation rights of National City Common are subject to the rights of any preferred stock of National City.

     Voting, Preemptive, Conversion and Redemption Rights. Holders of National City Common are entitled to one vote per share on all matters submitted to stockholders and are not entitled to cumulative voting rights in the election of directors or to preemptive rights for the purchase of additional shares of any class of National City's stock. National City Common has no conversion or redemption rights.

PREFERRED STOCK

     General. Under National City's Certificate, the Board of Directors of National City is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock, without par value, in one or more series as the Board of Directors may determine, and to fix the relative powers, preferences and rights (including voting rights) of each such series of preferred stock in relation to the powers, preferences and rights of any other series of preferred stock. Voting rights, if any, may be general, special, conditional or limited. The Board of Directors of National City also has the discretion to determine the number of votes per share which each holder of a share of a series of the preferred stock will have, but in no event may any holder of any series of National City preferred stock be entitled to more than one vote per share. Additionally, the Board of Directors of National City is authorized to permit the holders of a series of preferred stock to vote separately or together with the holders of one or more other series of preferred stock on all or some matters as a separate voting group. National City may, at its option, elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of the National City preferred stock issued and deposited with a depositary selected by National City.

     Convertible Preferred Stock. By resolution dated April 18, 1991, the Board of Directors of National City designated a series of National City preferred stock as 8% Cumulative Convertible Preferred Stock, without par value, of National City ("Convertible Preferred Stock"). The number of shares constituting such series is 800,000, of which 741,600 shares (3,708,000 depositary shares) were issued and outstanding as of December 31, 1995. Each depositary share of Convertible Preferred Stock (a "Depositary Share") represents a one-fifth interest in a share of Convertible Preferred Stock. The Depositary Shares are listed on the NYSE. The transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for shares of Convertible Preferred Stock and Depositary Shares is National City Bank, Cleveland.

     Dividends. Holders of shares of Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors of National City out of funds legally available therefor, cash dividends at the rate of 8% per annum (equivalent to $4.00 per Depositary Share). Dividends on Convertible Preferred Stock are payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 1991, at such annual rate. Dividends are cumulative from the date of original issue.

     Redemption. The Convertible Preferred Stock is redeemable at the option of National City, in whole or in part, for a premium on or after May 1, 1996 and for each 12-month period thereafter through the year 2000 and thereafter at par. National City has elected to exercise its option to redeem the outstanding Convertible Preferred Stock as of May 1, 1996 and mailed the notice of redemption on March 5, 1996 to all holders of record. It is expected that this action will result in the conversion into National City Common of substantially all of the outstanding Convertible Preferred Stock. The Convertible Preferred Stock is redeemable at a price of $260 per share ($52.00 per Depositary Share) for the period May 1, 1996 to May 1, 1997.


     Conversion Rights. The Convertible Preferred Stock is convertible at the option of the holder into 2.384 shares of National City Common per Depositary Share. Accordingly, as of December 31, 1995, 8,839,872 shares of National City Common were reserved for the conversion of the Convertible Preferred Stock.

     Fractional shares of National City Common Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests, based on the then current market price of National City Common.

                      DESCRIPTION OF INTEGRA CAPITAL STOCK

     The following description of the capital stock of Integra is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of Integra, as amended.

GENERAL

     Integra's Articles of Incorporation provide for authorized capital stock consisting of 19,642,631 shares of Integra preferred stock ("Integra Preferred Stock"), without par value, and 100,000,000 shares of Integra Common, par value $1.00 per share.

     As of December 31, 1995, there were 33,012,695 shares of Integra Common outstanding. No shares of Integra Preferred Stock were outstanding on that date.

INTEGRA PREFERRED STOCK

     The Board of Directors of Integra is authorized, without further action by Integra shareholders, to issue Integra Preferred Stock from time to time as a class or in one or more series, with whatever rights, designations, preferences, qualifications, privileges, limitations, options and other special rights, if any, including without limitation, dividend rights, conversion rights, voting rights, redemption rights and maturity dates, as are specified by the Board of Directors of Integra in the resolution fixing the terms of the class or establishing the series.

     The Integra Preferred Stock is available for possible future financing and acquisition transactions, stock dividends or distributions, employee benefit plans and other general corporate purposes. Under certain circumstances, the Integra Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a takeover, assume control of the Board, or otherwise gain control of Integra.

INTEGRA COMMON

     The rights of the holders of Integra Common described below are subject to any rights and preferences pertaining to any class or series of Integra Preferred to the extent set forth in the resolution of the Board of Directors of Integra fixing the terms of the class or establishing the class or series.

     Voting Rights. Holders of Integra Common are entitled to one vote per share. The Board of Directors of Integra has the authority to grant proportional voting rights to fractional shares of any class or series of any class or stock of Integra.

     Holders of Integra Common have cumulative voting rights in the election of directors -- that is, each holder is entitled to a number of votes equal to the number of shares held multiplied by the number of directors to be elected in each class and to cast all such votes for a single nominee in the class being elected or to distribute them among the nominees in the class as such holder sees fit.

     Integra's Board of Directors is divided into three classes. One of the three classes of the Board is elected each year for a three-year term. The affirmative vote of holders of not less than two-thirds (66 2/3%) of the outstanding shares of each class of stock of Integra, voting as a class, is required to amend or repeal the provision of Integra's Articles of Incorporation providing for a classified Board. The classification of the Board of Directors helps to insure continuity and stability of corporate leadership and policy. It also has the effect, however, of increasing the number of shares required, pursuant to the exercise of cumulative voting, to elect a given number of directors and it increases the period of time before a majority of the Board is re-elected or can be replaced.

     Dividend Rights. Dividends may be paid on Integra Common at the discretion of Integra's Board of Directors out of any funds legally available therefor. Under the BCL, dividends may not be paid if Integra is at the time insolvent or would be insolvent after payment of such dividend.

     The parent company's principal assets are its investments in its subsidiaries and the dividends from its subsidiary banks constitute an important source of operating income. Dividends that may be paid by Integra Bank to Integra are subject to certain regulatory limitations. The dividends paid by a Pennsylvania state bank may not exceed accumulated net earnings (essentially, undivided profits) of the bank. Generally, the prior approval of the FRB is required if the total of all dividends declared by a state member bank in any calendar year exceeds its net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Further, no dividends may be paid by an insured bank if the bank is in arrears in the payment of any insurance assessment due to the FDIC. The FDIC, the FRB and the Pennsylvania Department of Banking also have the authority to disallow the payment of dividends if the payment of such dividends is determined to constitute an unsafe and unsound practice.


     Integra Bank is subject to certain restrictions imposed by Federal law on any extensions of credit to, and certain other transactions with Integra and certain other affiliates, on investments in stock or other securities thereof and on the taking of such securities as collateral for loans. The payment of dividends by Integra Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory minimums.


     Integra Trust Company, National Association, a national bank regulated by the Office of the Comptroller of the Currency, is subject to restrictions on the payment of dividends that are similar to the restrictions to which Integra Bank is subject.

     Liquidation Rights. In the event of a voluntary or involuntary liquidation or dissolution of Integra, the holders of Integra Common are entitled to receive pro rata the net assets available for distribution to common stock shareholders after payment of all liabilities and obligations of Integra and all preference distributions to holders of Integra Preferred Stock.

     Integra is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Accordingly, the right of Integra and its shareholders to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary (including depositors of Integra Bank), except to the extent that claims of Integra itself as a creditor may be recognized.

     Issuance of Additional Shares. The Integra Common does not carry preemptive rights. Integra may issue Integra Common, option rights or securities having conversion or option rights without first offering them to holders of Integra Common.

     Integra's Articles of Incorporation provide that, except as limited by the provisions of any class or series of Integra Preferred Stock, the Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Integra Common for consideration of such character and value as the Board shall, from time to time, fix or determine.

     Conversion Rights, Sinking Fund and Redemption Provisions. There are no conversion rights or sinking fund provisions applicable to Integra Common, and Integra Common is not subject to redemption.

     Amendment to the Articles of Incorporation and By-laws of Integra. Under the BCL, Integra's Articles of Incorporation may be amended by the affirmative vote of at least a majority of the votes cast by all shareholders entitled to vote on the proposed amendment, except that by its terms the provision establishing a classified Board of Directors may be amended only by the affirmative vote of not less than two-thirds of the outstanding shares of each class of stock of Integra, voting as a class.


     The Bylaws of Integra may be amended by a vote of a majority of the Board of Directors at any regular meeting of the Integra Board or at any special meeting called for that purpose, except that under the BCL, the Board of Directors may not amend the Bylaws in certain respects, including the provision relating to the limitation of the personal liability of directors. Further, under the BCL, any amendment of the Bylaws by Integra's Board of Directors is subject to the power of the shareholders to change such action.


     Considerations to be Observed in Acquisitions or Sales. The Articles of Incorporation of Integra provide that the Board of Directors of Integra, when evaluating any offer by Integra to acquire a bank or bank holding company or any offer by a third party to acquire the securities or assets of or to combine with Integra, shall, in the exercise of its business judgment, give due consideration to all relevant factors, including the social, economic and other effects on depositors, borrowers, customers and employees of the bank or banks affected and on the communities in which such banks are located, in determining the action that is in the best interests of Integra and its shareholders. The consideration of such factors is authorized under Pennsylvania law.

         GENERAL COMPARISON OF NATIONAL CITY AND INTEGRA CAPITAL STOCK

GENERAL

     If the shareholders of Integra approve, and the stockholders of National City adopt, the Agreement and the Merger is subsequently consummated, all shareholders of Integra will become stockholders of National City. National City is a corporation organized under, and governed by, the DGCL, whereas Integra is a corporation organized under, and governed by, the BCL.

     The following is a brief summary of certain differences between the Delaware corporate laws applicable to National City and the Pennsylvania corporate laws applicable to Integra and certain differences between National City's Certificate and Bylaws and Integra's Articles and Bylaws. The purpose of this summary is to briefly indicate the differences between holding National City capital stock and Integra capital stock to the extent such differences are created by the state corporation laws applicable to National City and Integra or arise because of differences between National City's Certificate and Bylaws and Integra's Articles and Bylaws. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL, THE BCL, NATIONAL CITY'S CERTIFICATE AND BYLAWS AND INTEGRA'S ARTICLES AND BYLAWS.

DIRECTORS


     National City's Bylaws provide that the number of directors of National City shall be determined by resolution of the Board of Directors, that such directors shall be elected at the annual meeting of the stockholders of National City, and that each director elected shall hold office until his or her successor is duly elected and shall qualify. The number of directors as of the Annual Meeting is set at 15. Section 141 of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.



     The Integra Bylaws and Articles of Incorporation provide that the Integra Board of Directors shall be divided into three classes, each class serving a staggered three year term, with the term of one class expiring each year. If at any meeting of Integra shareholders, whether an annual meeting or special meeting for the election of directors, directors of more than one class are to be elected, separate elections shall be held for the directors of each class. The classification of Integra's Board of Directors may restrict a minority shareholder's ability to obtain representation on the Integra Board of Directors.

LIMITATION OF DIRECTOR LIABILITY IN CERTAIN CIRCUMSTANCES

     As permitted by the DGCL, Article Seventh of National City's Certificate provides that directors of National City shall not be liable personally to National City or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising out of (a) any breach of the director's duty of loyalty to National City or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects National City directors against personal liability for monetary damages from breaches of their duty of care. Under Delaware law, absent adoption of Article Seventh, directors can be held liable for gross negligence in connection with decisions made on behalf of the corporation in the performance of their duty of care, but may not be liable for simple negligence. Although Article Seventh provides National City directors with protection from certain awards of monetary damages for breaches of their duty of care, it does not eliminate the director's duty of care. Accordingly, Article Seventh has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care. Article Seventh does not apply to officers of National City who are not directors of National City.

     The Bylaws of Integra provide that a director of Integra shall not be personally liable for monetary damages for any action taken, or any failure to take any action except to the extent that such elimination or limitation of liability is expressly prohibited by applicable law. Under the BCL, the personal liability of a director may not be eliminated or limited if: (1) the director has breached or failed to perform the duties of his office under the BCL (relating to the fiduciary duties of directors); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Furthermore, this limitation on the personal liability of directors of Integra does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

INDEMNIFICATION AND INSURANCE

     National City. Under Section 145 of the DGCL, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL.

     Article VI of National City's Bylaws provides that National City must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made party to, is threatened to be made a party to, or is involved in, any action, suit or proceeding because he is or was a director, officer or employee of National City or of any National City subsidiary (or was serving at the request of National City as a director, trustee, officer, employee or agent of another entity) while serving in such capacity against all expenses, liabilities or loss incurred by such person in connection therewith. The amount of any indemnification to which any person shall otherwise be entitled under Article VI shall be reduced to the extent that such person shall otherwise be entitled to valid and collectible indemnification provided by a subsidiary of National City or any other source.

     Article VI also provides that National City may pay expenses incurred in defending the proceedings specified above in advance of their final disposition. National City may advance expenses to any director, officer or employee only upon delivery to National City of an undertaking by the indemnified party stating that he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil or criminal suit, action or proceeding in his capacity as such director, officer or employee, or arising out of his status as such director, officer or employee, and that he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     Finally, Article VI provides that National City may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, regardless of whether National City has the power or obligation to indemnify that person against such expense, liability or loss under the provisions of Article VI.


     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of National City's Certificate or Bylaws, or otherwise. Additionally, no amendment to National City's Certificate can increase the liability of any director or officer for any act or omission by him prior to such amendment.


     Integra. The BCL provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The BCL also provides that the indemnification permitted or required by the BCL is not exclusive of any other rights to which a person seeking indemnification may be entitled.


     Integra's Articles of Incorporation and Bylaws provide that Integra shall indemnify and hold harmless to the full extent not prohibited by law any person who was or is made a party to, or threatened to be made a party to, or is involved in, any action, suit, or proceeding (including actions by or in the right of Integra) by reason of the fact that he or she is or was a director, officer or employee of Integra (or is or was serving at the request of Integra as a director, officer, trustee, employee, or agent of a related enterprise, including any employee benefit plan of Integra, or is or was serving at the specific written request of Integra as a director, officer, trustee, employee, or agent of an unrelated enterprise) against all expenses and liabilities he or she actually incurs, including, without limitation, judgments and amounts paid or to be paid in settlement of or in actions brought by or in the right of Integra. Directors and officers are also entitled to payment in advance of expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that they are not entitled to be indemnified, or, in the case of a criminal action, if a majority of the Board of Directors so determines. Under the BCL, indemnification pursuant to this provision of Integra's Articles of Incorporation and Bylaws is not permitted in any case in which the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. There may be other circumstances where indemnification may not be permitted as a matter of public policy.


     Integra and its subsidiaries also carry insurance for their officers, directors and certain other persons against certain liabilities, including certain liabilities under the Securities Act, which they might incur as directors, officers and certain other persons of Integra or its subsidiaries or as a representative of any other organization which they serve at Integra's request.

ANTITAKEOVER STATUTES

     Delaware Business Combination Statute. Section 203 of the DGCL ("Section 203"), which applies to National City, regulates transactions with major stockholders after they become major stockholders. Section 203 prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder"), for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder; (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans; (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested stockholder approves the business combination; or (d) certain competitive bidding circumstances.

PENNSYLVANIA BUSINESS COMBINATION STATUTE

     Integra is subject to provisions of the BCL regarding business combinations. The BCL prohibits certain business combinations (as defined in the BCL) involving a Pennsylvania corporation that has voting shares registered under the Exchange Act and an "interested shareholder" unless one of five conditions is satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. In general, a corporation can effect a business combination involving an interested shareholder under the BCL if one of the following five conditions is satisfied: (i) prior to the date on which the person becomes an interested shareholder, the board of directors approves the business combination or the purchase of shares that causes the person to become an interested shareholder; (ii) the business combination is approved by an affirmative vote of the holders of all outstanding shares; (iii) the business combination is approved by a majority of the disinterested shareholders at a meeting called at least five years after the date the person becomes an interested shareholder; (iv) the interested shareholder holds 80% or more of the votes that all shareholders would be entitled to cast in an election of directors of the corporation and the business combination is approved by a majority of the disinterested shareholders at a meeting held at least three months after the interested shareholder acquired such 80% interest, provided that the fair price and procedural requirements set forth in the BCL are satisfied; or (v) the business combination is approved by the shareholders at a meeting called at least five years after the date the person becomes an interested shareholder, provided that the fair price and procedural requirements set forth in the BCL are satisfied.

PENNSYLVANIA CONTROL TRANSACTION STATUTE

     The BCL provides that any holder of voting shares of a registered corporation who objects to a "control transaction" will be entitled to make a written demand on the "controlling person or group" for payment of the fair value of the voting shares of the corporation held by the shareholder. A "control transaction" is defined as the acquisition by a person or group (the controlling person or group) that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation.

CONSIDERATION OF FACTORS; GENERAL POWERS

     The BCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of Integra may, in considering the best interests of the corporation, consider to the extent they deem appropriate the following factors: (i) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of Integra, and upon communities in which offices or other establishments of the corporation are located; (ii) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interest may be best served by the continued independence of the corporation; (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (iv) all other pertinent factors.


     Integra's Articles provide that the Board of Directors of Integra, when evaluating any offer by Integra to acquire a bank or bank holding company or any offer by a third party to acquire the securities or assets of or to combine with Integra, shall in the exercise of its judgment give due consideration to all relevant factors, including the social, economic and other effects on depositors, borrowers, customers and employees of the bank or banks affected and on the communities in which such banks are located, in determining the action that is in the best interests of Integra and its shareholders. See "DESCRIPTION OF INTEGRA CAPITAL STOCK--Integra Common Stock."


ISSUANCE OF PREFERRED STOCK

     National City's Certificate and Integra's Articles authorize the Board of Directors of the respective companies to issue shares of preferred stock, from time to time, in one or more series as the Boards of Directors may determine, and to fix the relative powers, preferences and rights (including voting rights) of each such series of preferred stock in relation to the powers, preferences and rights of any other series of preferred stock. Voting rights, if any, may be general, special, conditional or limited. The Boards of Directors of National City and Integra also have the discretion to determine the number of votes per share which each holder of a share of a series of the preferred stock will have, but in no event may any holder of any series of National City preferred stock be entitled to more than one vote per share. Additionally, the Boards of Directors of National City and Integra are authorized to permit the holders of a series of preferred stock to vote separately or together with the holders of one or more other series of preferred stock on all or some matters as a separate voting group. Except with respect to the number of votes per share, National City's Certificate does not materially differ from the provisions of Integra's Articles with respect to the ability of the Boards of Directors of National City and Integra to issue preferred stock in one or more series and to fix the relative powers, preferences and rights of each such series in relation to the powers, preferences and rights of any other series of preferred stock. The power of the Boards of Directors of National City and Integra to issue preferred stock with voting or other powers, preferences and rights may be used to impede or discourage a takeover attempt. See "DESCRIPTION OF NATIONAL CITY CAPITAL STOCK -- Preferred Stock" and "DESCRIPTION OF INTEGRA CAPITAL STOCK -- Preferred Stock -- General."

     Generally, the issuance of preferred stock by National City could (a) result in a class of securities outstanding which will have certain preferences regarding distributions in a liquidation over National City Common and might provide for certain rights (whether general, special, conditional or limited) that could dilute the voting rights of National City Common and (b) result in dilution of the net income per share and net book value per share relating to National City Common. Further, the issuance of any additional shares of National City Common, pursuant to any conversion rights granted holders of any preferred stock, may also result in dilution of the voting rights, net income per share and net book value of National City Common.

     Specifically, the terms of National City's Convertible Preferred Stock provide that in the event of any voluntary or involuntary liquidation, dissolution or winding up of National City, the holders of shares of Convertible Preferred Stock are entitled to receive out of the assets of National City available for distribution to stockholders, before any distribution of assets is made to holders of National City Common, liquidation distributions in the amount of $250 per share (equivalent to $50 per Depositary Share) plus accrued and unpaid dividends. Additionally, if the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of National City will be increased by two, and the holders of Convertible Preferred Stock will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Finally, shares of Convertible Preferred Stock are convertible at any time at the option of the holder thereof into shares of National City Common at a conversion price of $20.975 per share of National City Common (equivalent to a conversion rate of approximately 11.919 shares of National City Common for each share of Convertible Preferred Stock and 2.384 shares for each Depositary Share). See "DESCRIPTION OF NATIONAL CITY CAPITAL STOCK -- Preferred Stock."

CUMULATIVE VOTING

     Section 214 of the DGCL provides that no cumulative voting rights, in respect of elections of directors, exist under Delaware Law, unless a corporation's certificate of incorporation provides otherwise. National City's Certificate does not provide for cumulative voting in elections of directors.


     The Integra Articles provide shareholders with the right to cumulate their votes in the election of the Board of Directors. Under cumulative voting, each shareholder is entitled to the number of votes equal to the number of shares held multiplied by the total number of directors to be elected in the same election and may cast that whole number of votes for one candidate or distribute them among two or more candidates. The right of cumulative voting may provide minority shareholders with a greater ability to obtain representation on the Board.


ACTION WITHOUT A MEETING

     Section 228 of the DGCL permits any action required or permitted to be taken at a stockholders' meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. Generally, holders of a majority of outstanding shares can effect such an action. The DGCL also provides that a corporation's certificate of incorporation may restrict or even prohibit stockholders' action without a meeting. National City's Certificate does not restrict or prohibit stockholders' action without a meeting.

     Under the BCL, in corporations which have a class of voting stock registered under the Exchange Act such as Integra, an action may be authorized by the shareholders without a meeting by less than unanimous consent only if such action without a meeting is permitted by the corporation's articles of incorporation. Integra's Articles do not permit such action by shareholders without a meeting.

SPECIAL MEETINGS

     Under Section 211(d) of the DGCL, the board of directors or those persons authorized by the corporation's certificate of incorporation or bylaws may call a special meeting of the corporation's stockholders. National City's Bylaws provide that a special meeting may be called by the Chairman of the Board and must be called by the Chairman of the Board or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of National City issued and outstanding and entitled to vote.


     In comparison, Section 1755 of the BCL provides that special meetings of the shareholders may be called at any time by its board of directors or the person or persons specifically authorized to do so by the Bylaws or at the request of shareholders holding of record not less than one-fifth of all of the shares outstanding and entitled to vote on the business for which the meeting is being called. Integra's Bylaws provide that a special meeting may be called by the Chairman of the Board, the President, any Vice-Chairman of the Board or the Board of Directors.


VOTING, APPRAISAL RIGHTS AND CORPORATE REORGANIZATIONS

     The DGCL generally requires a majority vote of stockholders to approve a merger, sale of assets or similar reorganization transaction. Under Section 251(f) of the DGCL, however, no vote of the stockholders of a corporation surviving the merger is required if the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the date of the merger and if certain other conditions are met. Although the approval of the Agreement by the stockholders of National City is not required under the DGCL because the Merger is with a subsidiary of National City, such adoption is included in the Agreement as a condition to the parties' obligations for the purpose of meeting the NYSE listing requirements to which National City is subject.

     Section 262 of the DGCL does not provide for dissenters' rights of appraisal for (a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) a merger by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 stockholders if such stockholders receive shares of the surviving corporation or of a listed or widely held corporation or

(c) stockholders of a corporation surviving a merger if no vote of such stockholders is required to approve the merger. See "MERGER -- Appraisal and Dissenters' Rights -- National City."

     The BCL requires that a majority of votes cast by shareholders entitled to vote thereon is required to approve a plan of merger or share exchange. The approval of the Agreement by the affirmative vote of a majority of the votes cast of Integra Common eligible to vote is a condition to the parties' obligation to close.

     Section 1571 of the BCL does not provide for dissenters' rights for a merger or plan of share exchange by a corporation the shares of which are (a) registered on a national securities exchange, or (b) held of record by 2,000 shareholders. See "MERGER -- Appraisal and Dissenters' Rights -- Integra."

BYLAWS

     Section 109 of the DGCL places the power to adopt, amend or repeal bylaws in the corporation's shareholders, but permits the corporation, in its certificate of incorporation, also to vest such power with the board of directors. National City's Certificate contains such a provision. Although the Board of Directors of National City has been vested with such authority, National City's stockholders' power to adopt, amend or repeal Bylaws remains unrestricted.

     The Bylaws of Integra may be amended by a vote of a majority of the Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose, except that under the BCL, the Board of Directors may not amend the Bylaws in certain respects, including the provision relating to the limitation of the personal liability of directors. Further, under the BCL, any amendment of the Bylaws by Integra's Board of Directors is subject to the power of the shareholders to change such action.

PREEMPTIVE RIGHTS

     Under Section 102 of the DGCL, no statutory preemptive rights will exist, unless a corporation's certificate of incorporation specifies otherwise. National City's Certificate does not provide for any such preemptive rights.

     Section 1530 of the BCL provides that the shareholders of a corporation do not have a preemptive right to acquire a corporation's unissued shares except to the extent the articles of incorporation so provide. Integra's Articles do not provide for any such preemptive rights.

DIVIDENDS

     Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     In comparison, the BCL does not permit dividend distributions if, after giving effect to the proposed dividend, (a) the corporation would be unable to pay its debts as they become due in the ordinary course of business, or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights (if any) of shareholders whose preferential rights are superior to those shareholders receiving the distribution.

     National City and Integra are subject to the same FRB policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                        INFORMATION ABOUT NATIONAL CITY

     National City is a registered multi-bank holding company under the BHCA and is a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"), and is incorporated under the laws of the State of Delaware. As of December 31, 1995, National City owned substantially all of the outstanding stock of 17 commercial banks and 1 Federal Savings Bank in Ohio, Kentucky and Indiana and through these financial institutions, operated 645 offices. National City subsidiaries provide financial services that meet a wide range of customer needs, including commercial and retail banking, trust and investment services, item processing, mortgage servicing and credit card processing. At December 31, 1995, National City, its affiliate banks and other subsidiaries had consolidated total assets of $36.2 billion and consolidated total deposits of $25.2 billion.

     National City was organized under Delaware law in 1972, and had, along with its subsidiaries, 20,767 full-time equivalent employees at December 31, 1995.

     As of December 31, 1995, the four largest commercial banking subsidiaries of National City had offices and total assets, loans, deposits and equity capital, as follows:

                                                             (MILLIONS OF DOLLARS)
                                            -------------------------------------------------------
                                                         TOTAL                              EQUITY
                                            OFFICES      ASSETS      LOANS     DEPOSITS     CAPITAL
                                            -------     --------    -------    --------     -------
National City Bank......................       97       $ 10,188    $ 6,243     $5,935       $ 623
National City Bank, Kentucky............       84          6,928      4,890      4,076         485
National City Bank, Columbus............      121          6,764      4,367      4,651         390
National City Bank, Indiana.............      125          5,618      4,149      4,394         474

     For more detailed information about National City, reference is made to the National City Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           INFORMATION ABOUT INTEGRA


     Integra is a regional, multibank holding company registered under the BHCA. At December 31, 1995, Integra had consolidated total assets of $14.3 billion and consolidated total deposits of $10.4 billion. Integra is the third largest bank holding company in western Pennsylvania and the fifth largest in Pennsylvania. Integra Bank carries on a general retail and commercial banking business through 263 offices throughout 23 counties in western Pennsylvania. Other major affiliates include Integra Investment Company with assets of $360.4 million, Integra Mortgage Company with a $3.7 billion portfolio of loans serviced for others, Integra Trust Company with assets at a market value of $9.3 billion on December 31, 1995 and Altegra Credit Company, an indirect, non-conforming mortgage and home equity lender.



     For more detailed information about Integra, reference is made to the Integra Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                    EXPERTS


     The consolidated financial statements of National City appearing in National City's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements included in Integra's Annual Report on Form 10-K for the fiscal year ending December 31, 1995, incorporated by reference in this Prospectus and Joint Proxy Statement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph discussing the adoption of various Financial Accounting Standards Board Statements in 1995 and 1993, of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The Agreement provides as a condition to the parties' obligation to close that National City and Integra shall have received the opinion of Buchanan Ingersoll Professional Corporation, substantially to the effect, among other things, that no gain or loss will be recognized by the shareholders of Integra who exchange their shares of Integra Common solely for shares of National City Common pursuant to the Merger.

                      NATIONAL CITY STOCKHOLDER PROPOSALS


     Holders of National City Common who wish to make a proposal to be included in National City's Proxy Statement and Proxy for National City's 1997 Annual Meeting of Stockholders which, unless changed, is scheduled to be held on April 28, 1997, in Cleveland, Ohio, must cause such proposal to be received by National City at its principal office not later than November 6, 1996. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal, the number of shares of National City Common owned, and the dates those shares were acquired by the stockholder. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his or her intention to appear at National City's 1997 Annual Meeting, either in person or by representative, to present the proposal. The proxy rules of the Commission govern the content and form of stockholder proposals and the minimum stockholding requirement. All proposals must be a proper subject for action at National City's 1997 Annual Meeting.


                          TRANSACTIONS WITH MANAGEMENT

     Certain of National City's directors, executive officers and associates of directors or executive officers were customers of or had various transactions with National City and its subsidiaries in the ordinary course of business in 1995. These transactions cover a wide range of banking and trust services, both personal and corporate. Without exception, all services were provided to the directors, executive officers and their associates at market rates consistent with published fee schedules. Similar additional transactions may be expected to take place in the ordinary course of business in the future. Although various laws and regulations governing National City and its subsidiaries allow National City and its subsidiaries to make loans to a limited extent to its executive officers, all loans and loan commitments and sales of commercial paper involving executive officers, directors or their affiliates were made on substantially the same terms, including interest rates and collateral, as those prevailing at that time for comparable transactions with other persons and, did not involve more than the normal risk of collectibility or other unfavorable features.


                                    GENERAL


     Management of National City is not aware of any matter which may be presented for action at the Annual Meeting other than the matters herein set forth. If any other matters come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN



                           NATIONAL CITY CORPORATION,



                                      AND



                         INTEGRA FINANCIAL CORPORATION



                          DATED AS OF AUGUST 27, 1995

                               TABLE OF CONTENTS



                                                                                       PAGE
                                                                                    ----------
I. THE MERGER
  1.1    Merger.....................................................................     A-7
  1.2    Effective Time.............................................................     A-7
  1.3    Effect of Merger...........................................................     A-7
  1.4    Certificate of Incorporation and By-laws...................................     A-7
  1.5    Directors and Officers.....................................................     A-7
  (a)    Surviving Corporation......................................................     A-7
  (b)    NCC........................................................................     A-8
  1.6    Additional Actions.........................................................     A-8
II. CONVERSION OF SHARES
  2.1    Conversion of Shares.......................................................     A-8
  2.2    Assumption of Employee Stock Options.......................................     A-8
  2.3    Exchange of Certificates
  (a)    Exchange Agent.............................................................     A-9
  (b)    Notice of Exchange.........................................................     A-9
  (c)    Transfer...................................................................     A-9
  (d)    Right to Merger Consideration..............................................     A-9
  (e)    Distribution with Respect to Unexchanged Certificates......................    A-10
  (f)    Lost or Destroyed Exchanged Certificates...................................    A-10
  (g)    Voting With Respect to Unexchanged Certificates............................    A-10
 (h)     No Fractional Shares.......................................................    A-10
  2.4    Closing of the Company's Transfer Books....................................    A-10
  2.5    Changes in NCC Common Stock................................................    A-11
III. REPRESENTATIONS AND WARRANTIES OF NCC
  3.1    Corporate Organization.....................................................    A-11
  3.2    Authority..................................................................    A-11
  3.3    Capitalization.............................................................    A-11
  3.4    Subsidiaries...............................................................    A-12
  3.5    Information in Disclosure Documents, Registration Statement, Etc...........    A-12
  3.6    Consents and Approvals; No Violation.......................................    A-12
  3.7    Reports and Financial Statements...........................................    A-13
  3.8    Taxes......................................................................    A-13
  3.9    Employee Plans.............................................................    A-13
 3.10    Material Contracts.........................................................    A-14
 3.11    Absence of Certain Changes or Events.......................................    A-14
 3.12    Litigation.................................................................    A-15
 3.13    Compliance with Laws and Orders............................................    A-15
 3.14    Agreements with Bank Regulators, Etc.......................................    A-15
 3.15    NCC Ownership of Stock.....................................................    A-15
 3.16    Accounting Matters.........................................................    A-15
 3.17    Fees.......................................................................    A-15
 3.18    Company Action.............................................................    A-15
 3.19    Vote Required..............................................................    A-16
 3.20    Material Interests of Certain Persons......................................    A-16
 3.21    Environmental Matters......................................................    A-16

                                                                                       PAGE
                                                                                    ----------
IV. REPRESENTATIONS AND WARRANTIES OF IFC
  4.1    Corporate Organization.....................................................    A-17
  4.2    Authority..................................................................    A-17
  4.3    Capitalization.............................................................    A-17
  4.4    Subsidiaries...............................................................    A-18
  4.5    Information in Disclosure Documents, Registration Statement, Etc...........    A-18
  4.6    Consent and Approvals; No Violation........................................    A-18
  4.7    Reports and Financial Statements...........................................    A-18
  4.8    Taxes......................................................................    A-19
  4.9    Employee Plans.............................................................    A-19
 4.10    Material Contracts.........................................................    A-20
 4.11    Absence of Certain Changes or Events.......................................    A-20
 4.12    Litigation.................................................................    A-20
 4.13    Compliance with Laws and Orders............................................    A-20
 4.14    Agreements with Bank Regulators, Etc.......................................    A-21
 4.15    Accounting Matters.........................................................    A-21
 4.16    Fees.......................................................................    A-21
 4.17    Company Action.............................................................    A-21
 4.18    Vote Required..............................................................    A-21
 4.19    Material Interests of Certain Persons......................................    A-21
 4.20    Environmental Matters......................................................    A-21
V. COVENANTS
  5.1    Acquisition Proposals......................................................    A-22
  5.2    Interim Operations of IFC..................................................    A-22
  (a)    Conduct of Business........................................................    A-22
  (b)    Articles and By-laws.......................................................    A-22
  (c)    Capital Stock..............................................................    A-22
  (d)    Dividends..................................................................    A-22
  (e)    Employee Plans, Compensation, Etc..........................................    A-23
  (f)    Certain Policies...........................................................    A-23
  5.3    Interim Operations of NCC..................................................    A-23
  5.4    Employee Matters...........................................................    A-23
  (a)    Benefit Agreements.........................................................    A-23
  (b)    Retirement Plans...........................................................    A-23
  (c)    General....................................................................    A-23
  5.5    Access and Information.....................................................    A-23
  5.6    Certain Filings, Consents and Arrangements.................................    A-24
  5.7    State Takeover Statutes....................................................    A-24
  5.8    Indemnification and Insurance..............................................    A-24
  (a)    Indemnification............................................................    A-24
  (b)    Insurance..................................................................    A-24
  5.9    Additional Agreements......................................................    A-24
 5.10    Publicity..................................................................    A-25
 5.11    Registration Statement.....................................................    A-25
 5.12    Securities Act; Pooling-of-Interests.......................................    A-25
 5.13    Stock Exchange Listings....................................................    A-25
 5.14    Proxy......................................................................    A-25
 5.15    Stockholders' Meetings.....................................................    A-25
 5.16    Pooling-of-Interests and Tax-Free Reorganization Treatment.................    A-26
 5.17    Provision of Shares........................................................    A-26

                                                                                       PAGE
                                                                                    ----------
VI. CLOSING MATTERS
  6.1    The Closing................................................................    A-26
  6.2    Documents and Certificates.................................................    A-26
VII. CONDITIONS
  7.1    Conditions to Each Party's Obligations to Effect the Merger................    A-26
  7.2    Conditions to Obligation of IFC to Effect the Merger.......................    A-27
  7.3    Conditions to Obligation of NCC to Effect the Merger.......................    A-28
VIII. MISCELLANEOUS
  8.1    Termination................................................................    A-28
  8.2    Non-Survival of Representations, Warranties and Agreements.................    A-28
  8.3    Waiver and Amendment.......................................................    A-28
  8.4    Entire Agreement...........................................................    A-29
  8.5    Applicable Law; Consent to Jurisdiction....................................    A-29
  8.6    Certain Definitions; Headlines.............................................    A-29
  8.7    Notices....................................................................    A-29
  8.8    Counterparts...............................................................    A-30
  8.9    Parties in Interest; Assignment............................................    A-30
 8.10    Expenses...................................................................    A-30
 8.11    Enforcement of the Agreement...............................................    A-31
 8.12    Severability...............................................................    A-31
 Signatures.........................................................................    A-31
 Index to Definitions...............................................................     A-5

                              INDEX TO DEFINITIONS



                         DEFINITIONS                                     SECTIONS
----------------------------------------------------------------------------------------------
Acquisition Transaction...................................... Section 5.1
Affiliate.................................................... Section 5.12
Agreement.................................................... Introduction
Articles of Merger........................................... Section 1.2
BCL.......................................................... Section 1.1
BHCA......................................................... Section 3.1
Benefit Agreements........................................... Section 3.10
Certificate.................................................. Section 2.3(a)
Closing...................................................... Section 6.1
Closing Date................................................. Section 6.1
Code......................................................... Introduction
Commission................................................... Section 3.5
Consents..................................................... Section 7.1(c)
Constituent Corporations..................................... Section 1.2
Control...................................................... Section 8.6(ii)
Certificate of Merger........................................ Section 1.2
DGCL......................................................... Section 1.1
DPC Shares................................................... Section 2.1(a)
ERISA........................................................ Section 3.9
Effective Time............................................... Section 1.3
Environmental Law............................................ Section 3.21
Exchange Act................................................. Section 3.5
Exchange Agent............................................... Section 2.3(a)
FRB.......................................................... Section 3.6
Fed Approval Date............................................ Section 8.6
Governmental Entity.......................................... Section 3.6
HSR Act...................................................... Section 3.6
Hazardous Substance.......................................... Section 3.21
IRS.......................................................... Section 3.9
Indemnitees.................................................. Section 5.8
Loan Portfolio Properties and Other Properties Owned......... Section 3.21
IFC.......................................................... Introduction
IFC Common Stock............................................. Section 2.1(a)
IFC Contracts................................................ Section 4.10
IFC Disclosure Letter........................................ Section 4.3
IFC Employee Plans........................................... Section 4.9
IFC Meeting.................................................. Section 5.15(a)
IFC Option Plans............................................. Section 2.2
IFC Reports.................................................. Section 4.7
IFC Retirement Plan.......................................... Section 5.4(b)
IFC Subsidiaries............................................. Section 4.4
Market Price................................................. Section 2.3(g)
Material Adverse Effect...................................... Section 3.1
Merger....................................................... Section 1.1
Merger Consideration......................................... Section 2.1(a)
NCC.......................................................... Introduction
NCC Common Stock............................................. Section 2.1(a)
NCC Contracts................................................ Section 3.10
NCC Disclosure Letter........................................ Section 1.4
NCC Employee Plans........................................... Section 3.9
NCC Meeting.................................................. Section 5.15

                         DEFINITIONS                                     SECTIONS
----------------------------------------------------------------------------------------------
NCC Preferred Stock.......................................... Section 3.3
NCC Reports.................................................. Section 3.7
NCC Retirement Plan.......................................... Section 5.4(b)
Option Agreement............................................. Section 4.3
PBGC......................................................... Section 3.9
Person....................................................... Section 8.6
Plan of Merger............................................... Section 1.2
Pooling-of-Interests......................................... Introduction
Proxy Statement.............................................. Section 3.5
Registration Statement....................................... Section 3.5
SBIA......................................................... Section 3.6
Securities Act............................................... Section 3.5
Significant Subsidiaries..................................... Section 3.4
State Entities............................................... Section 3.6
Subsidiary................................................... Section 8.6
Surviving Corporation........................................ Section 1.3
Trust Account Shares......................................... Section 2.1(a)
Unexercised Options.......................................... Section 2.2

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of August 27, 1995 ("Agreement"), is made by and between National City Corporation, a Delaware corporation ("NCC") and Integra Financial Corporation, a Pennsylvania corporation ("IFC").

     WHEREAS, NCC and IFC have each determined that it is in the best interests of their respective stockholders for IFC to merge with and into NCC upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of NCC and IFC have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the merger shall be accounted for as a "pooling-of-interests"; and

     WHEREAS, as a condition to, and contemporaneously with the execution of this Agreement, the parties have entered into the Option Agreement (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                 I. THE MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), IFC will be merged with and into NCC and the separate corporate existence of the IFC will thereupon cease (the "Merger") in accordance with the applicable provisions of the Pennsylvania Business Corporation Law ("BCL") and the Delaware General Corporation Law ("DGCL").

     1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, NCC and IFC (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania ("Articles of Merger") pursuant to the BCL. The Merger will become effective at the time the later of the following to occur:
(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) the filing of the Articles of Merger with Secretary of State of the Commonwealth of Pennsylvania or such later time as shall be specified in such filings ("Effective Time").

     1.3 EFFECT OF MERGER. The Merger will have the effects specified in BCL and DGCL. Without limiting the generality of the foregoing, NCC will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of NCC and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

     1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-laws of NCC in effect immediately prior to the Effective Time, which shall be in the form set forth in a disclosure letter executed by NCC and dated and delivered by NCC to IFC as of the date hereof ("NCC Disclosure Letter"), shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until amended in accordance with applicable law.

     1.5 DIRECTORS AND OFFICERS.

          (a) SURVIVING CORPORATION. The directors and officers of NCC immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and By-laws and the DGCL.



          (b) NCC. Promptly after the Effective Time, in accordance with the Bylaws of NCC, the Board of Directors of NCC shall increase its size to such number as is necessary to create 4 vacancies and shall elect 4 IFC directors to fill such vacancies. The identity of the IFC directors to be elected to NCC's Board of Directors shall be mutually agreed upon by IFC and NCC prior to the Effective Time.



     1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of IFC, or (ii) otherwise carry out the purposes of this Agreement, IFC and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or conform, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of IFC or (ii) otherwise carry out the purposes of this Agreement, IFC and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of IFC or otherwise to take any and all such action.



                            II. CONVERSION OF SHARES



     2.1 CONVERSION OF SHARES. Subject to Section 2.3, at the Effective Time,



          (a) each then-outstanding share of common stock, par value $1.00 per share, of IFC ("IFC Common Stock") not owned by NCC or any direct or indirect wholly-owned subsidiary of NCC (except for any such shares of IFC Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Shares")) other than those shares of IFC Common Stock held in the treasury of the IFC, will be canceled, retired and converted into two shares of common stock, par value $4.00 per share, of NCC ("NCC Common Stock"). The number of shares of NCC Common Stock that each share of IFC Common Stock will be converted into is sometimes referred to herein as the "Merger Consideration";



          (b) each then-outstanding share of IFC Common Stock owned by NCC or any direct or indirect wholly-owned subsidiary of NCC (except for any shares that are Trust Account Shares or DPC Shares) will be canceled and retired;



          (c) each share of IFC Common Stock issued and held in IFC's treasury will be canceled and retired; and



          (d) each share of common stock, par value $4.00 per share, of NCC issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time.



     2.2 ASSUMPTION OF EMPLOYEE AND DIRECTOR STOCK OPTIONS. Except as expressly provided in this Section 2.2, all rights under any stock option granted by IFC or its predecessors pursuant to Integra Management Incentive Plan, Integra Employee Stock Option Plan, Equimark's 1986 Stock Option Plan, (Equimark's) 1987 Performance Stock Option Plan, (Equimark's) 1987 Non-Qualified Stock Option Plan the Equimark Executive Officer Non-Qualified Stock Option Plan Union National Corporation Employee Stock Option Plan and Pennbancorp Employee Stock Option Plan, (collectively, the "IFC Option Plans") that remains unexercised immediately prior to the Effective Time ("Unexercised Options") shall be assumed by NCC, but shall thereafter represent the right to acquire that number of shares of NCC Common

Stock to which the optionee would have been entitled pursuant to the conversion ratio provided for in Section 2.1(a) ("Conversion Ratio") if immediately prior to the Merger the optionee had fully exercised the option and had been a shareholder of record of IFC. The option price per share of NCC Common Stock shall be equal to the exercise price per share of the IFC Common Stock under each option divided by the Conversion Ratio necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this Section 2.2, and, in addition, each option which is an incentive stock option shall be adjusted as required by section 424 of the Internal Revenue Code of 1986 (the "Code"), and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the option within the meaning of section 424(h) of the Code. On or before the Effective Time NCC shall file, and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission covering the Unexercised Options and the sale of the NCC Common Stock issued upon exercise of Unexercised Options. At the Effective Time all IFC Option Plans shall be terminated with respect to the granting of any additional options or option rights. The duration and other terms of the options shall be the same as the original IFC options, except that reference to IFC shall be deemed to be references to NCC.



     2.3 EXCHANGE OF CERTIFICATES.



          (a) EXCHANGE AGENT. Prior to the Effective Time, NCC shall designate National City Bank to act as exchange agent (the "Exchange Agent") and Integra Trust Company National Association to act as forwarding agent in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section
     2.3. Except as set forth herein, from and after the Effective Time each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of IFC Common Stock ("Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of IFC Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of NCC Common Stock which constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.



          (b) NOTICE OF EXCHANGE. Promptly after the Effective Time, NCC and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent or its forwarding agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration for each share of IFC Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.



          (c) TRANSFER. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.



          (d) RIGHT TO MERGER CONSIDERATION. Subject to Subsection 2.3(e), until surrendered and exchanged in accordance with this Section 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of IFC Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f), and shall have no other rights. From and after the Effective Time, NCC and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of IFC Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of NCC Common Stock and funds (including any interest received with respect thereto) which NCC has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of NCC Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of IFC Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.



          (e) DISTRIBUTION WITH RESPECT TO UNEXCHANGED CERTIFICATES. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to NCC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of NCC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this
     Article II. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the IFC on IFC Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.



          (f) LOST OR DESTROYED EXCHANGED CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against IFC, NCC or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.



          (g) VOTING WITH RESPECT TO UNEXCHANGED CERTIFICATES. Holders of unsurrendered Certificates will not be entitled to vote at any meeting of NCC stockholders.



          (h) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCC Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of NCC shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of NCC. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of NCC Common Stock to which such holder would otherwise be entitled multiplied by the Market Price.



     2.4 CLOSING OF THE COMPANY'S TRANSFER BOOKS. The stock transfer books of IFC shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of IFC Common Stock which is not registered in the transfer records of IFC, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. NCC and The Exchange Agent shall be entitled to rely upon the stock transfer books of IFC to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of IFC Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.



     2.5 CHANGES IN NCC COMMON STOCK. If between the date of this Agreement and the Effective Time, the shares of NCC Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly.



                   III. REPRESENTATIONS AND WARRANTIES OF NCC



     NCC hereby represents and warrants to IFC that:



     3.1 CORPORATE ORGANIZATION.



     NCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. NCC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). NCC has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. NCC has heretofore delivered to IFC true and complete copies of its certificate of incorporation and by-laws.



     3.2 AUTHORITY. NCC has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of NCC's stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of NCC and no other corporate proceedings on the part of NCC are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the stockholders of NCC as provided in Subsection 5.15(b). This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of NCC enforceable against NCC in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.



     3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of NCC consists of 350,000,000 shares of NCC Common Stock and 5,000,000 shares of NCC preferred stock. As of the close of business on August 25, 1995 (i) 147,543,325 shares of NCC Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) 744,160 shares of eight percent (8%) Cumulative Convertible Preferred Stock (issued as 3,720,800 Depository Shares) no par of NCC ("NCC Preferred Stock") were validly issued and outstanding, fully paid and nonassessable. As of the date hereof, except as set forth in this
Section 3.3, pursuant to the exercise of employee stock options under NCC's various stock option plans in effect, NCC's dividend reinvestment plan and stock grants made pursuant to the NCC 1991 Restricted Stock Plan, or set forth in the NCC Disclosure Letter, there are no other shares of capital stock of NCC authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of NCC obligating NCC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of NCC or obligating NCC to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement or as set forth in the NCC Disclosure Letter, there are no voting trusts or other agreements or understandings to which NCC or any NCC Subsidiary (as defined herein) is a party with respect to the voting of the capital stock of NCC. All of the shares of NCC Common Stock issuable in exchange for the IFC Common Stock at the Effective Time in accordance with this Agreement and all of the shares of NCC Common Stock issuable upon exercise of Unexercised Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.



     3.4 SUBSIDIARIES. The name and state of incorporation of each significant subsidiary (as defined herein) of NCC (collectively, the "Significant Subsidiaries") is set forth in the NCC Disclosure Letter. Each of the NCC Subsidiaries is a bank or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of NCC's subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the NCC Disclosure Letter, all outstanding shares of capital stock of each of NCC's subsidiaries are owned by NCC or another of NCC's subsidiaries and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any NCC subsidiary obligating any of NCC subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any of NCC's subsidiaries to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.



     3.5 INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC. None of the information with respect to NCC or any of NCC's subsidiaries provided by NCC for inclusion in (i) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") by NCC on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of NCC Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any joint proxy statement of IFC and NCC ("Proxy Statement") required to be mailed to IFC's and NCC's stockholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the IFC Meeting and the NCC Meeting (as defined herein), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.



     3.6 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the NCC Disclosure Letter, neither the execution and delivery of this Agreement by NCC or the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of NCC or any of NCC's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCC or any of NCC's subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which are set forth in the NCC Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Certificate of Merger and a designation pursuant to the DGCL, (iii) filing the Articles of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) filings with, and approval by, the Federal Reserve Board (the "FRB"), (vii) filings with, and approvals by, the Ohio Superintendent of Banks, the Pennsylvania Department of Financial Institutions, and the Arizona Director of Insurance (collectively, the "State Entities"), (viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the Small Business Investment Act of 1958 and the rules and regulations thereunder ("SBIA") or (x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.



     3.7 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1990, NCC and each of NCC's subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Securities Exchange Act of 1934, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "NCC Reports"). NCC has previously furnished or will promptly furnish IFC with true and complete copies of each of NCC's annual reports on Form 10-K for the years 1990 through 1994 and its quarterly reports on Form 10-Q for March 31, 1995 and June 30, 1995. As of their respective dates, the NCC Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of NCC included in the NCC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of NCC and NCC's subsidiaries as of the dates thereof and the results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of NCC and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the NCC Reports. NCC's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.



     3.8 TAXES. NCC will promptly make available to IFC, upon request by IFC, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by NCC and any of NCC's subsidiaries for each of the fiscal years that remains open, for examination or assessment of tax. NCC and each NCC subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. NCC and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the NCC Disclosure Letter, neither NCC nor any of NCC's subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the NCC Disclosure Letter, neither NCC nor any of NCC's subsidiaries is a party to any action or proceeding, nor to the best of NCC's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by NCC or any of NCC's subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges.



     3.9 EMPLOYEE PLANS. All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of NCC or its subsidiaries ("NCC Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each

NCC Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA):
(a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the NCC Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the Internal Revenue Service ("IRS") to be so qualified, (ii) is the subject of a pending application for such determination that was timely filed, or (iii) will be submitted for such a determination prior to end of the "remedial amendment period" within the meaning of Section 401(b) of the Code, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither NCC nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to
Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in
Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) except as disclosed in the NCC Disclosure Letter, no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither NCC nor any of its subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither NCC nor any of its subsidiaries has waived any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Neither NCC nor any of its subsidiaries has any obligations for retiree health and life benefits under any NCC Employee Plan, except as set forth in the NCC Disclosure Letter. There are no restrictions on the rights of NCC or its subsidiaries to amend or terminate any such NCC Employee Plan without incurring any liability thereunder.



     3.10 MATERIAL CONTRACTS. Except as set forth in the NCC Disclosure Letter or disclosed in the NCC Reports, neither NCC nor any of its subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by NCC or any of its subsidiaries or the guarantee by NCC or any of its subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by NCC with the Commission as of the date of this Agreement (collectively, the "NCC Contracts"). Neither NCC nor any of NCC's subsidiaries is in default under any of the NCC Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in the NCC Disclosure Letter, neither NCC nor any of NCC's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is NCC or any of NCC's subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.



     3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the NCC Disclosure Letter or disclosed in the NCC Reports filed by NCC with the Commission prior to the date of this Agreement, since December 31, 1994, there has not been any change in the financial condition, results of operations or business of NCC and its subsidiaries which would or in the future will have a Material Adverse Effect.


     3.12 LITIGATION. Except as disclosed in the NCC Reports filed by NCC with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of NCC, threatened against or affecting NCC or any of NCC's subsidiaries which, if decided adversely to NCC, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against NCC or any of NCC's subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.



     3.13 COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in the NCC Disclosure Letter or disclosed in the NCC Reports filed by NCC with the Commission prior to the date of this Agreement, the businesses of NCC and of NCC's subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of NCC's subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the NCC Disclosure Letter, no investigation or review by any Governmental Entity with respect to NCC or any of NCC's subsidiaries is pending or, to the knowledge of NCC, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.



     3.14 AGREEMENTS WITH BANK REGULATORS, ETC. Neither NCC nor any NCC subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has NCC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither NCC nor any of NCC's subsidiaries is required by Section 32 of the Federal Deposit Insurance Act ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. NCC knows of no reason why the regulatory approvals referred to in Subsection 3.6(c) should not be obtained.



     3.15 NCC OWNERSHIP OF STOCK. As of the date of this Agreement, neither NCC nor any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, IFC Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent 5% or more of the outstanding shares of IFC Common Stock.



     3.16 ACCOUNTING MATTERS. Neither NCC nor, to its best knowledge, any of its affiliates, has, through the date of this Agreement, taken or agreed to take any action or knows of any reason that with respect to NCC and its affiliates would prevent NCC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests."



     3.17 FEES. Except for the fees paid and payable to Merrill Lynch & Co., neither NCC nor any of NCC's subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.



     3.18 COMPANY ACTION. The Board of Directors of NCC (at a meeting duly called, constituted and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of NCC and its stockholders and (b) approved this Agreement and the transactions contemplated by this Agreement and has directed that the Merger be submitted for consideration by NCC's stockholders at the NCC Meeting. The Board of Directors of NCC has approved the transactions contemplated by this Agreement and the Option Agreement such that the provisions of Section 203 of the DGCL any other applicable state business combination or anti-takeover provisions of NCC Certificate of

Incorporation or By-laws shall not be triggered by the Merger or any transactions contemplated by this Agreement.


     3.19 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of NCC Common Stock entitled to vote thereon is the only vote of the holders of any class or series of NCC capital stock necessary to approve this Agreement and the transactions contemplated herein.



     3.20 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in NCC's Proxy Statement for its 1995 Annual Meeting of Stockholders, no officer or director of NCC, or any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of NCC or any of its subsidiaries.



     3.21 ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meanings:



          "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any governmental entity relating to (1) the health, protection, preservation or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, ET SEQ.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C.
     Section 1251, ET SEQ.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, ET SEQ.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ.; and all comparable state and local laws, and
     (2) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.



          "HAZARDOUS SUBSTANCE" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance;
     (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes;
     (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and (viii) any underground storage tank(s).



          "LOAN PORTFOLIO PROPERTIES, TRUST PROPERTIES AND OTHER PROPERTIES" means any real property, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, managed or operated or upon which is held a mortgage, deed of trust or other security interest by NCC or IFC, as the case may be, or any of their subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

          Except as set forth in the NCC Disclosure Letter, (i) to the best of NCC's knowledge, neither NCC nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of NCC's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of NCC or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of NCC's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon NCC or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.



                   IV. REPRESENTATIONS AND WARRANTIES OF IFC


     IFC hereby represents and warrants to NCC that:


     4.1 CORPORATE ORGANIZATION. IFC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. IFC is registered as a bank holding company under the BHCA. IFC has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. IFC has heretofore delivered to NCC true and complete copies of its Articles of Incorporation and By-laws.



     4.2 AUTHORITY. IFC has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of IFC's shareholders, to consummate the transactions contemplated by such. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of IFC and no other corporate proceedings on the part of IFC are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of IFC as provided in
Section 5.15. This Agreement has been duly executed and delivered by, and constitute valid and binding obligations of IFC, enforceable against IFC in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.



     4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of IFC consists of 100,000,000 shares of IFC Common Stock and 19,642,631 shares of preferred stock, no par value. As of the close of business on August 25, 1995, 32,913,023 shares of IFC Common Stock were validly issued and outstanding, fully paid and nonassessable and no shares of preferred stock were issued or outstanding. As of the date of this Agreement except as set forth in this
Section 4.3 or in a disclosure letter executed by IFC and dated and delivered by IFC to NCC as of the date hereof ("IFC Disclosure Letter"), and except for a Stock Option Agreement by and between NCC and IFC, dated August 27, 1995 ("Option Agreement") or pursuant to IFC's Option Plans, there are no shares of capital stock of IFC authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of IFC obligating IFC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of IFC or obligating IFC to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the IFC Disclosure Letter, there are no voting trusts or other agreements or understandings to which IFC or any of IFC's subsidiaries is a party with respect to the voting of the capital stock of IFC. As of the date of this Agreement, there were outstanding under the IFC Option Plans options to purchase 999,330 shares of IFC Common Stock, which IFC stock options had an average exercise price of $33.31 and for which adequate shares of IFC Common Stock have been reserved for issuance under the IFC Option Plans. Since January 31, 1995, IFC has not granted or awarded any IFC Stock Options.



     4.4 SUBSIDIARIES. The IFC Disclosure Letter sets forth the name and state of incorporation of each subsidiary of IFC (collectively, "IFC Subsidiaries"). Each of IFC Subsidiaries is a bank or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of IFC Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the IFC Disclosure Letter, all outstanding shares of capital stock of each IFC Subsidiary is owned by IFC or another IFC Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any IFC Subsidiary obligating any IFC Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any IFC Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.



     4.5 INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC. None of the information with respect to IFC or any IFC Subsidiary provided by IFC for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the IFC Meeting and the NCC Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.



     4.6 CONSENT AND APPROVALS; NO VIOLATION. Except as set forth in the IFC Disclosure Letter neither the execution and delivery of this Agreement by IFC nor the consummation by IFC of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of IFC or any of IFC Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IFC or any IFC Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which are set forth in the IFC Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Certificate of Merger pursuant to the DGCL, (iii) filing the Articles of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filing under the HSR Act, (vi) filings with, and approval by, the FRB, (vii) filings with, and approvals by, the State Entities, (viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the SBIA or
(x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.



     4.7 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1990, IFC and each IFC Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto,
that they were required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Securities Exchange Act of 1934, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "IFC Reports"). IFC has previously furnished or will promptly furnish NCC with true and complete copies of each of IFC annual reports on Form 10-K for the years 1990 through 1994 and its quarterly reports on Form 10-Q for March 31, 1995 and June 30, 1995. As of their respective dates, IFC Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of IFC included in the IFC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of IFC and IFC Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of IFC and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the IFC Reports. IFC's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.



     4.8 TAXES. IFC will promptly make available to NCC, upon request by NCC, true and correct copies of the federal income tax returns, state income tax returns, and state sales tax returns filed by IFC and IFC Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. IFC and each IFC Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all failures to file, taken together, would not have a Material Adverse Effect. IFC and each IFC Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the IFC Disclosure Letter, neither IFC nor any IFC Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the IFC Disclosure Letter, neither IFC nor any of IFC Subsidiaries is a party to any action or proceeding, nor to the best of IFC's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by IFC or any of IFC Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.



     4.9 EMPLOYEE PLANS. Except as set forth in the IFC Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of IFC or IFC Subsidiaries ("IFC Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Except as set forth in the IFC Disclosure Letter, with respect to each IFC Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in the IFC Disclosure Letter, and copies of which were previously made available to NCC), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither IFC nor any of the IFC Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither IFC nor any IFC Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of action 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither IFC nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Neither IFC nor any IFC Subsidiary has any obligations for retiree health and life benefits under any IFC Employee Plan, except as set forth in the IFC Disclosure Letter. There are no restrictions on the rights of IFC or IFC Subsidiaries to amend or terminate any such IFC Employee Plan without incurring any liability thereunder.



     4.10 MATERIAL CONTRACTS. Except as set forth in the IFC Disclosure Letter or disclosed in the IFC Reports, neither IFC nor any IFC Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by IFC or any IFC Subsidiary or the guarantee by IFC or any IFC Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by IFC with the Commission as of the date of this Agreement (collectively, the "IFC Contracts"). Neither IFC nor any IFC Subsidiary is in default under any IFC Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in the IFC Disclosure Letter, neither IFC nor any of IFC Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is IFC or any IFC Subsidiary the subject of a proceeding asserting that is or any IFC Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any IFC Subsidiary pending or threatened.



     4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the IFC Disclosure Letter or disclosed in IFC Reports filed by IFC with the Commission prior to the date of this Agreement, since December 31, 1994, there has not been any change in the financial condition, results of operations or business of IFC and IFC Subsidiaries which would or in the future will have a Material Adverse Effect.



     4.12 LITIGATION. Except as disclosed in IFC Reports filed by IFC with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of IFC, threatened against or affecting IFC or any IFC Subsidiary which, if determined adversely to IFC, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against IFC or any IFC Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.



     4.13 COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in the IFC Disclosure Letter or as disclosed in IFC Reports filed by IFC with the Commission prior to the date of this Agreement, the businesses of IFC and IFC Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of IFC Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the IFC Disclosure Letter, no investigation or review by any Governmental Entity with respect to IFC or any IFC Subsidiary is pending or, to the knowledge of IFC threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.



     4.14 AGREEMENTS WITH BANK REGULATORS, ETC. Neither IFC nor any IFC Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the IFC Disclosure Letter, nor has IFC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the IFC Disclosure Letter. Neither IFC nor any IFC Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. IFC knows of no reason why the regulatory approvals referred to in Subsections 4.6(c) should not be obtained.



     4.15 ACCOUNTING MATTERS. Neither IFC nor, to its best knowledge, any of its affiliates, has, through the date of this Agreement, taken or agreed to take any action or knows of any reason that with respect to IFC and its affiliates would prevent NCC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests."



     4.16 FEES. Except for fees paid and payable to Morgan and Stanley & Co., neither IFC nor any IFC Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.



     4.17 COMPANY ACTION. The Board of Directors of IFC (at a meeting duly called, constituted and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of IFC and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by the IFC's shareholders at the IFC Meeting.



     4.18 VOTE REQUIRED. The affirmative votes of a majority of the votes cast of IFC Common Stock entitled to vote thereon are the only votes of the holders of any class or series of IFC capital stock necessary to approve this Agreement and the transactions contemplated by the Agreement.



     4.19 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in IFC's Proxy Statement for its 1995 Annual Meeting of Shareholders or as set forth in the IFC Disclosure Letter, no officer or director of IFC, or any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any material contracts or property (real or personal), tangible or intangible, used in or pertaining to the business of IFC or any IFC Subsidiaries.



     4.20 ENVIRONMENTAL MATTERS. (i) To the best of IFC's knowledge, neither IFC nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of IFC's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of IFC or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of IFC's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon IFC or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

                                  V. COVENANTS



     5.1 ACQUISITION PROPOSALS. Each of IFC and IFC Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, IFC or any of IFC Subsidiaries (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the Board is required, in a written opinion of counsel to the Board, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiation regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; PROVIDED, HOWEVER, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by IFC that is required in any document to be filed with the Commission after the date of this Agreement or any disclosure that, in the written opinion of counsel to the Board of Directors of the Company, is otherwise required under applicable law. IFC will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. IFC will notify NCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with IFC.



     5.2 INTERIM OPERATIONS OF IFC. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the IFC Disclosure Letter or as otherwise approved expressly in writing by NCC (which approval will not be unreasonably withheld):



          (a) CONDUCT OF BUSINESS. IFC shall, and shall cause each of IFC Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. IFC shall use reasonable efforts to preserve intact the business organization of IFC and each of IFC Subsidiaries, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with IFC or IFC Subsidiaries. Other than in the ordinary course of business consistent with past practice, IFC shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance other than in the ordinary course of business consistent with past practice;



          (b) ARTICLES AND BY-LAWS. IFC shall not and shall not permit any IFC Subsidiary to make any change or amendment to their respective articles of incorporation or by-laws (or comparable governing instruments).



          (c) CAPITAL STOCK. IFC shall not, and shall not permit any IFC Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of the IFC Option Plans) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to the IFC Option Plans) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither IFC nor any IFC Subsidiaries shall grant any additional stock options under any IFC Option Plans. Subject to any restrictions imposed by applicable law or regulations IFC will use its best efforts to purchase in the open market an equivalent number of shares as are issued in connection with outstanding stock options which are exercised between the date of the Agreement and the Closing Date.



          (d) DIVIDENDS. IFC shall not and shall not permit any IFC Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) regular quarterly cash dividends in an amount not to exceed $.50 per share of IFC Common Stock payable on the regular historical payment dates and (b) dividends paid by any IFC Subsidiary to another IFC Subsidiary or IFC with respect to its capital stock between the date hereof and the Effective Time. It is agreed by the parties hereto that they will cooperate to assure that, during any quarter, there shall not be a duplication of nor omission of payment of dividends to shareholders of IFC.



          (e) EMPLOYEE PLANS, COMPENSATION, ETC. Without NCC's prior consent, which consent shall not be unreasonably withheld, IFC shall not, and shall not permit any IFC Subsidiary to, adopt or amend (except as required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.



          (f) CERTAIN POLICIES. IFC will modify and change its loan, litigation, real estate valuation asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of NCC and generally accepted accounting principles, at the earlier of (i) such time as NCC acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 have been waived or satisfied or (ii) immediately prior to the Effective Time. IFC's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.



     5.3 INTERIM OPERATIONS OF NCC. During the period from the date of this Agreement to the Effective Time, without the prior written consent of IFC, NCC will not declare or pay any extraordinary or special dividend on the NCC Common Stock or take any action that would (a) materially delay or adversely affect the ability of NCC to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.


     5.4 EMPLOYEE MATTERS.


          (a) BENEFIT AGREEMENTS. Surviving Corporation agrees that it shall honor, on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any person under all plans or agreements.



          (b) RETIREMENT PLANS. NCC shall credit employees of IFC and IFC Subsidiaries who become employees of NCC or Surviving Corporation as a result of the Merger with all service with IFC or any of IFC Subsidiaries for purposes of eligibility and vesting as if such service had been performed for NCC but not for purposes of benefit accrual, provided, however, that this provision shall not change the treatment under the National City Non-Contributory Retirement Plan and Trust of service with NCC or any of NCC's subsidiaries prior to the Closing Date.



          (c) GENERAL. Upon and after the Merger, IFC employees shall have benefits that in the aggregate are no less favorable than the benefits enjoyed generally by NCC employees working in similar business lines.



     5.5 ACCESS AND INFORMATION. Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request; PROVIDED, HOWEVER, that no party shall be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. All information furnished by one party to any of the others in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby) except to the extent that such information (i) already is known to such other party when received from a source not known by the receiving party to be under an obligation of confidentiality, (ii) thereafter becomes lawfully obtainable from other sources or (iii) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the Department of Justice or any other agency or any government. In the event that the transactions contemplated by this Agreement shall fail to consummate, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same or destroyed.



     5.6 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. NCC and IFC shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Authorities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.



     5.7 STATE TAKEOVER STATUTES. IFC shall take all reasonable steps to (i) exempt IFC and the Merger from the requirements of any state takeover law by action of the Company's Board of Directors or otherwise and (ii), upon the request of NCC, assist in any challenge by NCC to the applicability to the Merger of any state takeover law.


     5.8 INDEMNIFICATION AND INSURANCE.


          (a) INDEMNIFICATION. From and after the Effective Time, NCC will assume and honor any obligation as provided for and permitted by applicable federal and state law IFC had immediately prior to the Effective Time with respect to the indemnification of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of IFC or any IFC Subsidiary or was serving at the request of IFC as a director, officer of any domestic or foreign corporation joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of IFC's Articles of Incorporation or By-Laws or any indemnification (to the maximum extent available thereunder and permitted by applicable law or regulation) against any and all Losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of IFC or any IFC Subsidiary. This Section 5.8 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries.



          (b) INSURANCE. For a period of three years after the Effective Time, NCC shall use all reasonable efforts to maintain in effect current directors' and officers' liability insurance in an aggregate limit of $35 million, which will insure IFC's directors and officers for events which occurred prior to the Effective Time but were undiscovered at the Effective Time; provided, however, that in no event shall NCC be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 5.8(b), any amount per annum in excess of 150% of the amount of the annual premium paid as of the date hereof by NCC for its current director's and officers' liability insurance.



     5.9 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.



     5.10 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter IFC and NCC shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.



     5.11 REGISTRATION STATEMENT. NCC shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. NCC shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the NCC Common Stock pursuant to the Merger, and IFC shall furnish NCC all information concerning IFC and the holders of its capital stock and shall take any action as NCC may reasonably request in connection with any such action.



     5.12 SECURITIES ACT; POOLING-OF-INTERESTS.



          (a) Prior to the Effective Time, IFC shall identify to NCC all persons who were, at the time of the IFC Meeting (as herein later defined), possible "affiliates" of IFC as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (at the minimum, all those persons subject to the reporting requirements of Rule 16(a) under the Exchange Act) and for purposes of qualifying for "pooling-of-interests" accounting treatment (the "Affiliates").



          (b) IFC shall use its best efforts to obtain a written agreement from each person who is identified as a possible Affiliate pursuant to clause
     (a) above providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of IFC Common Stock held by such "affiliate" and the Merger Consideration to be received by such "affiliate" in the Merger: (1) in the case of shares of NCC Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Commission, disqualify the Merger for "pooling-of-interests" accounting treatment. The parties understand that such periods in general encompass the period commencing thirty (30) days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of NCC and IFC within the meaning of
     Section 201.01 of the Commission's Codification of Financial Reporting Policies. NCC shall file such financial results within 90 days of the Effective Time. IFC shall deliver such written agreements to NCC at or prior to the Effective Time.



     5.13 STOCK EXCHANGE LISTINGS. NCC shall use its best efforts to list on the New York Stock Exchange, upon official notice of issuance, the NCC Common Stock to be issued pursuant to the Merger.



     5.14 PROXY. As soon as practicable after the date hereof, IFC and NCC shall prepare the Proxy Statement, file it with the Commission, respond to comments of the Staff of the Commission, clear the Proxy Statement with the Staff of the Commission and promptly thereafter mail the Proxy Statement to all holders of shares of IFC Common Stock and NCC Common Stock. NCC and IFC shall cooperate with each other in the preparation of the Proxy Statement.



     5.15 STOCKHOLDERS' MEETINGS.



          (a) IFC shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene a special meeting of the holders of IFC Common Stock (the "IFC Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Unless the Board of Directors of IFC shall have received the written advice of counsel, reasonably acceptable to NCC, to the effect that making such a recommendation would cause the Board of Directors of IFC to violate its fiduciary duty under applicable law and provided that such advice is not predicated solely upon the price of NCC Common Stock, the Board of Directors of IFC shall recommend that the holders of the IFC Common Stock vote in favor of and approve the Merger and adopt this Agreement at the IFC Meeting.



          (b) NCC shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a meeting of the holders of NCC Common Stock (the "NCC Meeting") for the purpose of considering and taking action upon this Agreement. The Board of Directors of NCC shall recommend that holders of NCC Common Stock vote in favor of and approve the Merger and adopt this Agreement at the NCC Meeting.



     5.16 POOLING-OF-INTERESTS AND TAX-FREE REORGANIZATION TREATMENT. Neither NCC nor IFC shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368 of the Code.



     5.17 PROVISION OF SHARES. NCC shall issue and provide the shares of NCC Common Stock deliverable upon the conversion of the IFC Common Stock pursuant to this Agreement, and will provide the cash to be paid in lieu of fractional shares of NCC Common Stock as provided in Subsection 2.3(f). The shares of NCC Common Stock to be issued and exchanged for shares of IFC Common Stock pursuant to this Agreement will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.



                              VI. CLOSING MATTERS



     6.1 THE CLOSING. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII of this Agreement, the closing ("Closing") at such location mutually agreeable to the parties and on a date ("Closing Date") which is the first business day after the later of:



          (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities or


          (b) the date the required approvals of IFC's shareholders and NCC's stockholders have been obtained.


If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filing required by all Governmental Entities.



     6.2 DOCUMENTS AND CERTIFICATES. NCC and IFC shall use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.



                                VII. CONDITIONS



     7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:



          (a) The Merger shall have been approved and adopted by the requisite vote of the holders of IFC Common Stock and by the requisite vote of the holders of NCC Common Stock.



          (b) The NCC Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.



          (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to the combined businesses of NCC, IFC, NCC's subsidiaries and IFC Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the

     Effective Time; PROVIDED, HOWEVER, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of the Board of Directors of NCC the consummation of the Merger.



          (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.



          (e) NCC and IFC shall have received a letter, dated the date of the Closing, from Ernst and Young, NCC's independent accountants, to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with this Agreement.



          (f) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.



          (g) Buchanan Ingersoll Professional Corporation, counsel to IFC, shall have delivered to IFC and NCC their opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by NCC or IFC as a result of the Merger;
     (ii) no gain or loss will be recognized by the shareholders of IFC who exchange their shares of the IFC Common Stock solely for shares of NCC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NCC Common Stock); (iii) the tax basis of the shares of NCC Common Stock received by shareholders who exchange all of their shares of IFC Common Stock solely for shares of NCC.



     Common Stock in the Merger will be the same as the tax basis of the shares of IFC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of NCC Common Stock received in the Merger will include the period during which the shares of IFC Common Stock surrendered in exchange therefor were held, provided such shares of IFC Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of IFC, NCC, and others.



     7.2 CONDITIONS TO OBLIGATION OF IFC TO EFFECT THE MERGER. The obligation of IFC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:



          (a) NCC shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.



          (b) The representations and warranties of NCC contained in this Agreement shall be true in all material respects when made and the representations and warranties set forth in Article 3 shall be true in all material respects as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times.



          (c) NCC shall have furnished IFC a Certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of NCC that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) have been satisfied.



          (d) IFC and its directors and officers who sign the Registration Statement shall have received from Ernst and Young, NCC's independent certified public accountants, "comfort" letters, dated (i) the date of the mailing of the Proxy Statement to NCC's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding NCC in the form customarily issued by such accountants at such time in transactions of this type.



     7.3 CONDITIONS TO OBLIGATION OF NCC TO EFFECT THE MERGER. The obligation of NCC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:



          (a) IFC shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.



          (b) The representations and warranties of IFC contained in this Agreement shall be true in all material respects when made and the representations and warranties set forth in Article 4 shall be true in all material respects as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times.



          (c) IFC shall have furnished NCC a Certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of IFC that, to the best of their knowledge and belief after due inquiry, the conditions set forth in subsections 7.3(a) and 7.3(c) have been satisfied.



          (d) NCC and its directors and officers who sign the Registration Statement shall have received from Coopers & Lybrand LLP, IFC's independent certified public accountants, "comfort" letters, dated (i) the date of the mailing of the Proxy Statement to IFC's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding IFC in the form customarily issued by such accountants at such time in transactions of this type.



                              VIII. MISCELLANEOUS



     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of IFC and/or the stockholders of NCC:


          (a) by mutual consent of the Board of Directors of NCC and the Board of Directors of IFC;


          (b) by either NCC or IFC if the Merger shall not have been consummated on or before August 27, 1996 or if this Agreement was not approved at either the IFC Meeting or the NCC Meeting (provided the terminating party is not otherwise in material breach of its obligations under this Agreement);



          (c) by IFC if any of the conditions specified in Sections 7.1 and 7.2 have not been met or waived by IFC at such time as such condition can no longer be satisfied;



          (d) by NCC if any of the conditions specified in Sections 7.1 and 7.3 have not been met or waived by NCC at such time as such condition can no longer be satisfied;



     8.2 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 7.1, as the case may be; PROVIDED, HOWEVER, that if the Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.4, 5.5, 5.8, 5.17 and 8.2 hereof will survive the Effective Time to the extent contemplated by such Sections; PROVIDED, FURTHER, that the last sentence of Section 5.5 and all of Section 8.10 hereof will in all events survive any termination of this Agreement.



     8.3 WAIVER AND AMENDMENT. Subject to applicable provisions of the DGCL and BCL, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing which makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.

     8.4 ENTIRE AGREEMENT. This Agreement together with the Option Agreement contain the entire agreement among NCC and IFC with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

     8.5 APPLICABLE LAW; CONSENT TO JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio except to the extent laws of the state of Delaware and Commonwealth of Pennsylvania govern the merger. NCC and IFC consent to personal jurisdiction in any action brought in any federal or state court within the State of Ohio having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement.

     8.6 CERTAIN DEFINITIONS; HEADLINES. (a) For purposes of this Agreement, the term:

          (i) "affiliate", "associate" and "significant subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (iii) "Fed Approval Date" means the day the FRB issues order approving consummation of the Merger.

          (iv) "Market Price" means the average of the per share closing prices on the New York Stock Exchange of NCC Common Stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

          (v) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of IFC and its subsidiaries, taken as a whole, or NCC and its subsidiaries, taken as a whole, as the case may be, or the ability of IFC or NCC, as the case may be, to consummate the transactions contemplated hereby. The effect of any action taken by IFC solely pursuant to Subsection 5.2(f) shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

          (vi) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

          (vii) "subsidiary" of IFC, NCC or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which IFC, NCC or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

          (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

          (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

     8.7 NOTICES. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

     If to IFC to:
          Integra Financial Corporation
          Four PPG Place
          Pittsburgh, Pennsylvania 15222-5408
          Fax No. (412) 261-7279
          Attention: Chairman of the Board

     With copies to:
          Integra Financial Corporation
          Four PPG Place
          Pittsburgh, Pennsylvania 15222-5408
          Fax No. (412) 261-7279
          Attention: General Counsel

     With copies to:
          Buchanan Ingersoll P.C.
          1 Oxford Center
          301 Grant Street, 20th Floor
          Pittsburgh, Pennsylvania 15219-1410
          Fax No. (412) 562-1041
          Attention: William R. Newlin

     If to NCC to:
          National City Corporation
          P. O. Box 5756
          Cleveland, Ohio 44101-0756
          Attention: Chairman of the Board
          Fax No. (216) 575-3332

     With a copy to:
          National City Corporation
          Law Department
          P. O. Box 5756
          Cleveland, Ohio 44101-0756
          Attention: General Counsel
          Fax No. (216) 575-3332

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

     8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     8.9 PARTIES IN INTEREST; ASSIGNMENT. Except for Section 2.2, (which is intended to be for the benefit of the holders of Outstanding Options under the IFC Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.4 and 5.8 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Without the prior written consent of the other parties to this Agreement neither NCC nor IFC shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

     8.10 EXPENSES.

          (a) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

          (b) Notwithstanding anything contained in Subsection 8.10(a) to the contrary, if this Agreement is terminated by IFC or NCC pursuant to Subsection 8.1(c) or 8.1(d), respectively, because of the willful breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party; PROVIDED, HOWEVER, that if this Agreement is terminated under circumstances other than those described in this Subsection 8.10(b), all costs and expenses incurred such costs and expenses. Nothing contained in this Subsection 8.10(b) shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the nonbreaching party.



          (c) Final settlement with respect to payment of fees and expenses by the parties to this Agreement pursuant to Subsection 8.10(b) shall be made within thirty (30) days of the termination of this Agreement.



     8.11 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



     8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.



     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.



                                            INTEGRA FINANCIAL CORPORATION



Attest Leonard M. Carroll


By /s/ William F. Roemer



Its: Chairman & CEO



                                            NATIONAL CITY CORPORATION



Attest David L. Zoeller


By /s/ David A. Daberko



Its: President & CEO

                                                                      APPENDIX B


                                            March 15, 1996


Board of Directors
Integra Financial Corporation
Four PPG Place
Pittsburgh, PA 15222

Members of the Board:


     We understand that Integra Financial Corporation ("Integra" or the "Company") and National City Corporation ("National City") have entered an Agreement and Plan of Merger dated August 27, 1995 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Integra with and into National City. Pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share, of Integra ("Integra Common"), other than shares held in treasury or held by National City or any direct or indirect wholly-owned subsidiary of National City (except for any such shares of Integra Common held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity or acquired in satisfaction of debts previously contracted), will be canceled, retired and converted into 2.00 (the "Exchange Ratio") shares of common stock, par value $4.00 per share, of National City (the "National City Common"). We understand that the transaction will be accounted for as a pooling of interests. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.



     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of Integra Common (other than National City and its subsidiaries).


     For purposes of the opinion set forth herein, we have:


(i)      analyzed certain publicly available financial statements and other information of
         Integra and National City, respectively;
(ii)     analyzed certain internal financial statements and other financial and operating data concerning Integra and National City prepared by the managements of Integra and
         National City, respectively;
(iii)    analyzed certain financial projections prepared by the managements of Integra and
         National City, respectively;
(iv)     discussed the past and current operations and financial condition and the prospects of Integra and National City with senior executives of Integra and National City, respectively;
(v)      reviewed the reported prices and trading activity for the Integra Common and the
         National City Common;
(vi)     compared the financial performance of Integra and National City and the prices and trading activity of the Integra Common and the National City Common with that of certain other comparable bank holding companies and their securities;
(vii)    discussed the results of regulatory examinations of Integra and National City with the senior managements of the respective companies;
(viii)   reviewed and discussed with the senior managements of Integra and National City the strategic objectives of the Merger and the synergies and certain other benefits of the Merger;
(ix)     analyzed certain pro forma financial projections for the combined company prepared by Integra and National City;
(x)      reviewed and discussed with the senior managements of Integra and National City certain estimates of the cost savings expected to result from the Merger;
(xi)     reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

(xii)    participated in discussions and negotiations among representatives of Integra and
         National City and their financial and legal advisors;
(xiii)   reviewed the Merger Agreement, the Stock Option Agreements between Integra and
         National City each dated as of August 27, 1995 and certain related documents; and
(xiv)    performed such other analyses as we have deemed appropriate.



     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections, including the estimates of synergies and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Integra and National City, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of Integra and National City, nor have we been furnished with any such appraisals and we have not examined any loan files of Integra and National City. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.



     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Integra or any of its assets.



     We have acted as financial advisor to the Board of Directors of Integra in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to Integra and National City and have received fees for the rendering of these services.



     It is understood that this letter is for the information of the Board of Directors of Integra and may not be used for any other purpose without our prior written consent.



     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of Integra Common (other than National City and its subsidiaries).


                                            Very truly yours,

                                            MORGAN STANLEY & CO.
                                            INCORPORATED


                                            By: /s/  DONALD A. MOORE, JR.


                                              Donald A. Moore, Jr.


                                              Managing Director

MERRILL LYNCH LOGO



                                                                  March 15, 1996


Board of Directors
National City Corporation
1900 East 9th Street
Cleveland, Ohio 44114

Members of the Board:

     National City Corporation ("National City") and Integra Financial Corporation ("Integra") have entered into an Agreement and Plan of Merger (the "Agreement") dated August 27, 1995, pursuant to which Integra will be merged with and into National City in a transaction (the "Merger") in which each outstanding share of Integra's common stock, par value $1.00 per share (the "Integra Shares"), will be converted into the right to receive 2.00 shares (the "Exchange Ratio") of the common stock, par value $4.00 per share, of National City (the "National City Shares"), all as set forth more fully in the Agreement. In connection with the Merger, the parties have also entered into agreements, dated August 27, 1995, (the "Option Agreements") pursuant to which National City and Integra have granted to the other an option to acquire, under certain circumstances, a certain number of their respective common shares outstanding, all as set forth more fully in the Option Agreements.

     You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to National City from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:


      (1) Reviewed Integra's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995;



      (2) Reviewed National City's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995;


      (3) Reviewed certain information, including financial forecasts and assumptions regarding cost savings resulting from the Merger, relating to the respective business, earnings, assets, contingencies and prospects of Integra and National City, furnished to us by Integra and National City;

      (4) Conducted discussions with members of senior management of Integra and National City concerning their respective financial condition, businesses, operations, regulatory condition, financial forecasts, contingencies and prospects;

      (5) Reviewed the historical market prices and trading activity for the Integra Shares and the National City Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

      (6) Compared the results of operations of Integra and National City with that of certain companies which we deemed to be relevant;

      (7) Compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

      (8) Analyzed, based upon information provided by National City's senior management, the pro forma impact of the transaction on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of National City;

      (9) Reviewed the Agreement;

     (10) Reviewed the Option Agreements; and

     (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Integra and National City, and we have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Integra or National City or any of their subsidiaries, nor have we been furnished any such evaluation or appraisal. We have also relied upon the managements of Integra and National City as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, projected cost savings and operating synergies resulting from the Merger and projections regarding future economic conditions and results of operations reflect the best currently available estimates and judgments of such respective managements as to the future financial performance of Integra and National City. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not experts in the evaluation of allowances for loan losses and we have not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of Integra and National City nor have we reviewed any individual credit files.

     We have been retained by the Board of Directors of National City as an independent contractor to act as financial advisor to National City with respect to the Merger and will receive a fee for our services. We may have, in the past, provided financial advisory and financing services to Integra and National City and received fees for the rendering of such services. In addition, in the ordinary course of business, we may actively trade debt and/or equity securities of Integra and National City and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of National City and does not constitute a recommendation to any shareholder of National City as to how such shareholder should vote at any shareholder meeting of National City held in connection with the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio in the Merger is fair to National City from a financial point of view.

                                      Very truly yours,

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                   APPENDIX D



                             STOCK OPTION AGREEMENT



     STOCK OPTION AGREEMENT, dated as of August 27, 1995, between National City Corporation, a Delaware corporation ("Grantee"), and Integra Financial Corporation, a Pennsylvania corporation ("Issuer").



                              W I T N E S S E T H:



     WHEREAS, as a condition to, and contemporaneous with the execution of this Stock Option Agreement the parties are entering into an Agreement and Plan of Merger dated August 27, 1995 ("Agreement") and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):



     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Agreement, the parties hereto agree as follows:



     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 6,501,300 fully paid and nonassessable shares of Common Stock, par value $1.00 ("Common Stock"), of Issuer at a price of $51.875 share; PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than $51.875 per share (as adjusted pursuant to subsection 5(b)), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); PROVIDED FURTHER that in no event shall the number of shares for which this Option is exercisable together with the number of shares owned by National City Corporation other than Trust Account Shares (as defined in the Agreement) exceed 19.9% of the Issuer's issued and outstanding common shares without giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.



     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Stock Option Agreement, the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, together with the number of shares owned by National City Corporation other than Trust Account Shares equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Stock Option Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Agreement.



     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event (or such later date as provided in Section 10). Each of the following shall be an Exercise Termination
Event: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Issuer of a provision of the Agreement) if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event (PROVIDED that if an Initial Triggering Event continues or another Initial Triggering Event occurs beyond such termination, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.



     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:



          (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition

     Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Stock Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Agreement. For purposes of this Stock Option Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any of Issuer's bank, trust company or finance company subsidiaries ("Significant Subsidiary"), (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or Significant Subsidiary; (The term Acquisition Transaction specifically does not include any merger or consolidation among Issuer and/or Issuer Subsidiaries.)



          (ii) The Board of Directors of Issuer does not recommend that the shareholders of Issuer approve the Agreement;



          (iii) Any person other than Grantee, any shareholder of Grantee who currently beneficially holds 10% or more of Grantee's outstanding shares of Common Stock, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Stock Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);



          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;



          (v) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Agreement and such breach (x) would entitle Grantee to terminate the Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or



          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with The Board of Governors of the Federal Reserve System (the "FRB") or other governmental authority or regulatory or administrative agency or commission, domestic or foreign (each, a "Government Entity"), for approval to engage in an Acquisition Transaction.



     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:



          (i) The acquisition by any person of beneficial ownership of 15% or more of the then outstanding Common Stock other than by any person who currently beneficially owns more than 15% of the outstanding Common Stock; or



          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection 2(b), except that the percentage referred to in clause (z) shall be 15%.



     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.



     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the FRB or any other Governmental Entity is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run from the later of (x) the date on which any required notification periods have expired or been terminated and (y) the date on which such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the option shall be deemed to occur on the Notice Date relating thereto.



     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.



     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Stock Option Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Stock Option Agreement.



     (h) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend that shall read substantially as follows:



       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."



It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Stock Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Stock Option Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.



     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States Federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.



     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C.

Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the FRB or to any other Governmental Entity is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to each such Governmental Entity as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.



     4. This Stock Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Stock Option Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Stock Option Agreement" and "Option" as used herein include any Stock Option Agreements and related options for which this Stock Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, Issuer will execute and deliver a new Stock Option Agreement of like tenor and date. Any such new Stock Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Stock Option Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.



     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Stock Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.



     (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.



     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.



     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 30 days (or such later date as may be provided pursuant to Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this option ("Option Shares") in accordance with any plan of disposition requested by Grantee; PROVIDED, HOWEVER, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 6 for a period of time (not in excess of 180 days) if in its judgment such filing would require the disclosure of material information that Issuer has a BONA FIDE business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offering or inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.



     7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days of the Subsequent Trigger Event (or such later period as may be provided pursuant to Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed) and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of a Subsequent Trigger Event (or such later period as may be provided pursuant to Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement, including, without limitation, legal, accounting and investment banking fees. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof,
(ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the 30-day period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, whose determination shall be conclusive and binding on all parties.



     (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Stock Option Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the sum of (x) the portion thereof theretofore delivered to the Holder and (y) Out-of-Pocket Expenses and the denominator of which is the Option Repurchase Price less Out-of-Pocket Expenses, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing, assuming that the portion of the Option Share Repurchase Price theretofore delivered is first applied to the payment of Out-of-Pocket Expenses and then to the repurchase of Option Shares.



     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.



     (b) The following terms have the meanings indicated:



          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.



          (2) "Substitute Common Stock" shall mean the common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.



          (3) "Assigned Value" shall mean the market/offer price, as defined in
     Section 7.



          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Stock Option Agreement, which shall be applicable to the Substitute Option.



     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.



     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for a number of shares that together with the number of shares owned by National City Corporation, other than Trust Account Shares, is more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.



     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.



     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the 30-day period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.



     (b) The Substitute Option Holder or the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Stock Option Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute

Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.


     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the sum of (x) the portion thereof theretofore delivered to the Substitute Option Holder and (y) Out-of-Pocket Expenses and the denominator of which is the Substitute Option Repurchase Price less Out-of-Pocket Expenses, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing, assuming that the portion of the Substitute Share Repurchase Price theretofore delivered is first applied to the payment of Out-of-Pocket Expenses and then to the repurchase of Substitute Shares.

     10. The 30-day period for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Stock Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Stock Option Agreement or to consummate the transactions so contemplated. This Stock Option Agreement has been duly and validly executed and delivered by Issuer. This Stock Option Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Stock Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     12. Neither of the parties hereto may assign any of its rights and obligations under this Stock Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as may be provided pursuant to Section 10); PROVIDED, HOWEVER, that until the date 30 days following the date at which the FRB approves an application by Grantee under the Bank Holding Company Act to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.Q., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the FRB.

     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Stock Option Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the FRB under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.


     14. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the Merger), then (i) in the case of a Holder or any affiliate thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any affiliate thereof, the Option Shares held by it shall be immediately repurchasable by Issuer at the Option Price.


     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Stock Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Stock Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.


     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Agreement.


     18. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Agreement, this Stock Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Stock Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Stock Option Agreement, except as expressly provided herein.


     22. Terms used in this Stock Option Agreement and not defined herein but defined in the Agreement shall have the meanings assigned thereto in the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                             NATIONAL CITY CORPORATION

                                             By: /s/ David A. Daberko

                                             Title: President & CEO

                                             INTEGRA FINANCIAL CORPORATION

                                             By: /s/ William F. Roemer

                                             Title: Chairman & CEO

                                   APPENDIX E



                             STOCK OPTION AGREEMENT



     STOCK OPTION AGREEMENT, dated as of August 27, 1995, between National City Corporation, a Delaware corporation ("Issuer"), and Integra Financial Corporation, a Pennsylvania corporation ("Grantee").



                              W I T N E S S E T H:



     WHEREAS, as a condition to, and contemporaneous with the execution of this Stock Option Agreement the parties are entering into an Agreement and Plan of Merger dated August 27, 1995 ("Agreement") and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):



     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Agreement, the parties hereto agree as follows:



     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 12,098,600 fully paid and nonassessable shares of Common Stock, no par value ("Common Stock"), of Issuer at a price of $31.625 share; PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than $31.625 per share (as adjusted pursuant to subsection 5(b)), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); PROVIDED FURTHER that in no event shall the number of shares for which this Option is exercisable exceed 8.2% of the Issuer's issued and outstanding common shares without giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.



     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Stock Option Agreement, the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 8.2% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Stock Option Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Agreement.



     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event (or such later date as provided in Section 10). Each of the following shall be an Exercise Termination
Event: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Issuer of any provision of the Agreement) if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event (PROVIDED that if an Initial Triggering Event continues or another Initial Triggering Event occurs beyond such termination, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.



     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:



          (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have engaged in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Stock Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the

     "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") other than as contemplated by the Agreement. For purposes of this Stock Option Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any of Issuer's banking subsidiaries, specifically excluding Madison Bank and Trust Company and National City Bank, Ashland, ("Significant Subsidiary"), (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 30% or more of the voting power of Issuer; (The term Acquisition Transaction specifically does not include any merger or consolidation among Issuer and/or Issuer Subsidiaries.)



          (ii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership of 30% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Stock Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);



     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:



          (i) The acquisition by any person of beneficial ownership of 40% or more of the then outstanding Common Stock; or



          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection 2(b), except that the percentage referred to in clause (z) shall be 40%.



     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.



     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the FRB or any other Governmental Entity is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run from the later of (x) the date on which any required notification periods have expired or been terminated and (y) the date on which such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the option shall be deemed to occur on the Notice Date relating thereto.


     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Stock Option Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Stock Option Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the

     Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."



It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Stock Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Stock Option Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.



     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States Federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.



     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the FRB or to any other Governmental Entity is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to each such Governmental Entity as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.



     4. This Stock Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Stock Option Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Stock Option Agreement" and "Option" as used herein include any Stock Option Agreements and related options for which this Stock Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, Issuer will execute and deliver a new Stock Option Agreement of like tenor and date. Any such new Stock Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Stock Option Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Stock Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.


     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 30 days (or such later date as may be provided pursuant to Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this option ("Option Shares") in accordance with any plan of disposition requested by Grantee; PROVIDED, HOWEVER, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 6 for a period of time (not in excess of 180 days) if in its judgment such filing would require the disclosure of material information that Issuer has a BONA FIDE business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offering or inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.



     7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days of the Subsequent Trigger Event (or such later period as may be provided pursuant to Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed) and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of a Subsequent Trigger Event (or such later period as may be provided pursuant to Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to
(x) the market/ offer price multiplied by the number of Option Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement, including, without limitation, legal, accounting and investment banking fees. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the 30-day period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, whose determination shall be conclusive and binding on all parties.



     (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Stock Option Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.



     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the sum of (x) the portion thereof theretofore delivered to the Holder and (y) Out-of-Pocket Expenses and the denominator of which is the Option Repurchase Price less Out-of-Pocket Expenses, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing, assuming that the portion of the Option Share

Repurchase Price theretofore delivered is first applied to the payment of Out-of-Pocket Expenses and then to the repurchase of Option Shares.


     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.


     (b) The following terms have the meanings indicated:


          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.



          (2) "Substitute Common Stock" shall mean the common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.



          (3) "Assigned Value" shall mean the market/offer price, as defined in
     Section 7.



          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.



     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Stock Option Agreement, which shall be applicable to the Substitute Option.



     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.



     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 8.2% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 8.2% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.


     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the 30-day period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.



     (b) The Substitute Option Holder or the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Stock Option Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.



     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the sum of (x) the portion thereof theretofore delivered to the Substitute Option Holder and (y) Out-of-Pocket Expenses and the denominator of which is the Substitute Option Repurchase Price less Out-of-Pocket Expenses, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing, assuming that the portion of the Substitute Share Repurchase Price theretofore delivered is first applied to the payment of Out-of-Pocket Expenses and then to the repurchase of Substitute Shares.


     10. The 30-day period for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.



     11. Issuer hereby represents and warrants to Grantee as follows:



     (a) Issuer has full corporate power and authority to execute and deliver this Stock Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Stock Option Agreement or to consummate the transactions so contemplated. This Stock Option Agreement has been duly and validly executed and delivered by Issuer. This Stock Option Agreement is the valid and legally binding obligation of Issuer.


     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Stock Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.


     12. Neither of the parties hereto may assign any of its rights and obligations under this Stock Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as may be provided pursuant to Section 10); PROVIDED, HOWEVER, that until the date 30 days following the date at which the FRB approves an application by Grantee under the Bank Holding Company Act to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.Q., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the FRB.


     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Stock Option Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the FRB under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.

     14. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the Merger), then (i) in the case of a Holder or any affiliate thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any affiliate thereof, the Option Shares held by it shall be immediately repurchasable by Issuer at the Option Price.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief.


     16. If any term, provision, covenant or restriction contained in this Stock Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Stock Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.


     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Agreement.


     18. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.


     19. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.


     21. Except as otherwise expressly provided herein or in the Agreement, this Stock Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Stock Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Stock Option Agreement, except as expressly provided herein.


     22. Terms used in this Stock Option Agreement and not defined herein but defined in the Agreement shall have the meanings assigned thereto in the Agreement.


     IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.



                                             NATIONAL CITY CORPORATION



                                             By: /s/ David A. Daberko



                                             Title: President & CEO



                                             INTEGRA FINANCIAL CORPORATION



                                             By: /s/ William F. Roemer



                                             Title: Chairman & CEO

                                                                      APPENDIX F

                           NATIONAL CITY CORPORATION

                              AMENDED AND RESTATED

                             1993 STOCK OPTION PLAN

(The proposed changes to the National City Corporation 1993 Stock Option Plan are set forth below. The italicized language is the language that will be added. The language that will be deleted is shown with a rule drawn through the text.)

     1. PURPOSES. The purposes of this 1993 Stock Option Plan are to provide employment incentives and to encourage capital accumulation and stock ownership by Eligible Employees of National City Corporation (the "Corporation") or of any of its Subsidiaries, and to provide to designated Optionees under stock options heretofore or hereafter granted pursuant to any stock option plan of the Corporation or of any of its Subsidiaries an alternative method of realizing the benefits provided by such stock options.

     2.  DEFINITIONS.  As used in this Plan,

    (a) The term "Appreciation Right" means a right granted pursuant to Paragraph 5 of this Plan.

    (b) The term "Board of Directors" means the Board of Directors of National City Corporation.

    (c) The term "Committee" means the Committee provided for in Paragraph 9(a) of this Plan.

    (d) The term "Common Stock" means Common Stock, par value $4 per share, of the Corporation or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 7 of this Plan.

    (e) The term "Eligible Employees" means persons who are at the time the officers (including officers who are members of the Board of Directors) and other key employees of the Corporation or of any of its Subsidiaries.

    (f) The term "Market Value per Share" means, at any date, the closing price, per share, of the shares of Common Stock, on the New York Stock Exchange on that date as reported by The Wall Street Journal (Midwest Edition) or, if the Common Stock shall be primarily traded in another market, as determined in a manner specified by the Board of Directors using quotations in such other market.

    (g) The term "Optionee" shall mean the optionee named in an agreement evidencing an Outstanding Option.

    (h) The term "Option Right" means the right to purchase a share of Common Stock upon exercise of an Outstanding Option.

    (i) The term "Outstanding Option" means, at any time, an option to purchase shares of Common Stock granted by the Corporation or any of its Subsidiaries pursuant to this Plan or any other stock option plan of the Corporation or any such Subsidiary now or hereafter in effect, or pursuant to any stock option plan of any corporation which is merged into the Corporation and where the Corporation has by action of its Board of Directors, assumed the obligations of such corporation under such stock option plan, all whether or not such option is at the time exercisable, to the extent that such option at such time has not been exercised and has not terminated.

    (j) "Additional Option Feature" means a feature of an Option that provides for the automatic grant of an Additional Option in accordance with the provisions described in Section 5.

    (k) "Additional Option" means an Option Right granted to an Optionee to purchase a number of shares of Common Stock equal to the number of shares of already owned Company stock delivered by the Optionee as payment of the exercise price upon exercise of an Option Right and/or the number of shares of Common Stock tendered or relinquished as payment of the amount to be withheld under applicable federal, state and local income tax laws in connection with the exercise of an option as described in Section 5.

    (j) (l) The term "Spread" means the excess of the Market Value per Share of Common Stock on the date when an Appreciation Right is exercised over the option price provided for in the related Option Right.
    (k) (m) The term "Subsidiary" shall mean any corporation in which at the time the Corporation owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of stock issued by such corporation.
    (l) (n) The term "Internal Revenue Code" means the 1986 Internal Revenue Code, as amended from time to time.
    (m) (o) The term "Incentive Stock Option" means an Option Right granted by the Corporation to an eligible employee, which Option Right is intended to qualify as an "Incentive Stock Option" as that term is used in Section 422A of the Internal Revenue Code.

     3.  SHARES AVAILABLE UNDER PLAN.

    (a) The shares of Common Stock which may be made the subject of Option Rights and Appreciation Rights pursuant to this Plan may be treasury shares or shares of original issue or a combination of the foregoing.

    (b) Subject to adjustments in accordance with Paragraph 7 of this Plan, the maximum number of shares of Common Stock which may be sold upon the exercise of Option Rights granted pursuant to this Plan shall be 5,000,000 shares of Common Stock which are made available for sale by virtue of this Plan. For purposes of determining the number of shares that may be sold under the Plan, such number shall increase by the number of shares surrendered by an optionee or relinquished to the Corporation (a) in connection with the exercise of a Stock Option or (b) in payment of federal, state and local income tax withholding liabilities upon exercise of an Option Right.

    (c) Subject to adjustments in accordance with Paragraph 7 of this Plan, the maximum number of Shares of Common Stock which may be delivered upon the exercise of Appreciation Rights granted pursuant to this Plan shall not exceed 5,000,000.

    (d) Shares covered by Option Rights cancelled upon exercise of Appreciation Rights shall not be available for the granting of further Option Rights under this Plan or under any other stock option plan of the Corporation or of any of its Subsidiaries, anything in this Plan or such other stock option plan to the contrary notwithstanding.

     4. GRANTS OF OPTION RIGHTS. The Board of Directors may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Eligible Employees of Option Rights. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

    (a) Each grant shall specify the number of shares of Common Stock to which it pertains.

    (b) Each grant shall specify an option price per share not less than the Market Value per Share on the date of grant.

    (c) Successive grants may be made to the same Eligible Employee whether or not any Option Rights previously granted to such Eligible Employee remain unexercised. No Eligible Employee may, however, be granted under this plan, in the aggregate, more than 500,000 Option Rights, subject to adjustment pursuant to Paragraph 7 of this Plan.

    (d) Option Rights granted under this Plan may be (i) options which are intended to qualify under particular provisions of the Internal Revenue Code, as in effect from time to time, (ii) options which are not intended so to qualify, or (iii) combinations of the foregoing.

    (e) The date of grant of each Option Right shall be the date of its authorization by the Board of Directors, except that the date of grant of an Additional Option shall be the date of exercise of the underlying Option Right. No Option Right shall be exercisable more than 10 years from such date of grant.

    (f) Upon exercise of an Option Right, the option price shall be payable (i) in cash, (ii) by the transfer to the Corporation by the Optionee of shares of Common Stock with a value (Market Value per Share times the number of shares) equal to the total option price, or (iii) by a combination of such methods of payment.

    (g) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Corporation by any officer designated by the Board of Directors for this purpose and delivered to and accepted by the Eligible Employee and shall contain such terms and provisions, consistent with this Plan, as the Board of Directors may approve.

    (h) No Option Rights, intended to be an Incentive Stock Option, shall be granted hereunder to any Optionee which would allow the aggregate fair market (determined at the time the Option Rights are granted) of the stock subject of all post 1986 Incentive Stock Options, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000. The term "post 1986 Incentive Stock Options" shall mean all Option Rights, which are intended to be Incentive Stock Options, granted on or after January 1, 1987 under any Stock Option Plan of the Corporation or its subsidiaries. If the Corporation shall ever be deemed to have a "parent," as such term is used in Section 422A of the Internal Revenue Code, as amended, then Stock Options intended to be Incentive Stock Options, granted after January 1, 1987, under such parent's Stock Option plans, shall be included with the terms of the definition of "post 1986 Incentive Stock Options".

     5. ADDITIONAL OPTION. (a) The Committee may, at or after the date of grant of Option Rights, grant Additional Options. Additional Options may be granted with respect to any Outstanding Option.

     (b) If an Optionee exercises an Outstanding Option that has an Additional Option Feature by delivering already owned shares of Common Stock and/or when shares of Common Stock are tendered or relinquished as payment of the amount to be withheld under applicable federal, state and local income tax laws (at withholding rates not to exceed the Optionee's applicable marginal tax rates) in connection with the exercise of an option, the Optionee shall automatically be granted an Additional Option. The Additional Option shall be subject to the following provisions:

    (1) The Additional Option shall cover the number of shares of Common Stock equal to the sum of (A) the number of shares of Common Stock delivered as consideration upon the exercise of the previously granted Outstanding Option to which such Additional Option Feature relates and (B) the number of shares of Common Stock tendered or relinquished as payment of the amount to be withheld under applicable federal, state and local income tax laws in connection with the exercise of the option to which such Additional Option Feature relates;

    (2) The Additional Option will not have an Additional Option Feature unless the Committee directs otherwise;

    (3) The Additional Option option price shall be 100% of the Market Value per Share on the date the employee delivers shares of Common Stock to exercise the Option that has the Additional Option Feature and/or delivers or forfeits shares of Common Stock in payment of income tax withholding on the exercise of an Option that has the Additional Option Feature;

    (4) The Additional Option shall not be exercised within the first six months after it is granted; provided that this restriction shall not apply if the Optionee becomes disabled or dies during the six-month period; and

    (5) The Additional Option shall have the same termination date and other termination provisions as the underlying Option that had the Additional Option Feature.
     5. 6. GRANTS OF APPRECIATION RIGHTS. The Board of Directors may from time to time authorize the granting of Appreciation Rights in respect of any or all of the Option Rights under any Outstanding Option (including Options Rights simultaneously granted) to the Optionee thereunder. An Appreciation Right shall be a right in the Optionee to receive from the Corporation an amount which shall be determined by the Board of Directors and shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. To the extent such Optionee elects to exercise such Appreciation Right instead of the related Option

Right, the related Option Right shall be cancelled, and vice versa. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

    (a) Any grant may permit the exercise of an Appreciation Right with respect to the value of shares of Common Stock covered by the related Option Rights.

    (b) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof, and may either grant to the Optionee or retain in the Board of Directors the right to elect among those alternatives.

    (c) Each grant shall provide that the maximum number of shares of Common Stock deliverable upon exercise of an Appreciation Right may not exceed the number of shares of Common Stock purchasable upon exercise of the related Option Rights.

    (d) Any grant may specify waiting periods before exercise and permissible exercise dates or periods. No Appreciation Right shall be exercisable except at a time when the related Option Right is also exercisable.

    (e) Each grant of an Appreciation Right shall be evidenced by an agreement executed on behalf of the Corporation by any officer designated by the Board of Directors for this purpose and delivered to and accepted by the Optionee, which agreement shall describe such Appreciation Right, identify the related Option Rights, state that such Appreciation Right is subject to all the terms and conditions of this Plan, including the right of the Board of Directors to amend, suspend or terminate such Appreciation Right as set forth in Paragraph 10(c) of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board of Directors may approve.
     6. 7. TRANSFERABILITY. No Option Right including any related Appreciation Right shall be transferable by an Optionee other than by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during the Optionee's lifetime only by the Optionee or by the Optionee's guardian or legal representative.
     7. 8. ADJUSTMENTS. The Board of Directors may make or provide for such adjustments in the maximum numbers of shares of Common Stock specified in Paragraphs 3(b) and (c) and 4(c) of this Plan, in the numbers of shares of Common Stock covered by Option Rights and Appreciation Rights granted hereunder, and in the prices per share applicable under such Option Rights and Appreciation Rights, as such Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.
     8. 9. FRACTIONAL SHARES. The Corporation shall not be required to issue any fractional share of Common Stock pursuant to this Plan. The Board of Directors may provide for the elimination of fractions or for the settlement of fractions in cash.
     9. 10.  ADMINISTRATION OF THE PLAN.

    (a) This Plan shall be administered by the Board of Directors, which may from time to time delegate all or any part of its authority under this Plan to a Compensation and Organization Committee of the Board of Directors of not less than three disinterested Directors appointed by the Board of Directors. To the extent of such delegation, references herein to the "Board of Directors" shall include the Compensation and Organization Committee. No Option Right or Appreciation Right shall be granted to any member of the Compensation and Organization Committee so long as his membership continues.

    (b) The interpretation and construction by the Board of Directors of any provision of this Plan or of any agreement evidencing the grant of Option Rights or Appreciation Rights and any determination by the Board of Directors pursuant to any provision of this Plan or of any such agreement shall be final and conclusive. No member of the Board of Directors shall be liable for any such action or determination made in good faith.

     11.  AMENDMENTS, ETC.

    (a) This Plan may be amended from time to time by the Board of Directors but without further approval by the stockholders of the Corporation no such amendment shall (i) increase the maximum numbers of shares of Common Stock specified in Paragraphs 3(b) and (c) and 4(c) of this Plan (except that adjustments authorized by Paragraph 7 of this Plan shall not be limited by this provision), (ii) change the definition of "Eligible Employees", or (iii) materially increase the benefits accruing to Optionees hereunder.

    (b) The Board of Directors may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this Plan. In the event of such cancellation, the Board of Directors may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms, conditions and discretions as, under this Plan, would have been applicable had the cancelled Option Rights not been granted.

    (c) The Board of Directors may at any time amend, suspend or terminate any agreement evidencing Appreciation Rights granted under this Plan; in the case of an amendment, the amended Appreciation Right shall conform to the provisions of this Plan.

    (d) In the case of any Option or Appreciation Right not immediately exercisable in full, the Board of Directors in its discretion may accelerate the time at which Option or Appreciation Rights may be exercised.

     12.  ASSUMPTIONS.

    (a) In the event that a corporation is merged into the Corporation, and the Corporation is the survivor of such merger, the Board of Directors may elect, in its sole discretion, to assume under this Plan any or all outstanding options granted by such corporation to its officers and employees under any stock option plan adopted by it prior to such merger. Such assumptions shall be on such terms and conditions as the Board of Directors may determine in its sole discretion, provided, however, that the options as assumed do not provide or contain any terms, conditions or rights which an Option Right may not provide or contain under Sections 2 through 10 hereunder.

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise). The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith. The indemnification and advancement of expenses provided for, or granted pursuant to, Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

     Article VI of National City's By-Laws provides for the mandatory indemnification of directors, officers or employees of National City or any of its subsidiaries and of those persons serving at the request of National City as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with and to the full extent permitted by the DGCL. National City has purchased liability insurance covering certain liabilities which may be incurred by the directors, officers, employees and agents of National City and its subsidiaries in connection with the performance of their duties.

     In addition, National City's Certificate, as permitted by Section 102(d) of the DGCL, limits directors' liability to National City and its stockholders by eliminating liability in damages for breach of fiduciary duty of care. Article Seventh of National City's Certificate provides that neither National City nor its stockholders may recover damages from National City's directors or former directors for breach of their duty of care in the performance of their duties as directors of National City. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director or former director of National City in the case of liability (a) for a breach of the director's duty of loyalty, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transactions for which the director derived an improper personal benefit.

     The Agreement provides that, from and after the Effective Time, National City will assume and honor any obligation of Integra immediately prior to the Effective Time with respect to the indemnification of each person who is or has been at any time prior to the Effective Time, a director or officer of Integra or any of its subsidiaries or was serving at the request of Integra as a director, officer of any domestic or foreign corporation joint venture, trust, employee benefit plan or other enterprise arising out of Integra's Articles or Integra's By-Laws or any indemnification (to the maximum extent available thereunder) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the indemnitee's capacity as a director or officer (whether elected or appointed), of Integra or any of its subsidiaries. The Agreement further provides that, for a period of four years after the Effective Time, National City will use all reasonable efforts to cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Integra in effect at the Effective Time (provided that National City may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Agreement does not obligate National City to expend, in order to maintain or provide insurance coverage pursuant to the Agreement, any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date of the Agreement by Integra for such insurance. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, National City must use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                                     EXHIBIT DESCRIPTION
-------    -----------------------------------------------------------------------------------
   2.1     Agreement and Plan of Merger dated as of August 27, 1995 by and between National
           City Corporation and Integra Financial Corporation filed as Exhibit 2.1 to Form 8-K dated August 30, 1995, and incorporated herein by reference).
   3.1     Restated Certificate of Incorporation of NCC, as amended (filed as Exhibit 3.1 to
           Registration Statement No. 33-49823 and incorporated herein by reference).
   3.2     National City Corporation First Restatement of By-laws adopted April 27, 1987 (As
           Amended through October 24, 1994) (filed as Exhibit 3.2 to Registrant's Form S-4
           Registration Statement No. 33-56539 dated November 18, 1994 and incorporated herein by reference).
   4.1     Instruments defining the rights of holders of certain long-term debt of NCC and its consolidated subsidiaries are not filed as exhibits because the amount of debt under such instruments is less than 10% of the total consolidated assets of NCC.
           NCC undertakes to file these instruments with the Commission upon request.
   4.2     Credit Agreement dated as of February 2, 1996, by and between NCC and the banks named therein.
   4.3     Certificate of Stock Designation dated April 18, 1991, designating NCC's 8%
           Cumulative Convertible Preferred Stock, without par value, and fixing the powers, preference, rights, and qualifications, limitations and restrictions thereof in addition to those set forth in NCC's Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 4.4 to NCC's Annual Report on
           Form 10-K for the year ended December 31, 1991).
   5.1     Opinion of Carlton E. Langer as to the legality of NCC Common being registered.
   8.1     Opinion of Buchanan Ingersoll Professional Corporation as to certain tax consequences of the Merger.
  10.1     National City Corporation Short Term Incentive Compensation Plan for Senior
           Officers As Amended and Restated Effective January 1, 1995. (filed as Exhibit 10.1 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
           1994 and incorporated herein by reference).
  10.2     National City Corporation Long Term Incentive Compensation Plan for Senior Officers
           As Amended and Restated Effective January 1, 1995. (filed as Exhibit 10.2 to
           Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).
  10.3     National City Corporation Annual Corporate Performance Incentive Plan Effective
           January 1, 1995. (filed as Exhibit 10.21 to Registrant's Annual Report on Form 10-K
           for the fiscal year ended December 31, 1994 and incorporated herein by reference).

EXHIBIT
NUMBER                                     EXHIBIT DESCRIPTION
-------    -----------------------------------------------------------------------------------
  10.4     National City Savings and Investment Plan, As Amended and Restated Effective July
           1, 1992. (filed as Exhibit 10.24 to Registrant's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1994 and incorporated herein by reference).
  10.5     The National City Savings and Investment Plan No. 2, As Amended and Restated
           Effective January 1, 1992 (filed as Exhibit 10.25 to Registrant's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).
  10.6     National City Corporation's Amended and Restated 1973 Stock Option Plan, as amended
           (filed as Exhibit 10.4 to Registration Statement No. 2-91434) and amended 1984
           Stock Option Plan (filed as Exhibit No. 10.2 to NCC's Annual Report on Form 10-K
           for the fiscal year ended December 31, 1987); both incorporated herein by reference.
  10.7     National City Corporation 1989 Stock Option Plan (filed as Exhibit 10.7 to NCC's
           Annual Report on Form 10-K for the fiscal year ended December 31, 1989, and incorporated herein by reference).
  10.8     National City Corporation's 1993 Stock Option Plan (filed as Exhibit 10.5 to
           Registration Statement No. 33-49823 and incorporated herein by reference).
  10.9     National City Corporation 150th Anniversary Stock Option Plan. (Filed as Exhibit
           10.9 to Registration Statement No. 33-59487 and incorporated herein by reference).
 10.10     National City Corporation Plan for Deferred Payment of Directors' Fees, as amended
           (filed as Exhibit 10.5 to Registration Statement No. 2-914334 and incorporated herein by reference).
 10.11     National City Corporation Supplemental Executive Retirement Plan, as amended and restated effective January 1, 1995 (filed as Exhibit 10.5 to NCC's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1994, and incorporated herein by reference).
 10.12     National City Corporation Executive Savings Plan As Amended and Restated Effective
           January 1, 1995 (filed as Exhibit 10.9 to NCC's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1994, and incorporated herein by reference).
 10.13     National City Corporation Amended and Second Restated 1991 Restricted Stock Plan
           (filed as Exhibit 10.9 to Registration Statement No. 33-49823 and incorporated herein by reference).
 10.14     First Kentucky National Corporation 1985 Stock Option Plan (filed as Exhibit 10.2 to First Kentucky National Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, and incorporated herein by reference).
 10.15     First Kentucky National Corporation 1982 Stock Option Plan (filed as Exhibit 10.3 to First Kentucky National Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, and incorporated herein by reference).
 10.16     Form of grant made under National City Corporation 1991 Restricted Stock Plan made in connection with National City Corporation Supplemental Executive Retirement Plan
           as amended (filed as Exhibit 10.10 to NCC's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1992, and incorporated herein by reference).
 10.17     Amended Employment Agreement dated July 21, 1989 by and between Merchants National
           Corporation or a subsidiary and Otto N. Frenzel, III (filed as Exhibit 10(21) to
           Merchants National Corporation Annual Report of Form 10-K for the fiscal year ended
           December 31, 1987 and incorporated herein by reference).
 10.18     Split Dollar Insurance Agreement dated January 4, 1988 between Merchants National
           Corporation and Otto N. Frenzel, III Irrevocable Trust II (filed as Exhibit 10(26)
           to Merchants National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference).
 10.19     Merchants National Corporation Director's Deferred Compensation Plan, as amended and restated August 16, 1983 (filed as Exhibit 10(3) to Merchants National
           Corporation Registration Statement as Form S-2 filed June 28, 1985, incorporated herein by reference).

EXHIBIT
NUMBER                                     EXHIBIT DESCRIPTION
-------    -----------------------------------------------------------------------------------
 10.20     Merchants National Corporation Supplemental Pension Plan dated November 20, 1984;
           First Amendment to the Supplemental Pension Plans dated January 21, 1986; Second
           Amendment to the Supplemental Pension Plans dated July 3, 1989; and Third Amendment to the Supplemental Pension Plans dated November 21, 1990 (filed respectively as
           Exhibit 10(n) to Merchants National Corporation Annual Report on Form 10-K for the
           year ended December 31, 1984; as Exhibit 10(q) to the Merchants National
           Corporation Annual Report on Form 10-K for the year ended December 31, 1985; as
           Exhibit 10(49) to Merchants National Corporation Annual Report on Form 10-K for the
           year ended December 31, 1990; and as Exhibit 10(50) to the Merchants National
           Corporation Annual Report on Form 10-K for the year ended December 31, 1990; all incorporated herein by reference).
 10.21     Merchants National Corporation Employee Benefit Trust Agreement, effective July 1,
           1987 (filed as Exhibit 10(27) to Merchants National Corporation Annual Report on
           Form 10-K for the year ended December 31, 1987, incorporated herein by reference).
 10.22     Merchants National Corporation Non-qualified Stock Option Plan effective January
           20, 1987, and the First Amendment to that Merchants National Non-qualified Stock
           Option Plan, effective October 16, 1990 (filed respectively as Exhibit 10(23) to
           Merchants National Corporation Annual Report on Form 10-K for the year ended
           December 31, 1986, and as Exhibit 10(55) to Merchants National Corporation Annual
           Report on Form 10-K for the year ended December 31, 1990, both of which are incorporated herein by reference).
 10.23     Merchants National Corporation 1987 Non-qualified Stock Option Plan, effective
           November 17, 1987, and the First Amendment to effective October 16, 1990, (filed respectively as Exhibit 10(30) to Merchants National Corporation Annual Report on
           Form 10-K for the year ended December 31, 1987, and as Exhibit 10(61) to Merchants
           National Corporation Annual Report on Form 10-K for the year ended December 31,
           1990, both of which are incorporated herein by reference).
 10.24     Merchants National Corporation Directors Non-qualified Stock Option Plan and the
           First Amendment to Merchants National Corporation Directors Non-qualified Stock
           Option Plan effective October 16, 1990 (filed respectively as Exhibit 10(44) to
           Merchants National Corporation Annual Report on Form 10-K for the year ended
           December 31, 1988, and as Exhibit 10(68) to Merchants National Corporation Annual
           Report on Form 10-K for the year ended December 31, 1990, both of which are incorporated herein by reference).
 10.25     Central Indiana Bancorp Option Plan effective March 15, 1991 (filed as Exhibit
           10.26 to Registrant's Annual Report on Form 10-K for the fiscal year ended December
           31, 1994 and incorporated herein by reference).
 10.26     Central Indiana Bancorp 1993 Option Plan effective October 12, 1993 (filed as
           Exhibit 10.27 to Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1994 and incorporated herein by reference).
 10.27     Forms of contracts with David A. Daberko, William R. Robertson, Vincent A.
           DiGirolamo, William E. MacDonald III, Jon L. Gorney, Harold B. Todd, Jr., Robert G.
           Siefers, Robert J. Ondercik, Jeffrey D. Kelly, David L. Zoeller, Thomas A.
           Richlovsky, James P. Gulick, Gary A. Glaser, J. Christopher Graffeo and Morton Boyd
           (filed as Exhibit 10.22 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).
 10.28     Split Dollar Insurance Agreement effective January 1, 1994 between National City
           Corporation and those individuals listed in Exhibit 10.27 and other key employees.
           (filed as exhibit 10.28 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).
 10.29     Stock Option Agreement, dated as of August 27, 1995 by and between National City
           Corporation and Integra Financial Corporation (filed as Exhibit 2.2 to Form 8-K dated August 30, 1995 and incorporated herein by reference).

EXHIBIT
NUMBER                                     EXHIBIT DESCRIPTION
-------    -----------------------------------------------------------------------------------

 10.30     Stock Option Agreement, dated as of August 27, 1995 by and between National City
           Corporation and Integra Financial Corporation (filed as Exhibit 2.3 to Form 8-K dated August 30, 1995 and incorporated herein by reference).
 10.31     National City Corporation Short-Term Incentive Compensation Plan for Senior Of-
           ficers--Corporate Results As Amended and Restated Effective January 1, 1996 (filed as Exhibit 10.31 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference).
  11.1     Computation of Earnings per share. (Filed as Exhibit 11.1 to Registrant's Annual
           Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference).
  21.1     Subsidiaries. (Filed as Exhibit 21.1 to Registrant's Annual Report on Form 10-K for
           the fiscal year ended December 31, 1995 and incorporated herein by reference).
  23.1     Consent of Ernst & Young LLP, Independent Auditors for NCC.
  23.2     Consent of Coopers & Lybrand LLP, Independent Auditors for Integra Financial
           Corporation
  23.3     Consent of Buchanan Ingersoll Professional Corporation (included in the opinion as filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference)
  23.4     Consent of Carlton E. Langer (included in his opinion as filed as Exhibit 5.1 to this Registration Statement and incorporated herein by reference)
  23.5     Consent of William R. Roemer
  23.6     Consent of James S. Broadhurst
  23.7     Consent of Robert A. Paul
  23.8     Consent of Michael A. Schuler
  23.9     Consent of Morgan Stanley & Co. Incorporated
 23.10     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
  24.1     Powers of attorney.
  27.1     Financial Data Schedule (filed as Exhibit 27.1 to Registrant's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference)
  99.1     Form of Proxy to be used in soliciting holders of Integra Financial Corporation
           Common for its Special Meeting.
  99.2     Form of Proxy to be used in soliciting holders of National City Corporation Common for its Annual Meeting.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON MARCH 13, 1996.


                                            NATIONAL CITY CORPORATION


                                            By:  /s/  ROBERT G. SIEFERS

                                              Robert G. Siefers,
                                              Executive Vice President
                                              and Chief Financial Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


               SIGNATURE                                   TITLE                         DATE
----------------------------------------    -----------------------------------    -----------------
   *DAVID A. DABERKO                        Chairman and Chief Executive              March 13, 1996
     David A. Daberko                       Officer, Director
   *WILLIAM R. ROBERTSON                                                              March 13, 1996
     William R. Robertson                   President, Director
   *SANDRA H. AUSTIN                                                                  March 13, 1996
     Sandra H. Austin                                    Director
   *JAMES M. BIGGAR                                                                   March 13, 1996
     James M. Biggar                                     Director
   *CHARLES H. BOWMAN                                                                 March 13, 1996
     Charles H. Bowman                                   Director
   *EDWARD B. BRANDON                                                                 March 13, 1996
     Edward B. Brandon                                   Director
   *JOHN G. BREEN                                                                     March 13, 1996
     John G. Breen                                       Director
   *DUANE E. COLLINS                                                                  March 13, 1996
     Duane E. Collins                                    Director
     Richard E. Disbrow                                  Director
   *DANIEL E. EVANS                                                                   March 13, 1996
     Daniel E. Evans                                     Director
   *OTTO N. FRENZEL III                                                               March 13, 1996
     Otto N. Frenzel III                                 Director
   *BERNADINE P. HEALY, M.D.                                                          March 13, 1996
     Bernadine P. Healy, M.D.                            Director
   *JOSEPH H. LEMIEUX                                                                 March 13, 1996
     Joseph H. Lemieux                                   Director
   *W. BRUCE LUNSFORD                                                                 March 13, 1996
     W. Bruce Lunsford                                   Director
   *A. STEVENS MILES                                                                  March 13, 1996
     A. Stevens Miles                                    Director

               SIGNATURE                                   TITLE                         DATE
----------------------------------------    -----------------------------------    -----------------


   *STEPHEN A. STITLE                                                                 March 13, 1996
Stephen A. Stitle                                        Director
   *MORRY WEISS                                                                       March 13, 1996
     Morry Weiss                                         Director
  /s/ROBERT G. SIEFERS                      Executive Vice President and Chief        March 13, 1996
       Robert G. Siefers                    Financial Officer
  /s/THOMAS A. RICHLOVSKY                   Senior Vice President and Treasurer       March 13, 1996
       Thomas A. Richlovsky                 (Principal Accounting Officer)


     *David L. Zoeller, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Registration Statement on behalf of each of the above-indicated officers and directors of National City (constituting a majority of the directors) pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously herewith.


Dated:  March 13, 1996



                                              /s/DAVID L. ZOELLER

                                              David L. Zoeller
                                              Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                 PAGE NUMBER IN
EXHIBIT                                                                           SEQUENTIALLY
NUMBER                             EXHIBIT DESCRIPTION                           NUMBERED COPY
-------    -------------------------------------------------------------------   --------------
   2.1     Agreement and Plan of Merger dated as of August 27, 1995 by and between National City Corporation and Integra Financial Corporation
           filed as Exhibit 2.1 to Form 8-K dated August 30, 1995, and incorporated herein by reference).
   3.1     Restated Certificate of Incorporation of NCC, as amended (filed as
           Exhibit 3.1 to Registration Statement No. 33-49823 and incorporated herein by reference).
   3.2     National City Corporation First Restatement of By-laws adopted
           April 27, 1987 (As Amended through October 24, 1994) (filed as
           Exhibit 3.2 to Registrant's Form S-4 Registration Statement No.
           33-56539 dated November 18, 1994 and incorporated herein by reference).
   4.1     Instruments defining the rights of holders of certain long-term debt of NCC and its consolidated subsidiaries are not filed as exhibits because the amount of debt under such instruments is less than 10% of the total consolidated assets of NCC. NCC undertakes to file these instruments with the Commission upon request.
   4.2     Credit Agreement dated as of February 2, 1996, by and between NCC and the banks named therein.
   4.3     Certificate of Stock Designation dated April 18, 1991, designating
           NCC's 8% Cumulative Convertible Preferred Stock, without par value, and fixing the powers, preference, rights, and qualifications, limitations and restrictions thereof in addition to those set forth in NCC's Restated Certificate of Incorporation, as amended
           (incorporated herein by reference to Exhibit 4.4 to NCC's Annual
           Report on Form 10-K for the year ended December 31, 1991).
   5.1     Opinion of Carlton E. Langer as to the legality of NCC Common being registered.
   8.1     Opinion of Buchanan Ingersoll Professional Corporation as to
           certain tax consequences of the Merger.
  10.1     National City Corporation Short Term Incentive Compensation Plan
           for Senior Officers As Amended and Restated Effective January 1,
           1995. (filed as Exhibit 10.1 to Registrant's Annual Report on Form
           10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).
  10.2     National City Corporation Long Term Incentive Compensation Plan for
           Senior Officers As Amended and Restated Effective January 1, 1995.
           (filed as Exhibit 10.2 to Registrant's Annual Report on Form 10-K
           for the fiscal year ended December 31, 1994 and incorporated herein by reference).
  10.3     National City Corporation Annual Corporate Performance Incentive
           Plan Effective January 1, 1995. (filed as Exhibit 10.21 to
           Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1994 and incorporated herein by reference).
  10.4     National City Savings and Investment Plan, As Amended and Restated
           Effective July 1, 1992. (filed as Exhibit 10.24 to Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1994 and incorporated herein by reference).
  10.5     The National City Savings and Investment Plan No. 2, As Amended and
           Restated Effective January 1, 1992 (filed as Exhibit 10.25 to
           Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1994 and incorporated herein by reference).

                                                                                 PAGE NUMBER IN
EXHIBIT                                                                           SEQUENTIALLY
NUMBER                             EXHIBIT DESCRIPTION                           NUMBERED COPY
-------    -------------------------------------------------------------------   --------------
  10.6     National City Corporation's Amended and Restated 1973 Stock Option
           Plan, as amended (filed as Exhibit 10.4 to Registration Statement
           No. 2-91434) and amended 1984 Stock Option Plan (filed as Exhibit
           No. 10.2 to NCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1987); both incorporated herein by reference.
  10.7     National City Corporation 1989 Stock Option Plan (filed as Exhibit
           10.7 to NCC's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1989, and incorporated herein by reference).
  10.8     National City Corporation's 1993 Stock Option Plan (filed as
           Exhibit 10.5 to Registration Statement No. 33-49823 and
           incorporated herein by reference).
  10.9     National City Corporation 150th Anniversary Stock Option Plan.
           (Filed as Exhibit 10.9 to Registration Statement No. 33-59487 and
           incorporated herein by reference).
 10.10     National City Corporation Plan for Deferred Payment of Directors'
           Fees, as amended (filed as Exhibit 10.5 to Registration Statement
           No. 2-914334 and incorporated herein by reference).
 10.11     National City Corporation Supplemental Executive Retirement Plan,
           as amended and restated effective January 1, 1995 (filed as Exhibit
           10.5 to NCC's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1994, and incorporated herein by reference).
 10.12     National City Corporation Executive Savings Plan As Amended and
           Restated Effective January 1, 1995 (filed as Exhibit 10.9 to NCC's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1994, and incorporated herein by reference).
 10.13     National City Corporation Amended and Second Restated 1991
           Restricted Stock Plan (filed as Exhibit 10.9 to Registration
           Statement No. 33-49823 and incorporated herein by reference).
 10.14     First Kentucky National Corporation 1985 Stock Option Plan (filed as Exhibit 10.2 to First Kentucky National Corporation's Annual
           Report on Form 10-K for the fiscal year ended December 31, 1987, and incorporated herein by reference).
 10.15     First Kentucky National Corporation 1982 Stock Option Plan (filed as Exhibit 10.3 to First Kentucky National Corporation's Annual
           Report on Form 10-K for the fiscal year ended December 31, 1987, and incorporated herein by reference).
 10.16     Form of grant made under National City Corporation 1991 Restricted
           Stock Plan made in connection with National City Corporation
           Supplemental Executive Retirement Plan as amended (filed as Exhibit
           10.10 to NCC's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1992, and incorporated herein by reference).
 10.17     Amended Employment Agreement dated July 21, 1989 by and between
           Merchants National Corporation or a subsidiary and Otto N. Frenzel,
           III (filed as Exhibit 10(21) to Merchants National Corporation
           Annual Report of Form 10-K for the fiscal year ended December 31,
           1987 and incorporated herein by reference).

                                                                                 PAGE NUMBER IN
EXHIBIT                                                                           SEQUENTIALLY
NUMBER                             EXHIBIT DESCRIPTION                           NUMBERED COPY
-------    -------------------------------------------------------------------   --------------
 10.18     Split Dollar Insurance Agreement dated January 4, 1988 between
           Merchants National Corporation and Otto N. Frenzel, III Irrevocable
           Trust II (filed as Exhibit 10(26) to Merchants National Corporation
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1989 and incorporated herein by reference).
 10.19     Merchants National Corporation Director's Deferred Compensation
           Plan, as amended and restated August 16, 1983 (filed as Exhibit
           10(3) to Merchants National Corporation Registration Statement as
           Form S-2 filed June 28, 1985, incorporated herein by reference).
 10.20     Merchants National Corporation Supplemental Pension Plan dated
           November 20, 1984; First Amendment to the Supplemental Pension
           Plans dated January 21, 1986; Second Amendment to the Supplemental
           Pension Plans dated July 3, 1989; and Third Amendment to the
           Supplemental Pension Plans dated November 21, 1990 (filed
           respectively as Exhibit 10(n) to Merchants National Corporation
           Annual Report on Form 10-K for the year ended December 31, 1984; as
           Exhibit 10(q) to the Merchants National Corporation Annual Report
           on Form 10-K for the year ended December 31, 1985; as Exhibit
           10(49) to Merchants National Corporation Annual Report on Form 10-K
           for the year ended December 31, 1990; and as Exhibit 10(50) to the
           Merchants National Corporation Annual Report on Form 10-K for the
           year ended December 31, 1990; all incorporated herein by
           reference).
 10.21     Merchants National Corporation Employee Benefit Trust Agreement,
           effective July 1, 1987 (filed as Exhibit 10(27) to Merchants
           National Corporation Annual Report on Form 10-K for the year ended
           December 31, 1987, incorporated herein by reference).
 10.22     Merchants National Corporation Non-qualified Stock Option Plan effective January 20, 1987, and the First Amendment to that
           Merchants National Non-qualified Stock Option Plan, effective
           October 16, 1990 (filed respectively as Exhibit 10(23) to Merchants
           National Corporation Annual Report on Form 10-K for the year ended
           December 31, 1986, and as Exhibit 10(55) to Merchants National
           Corporation Annual Report on Form 10-K for the year ended December
           31, 1990, both of which are incorporated herein by reference).
 10.23     Merchants National Corporation 1987 Non-qualified Stock Option
           Plan, effective November 17, 1987, and the First Amendment to effective October 16, 1990, (filed respectively as Exhibit 10(30)
           to Merchants National Corporation Annual Report on Form 10-K for
           the year ended December 31, 1987, and as Exhibit 10(61) to
           Merchants National Corporation Annual Report on Form 10-K for the
           year ended December 31, 1990, both of which are incorporated herein by reference).
 10.24     Merchants National Corporation Directors Non-qualified Stock Option
           Plan and the First Amendment to Merchants National Corporation
           Directors Non-qualified Stock Option Plan effective October 16,
           1990 (filed respectively as Exhibit 10(44) to Merchants National
           Corporation Annual Report on Form 10-K for the year ended December
           31, 1988, and as Exhibit 10(68) to Merchants National Corporation
           Annual Report on Form 10-K for the year ended December 31, 1990, both of which are incorporated herein by reference).
 10.25     Central Indiana Bancorp Option Plan effective March 15, 1991 (filed as Exhibit 10.26 to Registrant's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1994 and incorporated herein by reference).

                                                                                 PAGE NUMBER IN
EXHIBIT                                                                           SEQUENTIALLY
NUMBER                             EXHIBIT DESCRIPTION                           NUMBERED COPY
-------    -------------------------------------------------------------------   --------------

 10.26     Central Indiana Bancorp 1993 Option Plan effective October 12, 1993
           (filed as Exhibit 10.27 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).
 10.27     Forms of contracts with David A. Daberko, William R. Robertson,
           Vincent A. DiGirolamo, William E. MacDonald III, Jon L. Gorney,
           Harold B. Todd, Jr., Robert G. Siefers, Robert J. Ondercik, Jeffrey
           D. Kelly, David L. Zoeller, Thomas A. Richlovsky, James P. Gulick,
           Gary A. Glaser, J. Christopher Graffeo and Morton Boyd (filed as
           Exhibit 10.22 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference).
 10.28     Split Dollar Insurance Agreement effective January 1, 1994 between
           National City Corporation and those individuals listed in Exhibit
           10.27 and other key employees. (filed as exhibit 10.28 to Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1994 and incorporated herein by reference).
 10.29     Stock Option Agreement, dated as of August 27, 1995 by and between
           National City Corporation and Integra Financial Corporation (filed as Exhibit 2.2 to Form 8-K dated August 30, 1995 and incorporated herein by reference).
 10.30     Stock Option Agreement, dated as of August 27, 1995 by and between
           National City Corporation and Integra Financial Corporation (filed as Exhibit 2.3 to Form 8-K dated August 30, 1995 and incorporated herein by reference).
 10.31 National City Corporation Short-Term Incentive Compensation Plan for Senior Officers--Corporate Results As Amended and Restated
           Effective January 1, 1996 (filed as Exhibit 10.31 to Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference).
  11.1     Computation of Earnings per share. (Filed as Exhibit 11.1 to
           Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1995 and incorporated herein by reference).
  21.1 Subsidiaries. (Filed as Exhibit 21.1 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference).
  23.1     Consent of Ernst & Young LLP, Independent Auditors for NCC.
  23.2     Consent of Coopers & Lybrand LLP, Independent Auditors for Integra
           Financial Corporation
  23.3 Consent of Buchanan Ingersoll Professional Corporation (included in the opinion as filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference)
  23.4 Consent of Carlton E. Langer (included in his opinion as filed as Exhibit 5.1 to this Registration Statement and incorporated herein by reference)
  23.5     Consent of William R. Roemer
  23.6     Consent of James S. Broadhurst
  23.7     Consent of Robert A. Paul
  23.8     Consent of Michael A. Schuler
  23.9     Consent of Morgan Stanley & Co. Incorporated
 23.10     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

                                                                                 PAGE NUMBER IN
EXHIBIT                                                                           SEQUENTIALLY
NUMBER                             EXHIBIT DESCRIPTION                           NUMBERED COPY
-------    -------------------------------------------------------------------   --------------
  24.1     Powers of attorney.
  27.1     Financial Data Schedule (Filed as Exhibit 27.1 to Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1995 and incorporated herein by reference.)
  99.1     Form of Proxy to be used in soliciting holders of Integra Financial
           Corporation Common for its Special Meeting.
  99.2     Form of Proxy to be used in soliciting holders of National City
           Corporation Common for its Annual Meeting.